                           SCHEDULE 14A INFORMATION

                 PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                             COMMISSION ONLY
                                             (AS PERMITTED BY RULE 14A-
                                             6(E)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-
12

                               FLUKE CORPORATION
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[_] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  1) TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:
    Common Stock, par value $.25 per share, of Fluke Corporation ("Fluke
       Shares")

  2) AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:
    18,275,747 Fluke Shares plus options to acquire up to 2,907,019 Fluke Shares ("Fluke Options"), which are to be converted in the Merger into Common Stock, par value $.01, of Danaher Corporation ("Danaher Shares")

  3) PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE AMOUNT ON WHICH THE FILING FEE IS CALCULATED AND STATE HOW IT WAS DETERMINED):
    The underlying value of the transaction of $635,066,092 has been calculated pursuant to Exchange Act Rule 0-11 by multiplying (i) $71.5625 (the average of the high and low prices of the Danaher Shares on the New York Stock Exchange ("NYSE") on May 6, 1998) and (ii) 8,874,286, the number of Danaher Shares proposed to be issued in the transaction, which is equal to the sum of (a) 8,267,765, the aggregate number of Danaher Shares to be issued in exchange for the 18,275,747 outstanding Fluke Shares at the exchange ratio of 0.45239 and (b) 606,521, the estimated number of Danaher Shares to be issued in respect of the 2,907,019 outstanding Fluke Options. Each Fluke Option is to be paid out in Danaher Shares based on its fair value (minus its exercise price). For purposes of estimating the proposed maximum aggregate value of the transaction, the closing price of Danaher Shares on the NYSE on May 6, 1998 (of $72.00) and the most recently calculated weighted average exercise price per Fluke Option (of $17.55 giving effect to the two-for-one stock split effected in September 1997) have been used to estimate the fair value of the Fluke Options).

  4) PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:
    $635,066,092

  5) TOTAL FEE PAID:
    $127,014

[X] Fee paid previously with preliminary materials filed on May 12, 1998.

[_] Check box if any part of the fee is offset as provided by Exchange Act
   Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) AMOUNT PREVIOUSLY PAID:

  2) FORM, SCHEDULE OR REGISTRATION STATEMENT NO.:

  3)FILING PARTY:

  4) DATE FILED:

Notes:

FLUKE(R)

                             6920 SEAWAY BOULEVARD
                               EVERETT, WA 98203

                                 June 8, 1998

Dear Stockholder:

  As you may be aware, Fluke Corporation ("Fluke") has entered into an Agreement and Plan of Merger (the "Merger Agreement") with Danaher Corporation ("Danaher"), providing for the acquisition of Fluke by Danaher. Pursuant to the Merger Agreement, a special meeting of stockholders of Fluke (the "Fluke Special Meeting") will be held at Fluke Park, 6920 Seaway Boulevard, Everett, WA 98203 on July 7, 1998 at 1:00 p.m.

  At the Fluke Special Meeting you will be asked to consider and vote upon a proposal to approve the Merger Agreement which provides for the merger of a wholly-owned subsidiary of Danaher with and into Fluke (the "Merger"). Upon consummation of the Merger, Fluke will become a wholly-owned subsidiary of Danaher. As a result of the Merger, each outstanding share of common stock of Fluke, par value $.25 per share, will be converted into 0.90478 of a share of common stock of Danaher, par value $.01 per share. The Merger Agreement is described more fully in the accompanying Proxy Statement/Prospectus.

  AFTER CAREFUL CONSIDERATION, THE FLUKE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, AND HAS CONCLUDED THEY ARE FAIR TO, AND IN THE BEST INTERESTS OF, FLUKE AND ITS STOCKHOLDERS. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE MERGER AGREEMENT.

  In the materials accompanying this letter you will find a Notice of Special Meeting of Stockholders, a Proxy Statement/Prospectus relating to the proposal to be voted upon at the Fluke Special Meeting and a Proxy Card. The Proxy Statement/Prospectus more fully describes the proposed transactions. Stockholders are urged to review carefully the information contained in the accompanying Proxy Statement/Prospectus, in particular the information under the captions "The Merger--Background of the Merger" and "--Reasons for the Merger; Recommendation of the Parties' Boards of Directors," prior to voting on the proposal.

  All stockholders are cordially invited to attend the Fluke Special Meeting in person. If you attend the meeting, you may vote in person even though you may have previously returned your completed proxy. Whether or not you plan to attend the Fluke Special Meeting, it is important that your shares be represented and voted, regardless of the number of shares you hold. Approval of the Merger Agreement requires the affirmative vote of the holders of 66 2/3% of the outstanding shares of Fluke Common Stock. Therefore, please complete, sign, date and return your proxy in the enclosed envelope. Please do not send in the stock certificate(s) representing your Fluke Common Stock at this time.

  On behalf of the Board, I thank you for your support and ask you to vote in favor of the Merger Agreement.

                                          Sincerely,

                                             /s/ William G. Parzybok, Jr.
                                                 William G. Parzybok, Jr.
                                                 Chairman of the Board and
                                                  Chief Executive Officer

           YOUR VOTE IS IMPORTANT--PLEASE RETURN YOUR PROXY PROMPTLY

                               FLUKE CORPORATION

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders:

  A Special Meeting of Stockholders of Fluke Corporation will be held in the Auditorium at the corporate headquarters of Fluke Corporation, 6920 Seaway Boulevard, Everett, Washington, on Tuesday, July 7, 1998, at 1:00 p.m. for the following purpose:

  A. APPROVAL OF THE AGREEMENT AND PLAN OF MERGER. To approve the Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 24, 1998, among Fluke Corporation ("Fluke"), Danaher Corporation, a Delaware corporation ("Danaher"), and Falcon Acquisition Corp., a Washington corporation and wholly-owned subsidiary of Danaher ("Sub"), and to approve the merger of Sub with and into Fluke pursuant to which Fluke will become a wholly-owned subsidiary of Danaher and all outstanding shares of Fluke Common Stock will be converted into shares of Danaher Common Stock. The Merger Agreement is attached to the accompanying Proxy Statement/Prospectus as Annex A.

  B. OTHER BUSINESS. To transact such other business as may properly come before the meeting, and all adjournments or postponements thereof.

  The Board of Directors has fixed the close of business on June 5, 1998 as the record date for the determination of stockholders entitled to notice of, and to vote at, said Special Meeting. Fluke stockholders are entitled to dissenters' appraisal rights under Section 13.200 of the Washington Business Corporation Act ("WBCA") in connection with the Merger. Section 13 of the WBCA is attached to the accompanying Proxy Statement/Prospectus as Annex C.

  Information relating to the above proposal is set forth in the attached Proxy Statement/Prospectus. Approval of the Merger Agreement and approval of the merger described above will require the affirmative vote of the holders of two-thirds of the shares of Fluke common stock outstanding on the record date. All stockholders are cordially invited to attend the Fluke Special Meeting in person.

                                          By order of the Board of Directors

                                          Douglas G. McKnight
                                          Vice President, General Counsel and
                                           Corporate Secretary

Everett, Washington
June 8, 1998

  WHETHER OR NOT YOU EXPECT TO ATTEND THE FLUKE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES.

                               FLUKE CORPORATION

                                PROXY STATEMENT

                               ----------------
                              DANAHER CORPORATION

                                  PROSPECTUS

                               ----------------

  This Proxy Statement/Prospectus is being furnished to holders of common stock, $0.25 par value per share ("Fluke Common Stock"), of Fluke Corporation, a Washington corporation ("Fluke"), in connection with the solicitation of proxies by the Board of Directors of Fluke (the "Fluke Board") for use at the Special Meeting of Fluke stockholders to be held on July 7, 1998, at Fluke Park, 6920 Seaway Boulevard, Everett, WA 98203, commencing at 1:00 p.m., Pacific Time, and at any adjournment or postponement thereof (the "Fluke Special Meeting"). At the Fluke Special Meeting, holders of Fluke Common Stock ("Fluke Stockholders") as of the close of business on the Record Date (as hereinafter defined) will be asked to consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of April 24, 1998 (the "Merger Agreement"), providing for the merger (the "Merger") of Falcon Acquisition Corp. ("Sub"), a Washington corporation and a wholly owned subsidiary of Danaher Corporation, a Delaware corporation ("Danaher"), with and into Fluke. The Merger will be consummated on the terms and subject to the conditions set forth in the Merger Agreement, as a result of which (i) Fluke will become a wholly owned subsidiary of Danaher and (ii) Fluke Stockholders will be entitled to receive 0.90478 shares (the "Exchange Ratio") of Danaher common stock, par value $.01 per share ("Danaher Common Shares"), for each outstanding share of Fluke Common Stock held by them, with cash in lieu of fractional shares. See "The Merger Agreement--Terms of the Merger."

  This Proxy Statement/Prospectus also constitutes the Prospectus of Danaher with respect to up to 17,697,928 Danaher Common Shares to be issued by Danaher in the Merger described herein in exchange for the outstanding shares of Fluke Common Stock and options to purchase Fluke Common Stock. Danaher Common Shares are quoted on the New York Stock Exchange (the "NYSE") under the symbol "DHR". On June 5, 1998, the closing price of Danaher Common Shares on the NYSE Composite Tape was $35 15/16. Fluke Common Stock is also quoted on the NYSE under the symbol "FLK". On June 5, 1998, the closing price of Fluke Common Stock on the NYSE was $32 1/16. Because the market price of Danaher Common Stock is subject to fluctuation, the value of the shares of Danaher Common Stock that holders of Fluke Common Stock will receive in the Merger may increase or decrease prior to and after the Merger. Stockholders should obtain current quotes for the Danaher Common Shares and Fluke Common Stock.

THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR
 ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
  ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  All information contained or incorporated by reference in this Proxy Statement/Prospectus with respect to Danaher has been supplied by Danaher. All information contained or incorporated by reference in this Proxy
Statement/Prospectus with respect to Fluke has been supplied by Fluke.

  This Proxy Statement/Prospectus, the Letter to Fluke Stockholders, the Notice of the Fluke Special Meeting and the form of proxy for use at the Fluke Special Meeting are first being mailed to Fluke Stockholders on or about June 8, 1998. Any stockholder who has given his proxy may revoke it at any time prior to its use. See "The Fluke Special Meeting--Voting of Proxies."

                               ----------------

         The date of this Proxy Statement/Prospectus is June 8, 1998.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF DANAHER COMMON SHARES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF DANAHER OR FLUKE SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME AFTER THE DATE HEREOF.

                               ----------------
                             AVAILABLE INFORMATION

  Each of Danaher and Fluke is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information filed by either Danaher or Fluke with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at its principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048, and Chicago Regional Office, Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains an Internet worldwide web site that contains reports, proxy and information statements and other information regarding issuers, like Danaher and Fluke, who file electronically with the Commission. The address of that site is http://www.sec.gov. The Danaher Common Shares and Fluke Common Stock are both listed on the NYSE, and such reports, proxy statements and other information concerning Danaher or Fluke are also available for inspection and copying at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  Danaher has filed with the Commission a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to Danaher Common Shares to be issued in the Merger (the "Registration Statement"). This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to Danaher and the securities offered hereby. Statements contained herein concerning the provisions of any document are necessarily summaries of such documents and not complete, and in each instance, reference is made to the copy of such document attached hereto or filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by Danaher with the Commission pursuant to the Exchange Act (Commission File No. 001-08089) are hereby incorporated by reference in this Proxy Statement/Prospectus:

    1. The description of Danaher Common Shares contained in Danaher's Registration Statement on Form 8-B dated November 3, 1986, including all amendments and reports filed for the purpose of updating such description;

    2. Danaher's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed with the Commission on March 17, 1998, including the portions of the Danaher Annual Report to Shareholders incorporated therein (the "1997 Danaher Form 10-K");

    3. The information contained in Danaher's Proxy Statement dated March 30, 1998 for its Annual Meeting of Shareholders to be held on May 5, 1998 that has been incorporated by reference in the 1997 Danaher Form 10-K and was filed with the Commission on Schedule 14A on March 17, 1998; and

    4. Danaher's Quarterly Report on Form 10-Q for the quarter ended March 27, 1998.

  The following documents filed by Fluke with the Commission pursuant to the Exchange Act (Commission File No. 001-05590) are hereby incorporated by reference in this Proxy Statement/Prospectus:

    1. The description of Fluke Common Stock contained in Fluke's
  Registration Statement on Form 8-A dated March 10, 1995, including any amendment or report filed for the purpose of updating such description;

    2. Fluke's Annual Report on Form 10-K for the fiscal year ended April 25, 1997, filed with the Commission on July 23, 1997, including the portions of the Fluke Annual Report to Stockholders incorporated therein (the "1997 Fluke Form 10-K");

    3. The information contained in Fluke's Proxy Statement dated July 17, 1997 for its Annual Meeting of Stockholders held on September 10, 1997 that has been incorporated by reference in the 1997 Fluke Form 10-K and was filed with the Commission on Schedule 14A on July 21, 1997;

    4. Fluke's Quarterly Reports on Form 10-Q for the quarters ended July 25, 1997, October 24, 1997 and January 23, 1998; and

    5. Fluke's Current Report on Form 8-K dated April 24, 1998.

  All reports and other documents filed with the Commission by Danaher or Fluke pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the Fluke Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of the filing of such reports and other documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WITH RESPECT TO DANAHER AND FLUKE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (NOT INCLUDING EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS OR HEREIN) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO THE
FOLLOWING:

DANAHER DOCUMENTS            FLUKE DOCUMENTS
-----------------            ---------------------------
Danaher Corporation          Fluke Corporation
1250 24th Street, N.W.       6920 Seaway Boulevard
Washington, D.C. 20037       Everett, WA 98203
Attention: C. Scott Brannan  Attention: Douglas McKnight

  IN ORDER TO ENSURE TIMELY DELIVERY, ANY REQUEST FOR DOCUMENTS SHOULD BE MADE BY JUNE 30, 1998.

  THIS PROXY STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS, INCLUDING STATEMENTS CONCERNING POSSIBLE OR ASSUMED FUTURE RESULTS OF OPERATIONS OF DANAHER AND FLUKE SET FORTH UNDER "THE MERGER--REASONS FOR THE MERGER; RECOMMENDATION OF THE PARTIES' BOARDS OF DIRECTORS" AND "--OPINION OF FLUKE'S FINANCIAL ADVISOR" AND THOSE PRECEDED BY, FOLLOWED BY OR THAT INCLUDE THE WORDS "BELIEVES," "EXPECTS," "ANTICIPATES" OR SIMILAR EXPRESSIONS. FOR THOSE STATEMENTS, THE COMPANIES CLAIM THE PROTECTION OF THE SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS CONTAINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. YOU SHOULD UNDERSTAND THAT THE FOLLOWING IMPORTANT FACTORS, IN ADDITION TO THOSE DISCUSSED ELSEWHERE IN THIS DOCUMENT AND IN THE DOCUMENTS WHICH THE COMPANIES INCORPORATE BY REFERENCE, COULD AFFECT THE FUTURE RESULTS OF DANAHER AND FLUKE, AND COULD CAUSE THOSE RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN SUCH FORWARD-LOOKING STATEMENTS: CHANGES IN DANAHER'S LONGSTANDING RELATIONSHIP WITH MAJOR CUSTOMERS; THE EXTENT TO WHICH ACQUIRED BUSINESSES ARE ABLE TO MEET DANAHER'S EXPECTATIONS AND OPERATE PROFITABLY; CHANGES IN REGULATIONS WHICH COULD AFFECT DEMAND FOR PRODUCTS AND UNANTICIPATED DEVELOPMENTS THAT COULD OCCUR WITH RESPECT TO CONTINGENCIES SUCH AS ENVIRONMENTAL MATTERS AND LITIGATION; MATERIALLY ADVERSE CHANGES IN ECONOMIC CONDITIONS IN THE MARKETS SERVED BY THE COMPANIES OR IN THE ECONOMY IN GENERAL; A SIGNIFICANT DELAY IN THE EXPECTED CLOSING OF THE MERGER; GREATER THAN EXPECTED COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF DANAHER AND FLUKE; AND OTHER RISKS AND UNCERTAINTIES AS MAY BE DETAILED FROM TIME TO TIME IN DANAHER'S AND/OR FLUKE'S PUBLIC ANNOUNCEMENTS AND COMMISSION FILINGS.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................  ii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................... iii
SUMMARY...................................................................   1
  The Companies...........................................................   1
  The Fluke Special Meeting...............................................   1
  The Merger..............................................................   2
  Certain Federal Income Tax Consequences.................................   8
  Comparison of Stockholder Rights........................................   8
  Amendment to Fluke Rights Plan..........................................   8
  Certain Significant Considerations......................................   8
  Summary Historical and Unaudited Pro Forma Financial Information........   9
  Unaudited Pro Forma Combined Summary Financial Information..............  11
COMPARATIVE PER SHARE DATA................................................  12
MARKET PRICE AND DIVIDEND DATA............................................  13
THE FLUKE SPECIAL MEETING.................................................  14
  General.................................................................  14
  Matters to be Considered at the Fluke Special Meeting...................  14
  Record Date; Vote Required; Voting at the Meeting.......................  14
  Voting of Proxies.......................................................  14
  Solicitation of Proxies.................................................  15
  Appraisal Rights........................................................  15
THE MERGER................................................................  16
  Background of the Merger................................................  16
  Reasons for the Merger; Recommendation of the Parties' Boards of Direc-
   tors...................................................................  17
  Opinion of Fluke's Financial Advisor....................................  19
  Interests of Certain Persons in the Merger..............................  23
  Accounting Treatment....................................................  24
  Regulatory Approvals....................................................  25
  Federal Securities Law Consequences.....................................  25
  Stock Option Agreement..................................................  26
  Stockholders Support Agreements.........................................  27
  Amendments to Retention Agreements......................................  29
  Management and Operations After the Merger..............................  30
THE MERGER AGREEMENT......................................................  31
  Terms of the Merger.....................................................  31
  Effect on Capital Stock.................................................  31
  Representations and Warranties..........................................  33
  Certain Covenants.......................................................  34
  Closing Conditions......................................................  37
  Amendment; Termination; Expenses........................................  39
CERTAIN FEDERAL INCOME TAX CONSEQUENCES...................................  42
THE COMPANIES.............................................................  43
  Business of Danaher.....................................................  43
  Business of Fluke.......................................................  43

                                                                            PAGE
                                                                            ----
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION.........................  44
  Unaudited Pro Forma Combined Balance Sheet...............................  44
  Unaudited Pro Forma Combined Statements of Earnings......................  45
COMPARISON OF STOCKHOLDER RIGHTS...........................................  47
  Size and Classification of the Board of Directors........................  47
  Removal of Directors.....................................................  47
  Special Meetings of Stockholders.........................................  48
  Amendment to Certificate/Articles of Incorporation.......................  48
  Provisions Relating to Acquisitions and Business Combinations............  48
  Mergers, Acquisitions and Other Transactions.............................  50
  Action Without a Meeting.................................................  50
  Appraisal or Dissenters' Rights..........................................  50
  Indemnification of Directors and Officers................................  51
  Dividends................................................................  51
DESCRIPTION OF DANAHER CAPITAL STOCK.......................................  52
APPRAISAL RIGHTS...........................................................  52
LEGAL MATTERS..............................................................  54
EXPERTS....................................................................  55

ANNEXES:
A--Agreement and Plan of Merger, dated April 24, 1998, among Danaher
   Corporation, Falcon Acquisition Corp. and Fluke Corporation
B--Opinion of Salomon Smith Barney, dated April 24, 1998
C--Section 23B.13 of the Washington Business Corporation Act

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus and the Annexes hereto (the "Proxy Statement/Prospectus"). This summary is not intended to be complete and is qualified in its entirety by the more detailed information and financial statements appearing elsewhere or incorporated by reference in this Proxy Statement/Prospectus. Fluke Stockholders are urged to read and consider carefully all of the information contained or incorporated by reference in this Proxy Statement/Prospectus, including the Annexes.

                                 THE COMPANIES

FLUKE

  Fluke was founded in 1948 and incorporated under the laws of the State of Washington on October 7, 1953. Fluke is engaged in the design, manufacture and marketing of compact, professional electronic test tools. Fluke's principal products are portable instruments that measure voltage, current, power quality, frequency, temperature, pressure and other key functional parameters of electronic equipment. The principal executive offices of Fluke are located at 6920 Seaway Boulevard, Everett, Washington 98203, and its telephone number is
(425) 347-6100.

DANAHER

  Danaher, a Delaware corporation, conducts its operations through two business segments, Tools and Components (including general purpose mechanics' hand tools, automotive specialty tools, hardware and components for the power generation and transmission industries and high quality miniature precision parts) and Process/Environmental Controls (including underground storage tank leak detection systems and temperature, level and position sensing devices, power switches and controls, communication line products, power protection products, liquid flow measuring devices, telecommunications products, quality assurance products and systems, and electronic and mechanical counting and controlling devices). The principal executive offices of Danaher are located at 1250 24th Street, N.W., Washington, D.C. 20037, and its telephone number is
(202) 828-0850.

                           THE FLUKE SPECIAL MEETING

DATE, TIME AND PLACE OF FLUKE SPECIAL MEETING

  The Fluke Special Meeting will be held at Fluke Park, 6920 Seaway Boulevard, Everett, WA 98203, on July 7, 1998, at 1:00 p.m., Pacific Time, for the following purposes:

    1. To consider and vote on a proposal (the "Fluke Merger Proposal") to approve the Merger Agreement pursuant to which, among other things, (i) Sub will be merged with and into Fluke with the result that Fluke becomes a wholly owned subsidiary of Danaher, and (ii) each outstanding share (other than shares held in the treasury of Fluke, if any, which will be canceled) of Fluke Common Stock will be converted into a number of Danaher Common Shares equal to the Exchange Ratio as set forth in the Merger Agreement. The Merger Agreement is attached to this Proxy Statement/Prospectus as Annex A.

    2. Such other matters as may properly come before the Fluke Special
  Meeting.

RECORD DATE

  Only Fluke Stockholders of record at the close of business on June 5, 1998 (the "Record Date"), will be entitled to notice of and to vote at the Fluke Special Meeting. On the Record Date, there were 18,389,535 shares of Fluke Common Stock outstanding. See "The Fluke Special Meeting."

REQUIRED VOTE

  The Fluke Merger Proposal requires the affirmative vote of the holders of 66 2/3% of the shares of Fluke Common Stock outstanding and entitled to vote thereon. As of the Record Date, the directors and executive officers of Fluke and certain of their affiliates may be deemed to be beneficial owners of approximately 11.7% of the outstanding Fluke Common Stock and each such person has advised Fluke that he, she or it intends to vote in favor of the Fluke Merger Proposal. In addition, certain stockholders of Fluke (including certain directors of Fluke and certain of their affiliates), who as of the Record Date beneficially owned in the aggregate approximately 11.3% of the outstanding Fluke Common Stock, have each agreed to vote or direct the vote of all Fluke Common Stock over which such person has voting control in favor of the Fluke Merger Proposal. See "The Fluke Special Meeting--Record Date; Vote Required; Voting at the Meeting" and "The Merger--Stockholders Support Agreements."

REVOCABILITY OF PROXIES

  Any Fluke Stockholder returning a proxy has the power to revoke it at any time before shares of Fluke Common Stock represented by the proxy are voted at the meeting. A Fluke Stockholder may also revoke his proxy by attending the meeting and voting at the meeting. Any shares of Fluke Common Stock represented by an unrevoked proxy will be voted unless the stockholder attends the meeting and votes in person. A Fluke Stockholder's right to revoke his proxy is not limited by or subject to compliance with a specified formal procedure, but written notice should be given to the Corporate Secretary of Fluke at or before the meeting so that the number of shares represented by proxy can be appropriately adjusted.

APPRAISAL RIGHTS

  Fluke Stockholders will be entitled to dissenters' appraisal rights in connection with the Merger if they follow the procedures specified for perfecting such rights. It is a condition to Danaher's obligation to consummate the Merger that holders of no more than 5% of the outstanding shares of Fluke Common Stock assert dissenters' appraisal rights. See "Appraisal Rights" and "Comparison of Stockholder Rights--Appraisal or Dissenters' Rights."

                                   THE MERGER

GENERAL; EXCHANGE RATIO

  Pursuant to the Merger Agreement, each share of Fluke Common Stock issued and outstanding immediately prior to the Effective Time, other than shares held in the treasury of Fluke, if any, which will be canceled, or any Dissenting Shares (as hereinafter defined) will be converted into and represent that number of Danaher Common Shares equal to the Exchange Ratio.

  The Exchange Ratio is 0.90478. If, prior to the Effective Time, Danaher should split or combine the Danaher Common Shares, or pay a stock dividend or other stock distribution in Danaher Common Shares, then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution. If the average price of the Danaher Common Shares over a two-day period commencing on the Determination Date (as hereinafter defined) is less than $31.94 (equivalent to a value of approximately $28.90 per share of Fluke Common Stock), then the Fluke Board will have the right to terminate the Merger Agreement, subject to Danaher's right to increase the Exchange Ratio to provide a value of $28.90 per share of Fluke Common Stock. See "The Merger Agreement-- Amendment; Termination; Expenses."

FLUKE OPTIONS

  At the Effective Time, Fluke and Danaher shall take all necessary action to provide that all outstanding stock options to purchase shares of Fluke Common Stock ("Stock Options") heretofore granted under any stock option or stock appreciation rights plan, program or arrangement of Fluke (collectively, the "Stock Option Plans") will be canceled and retired and shall cease to exist, and that each holder of a Stock Option, whether or not then exercisable, shall receive with respect to such Stock Option, without any action on the part of such holder, the number of Danaher Common Shares equal to (i) the Fair Value of such Stock Option (as hereinafter defined) divided by (ii) the Closing Danaher Stock Price (as hereinafter defined). As of the Record Date, 2,792,263 shares of Fluke Common Stock were issuable upon the exercise of outstanding Fluke Options, which options, based upon the Exchange Ratio of 0.90478 (and assuming a Closing Danaher Stock Price of $35 15/16, the closing price of Danaher Common Stock on the NYSE on June 5, 1998), will be converted to become approximately 1,162,788 Danaher Common Shares in the aggregate. See "The Merger--Interests of Certain Persons in the Merger--Fluke Options."

EFFECTIVE TIME OF THE MERGER; CLOSING DATE

  The Merger will become effective (the "Effective Time") when Articles of Merger are filed with the Washington Secretary of State or at such later time as is specified in the Articles of Merger. This filing will be made on a date (the "Closing Date") set by Danaher, which date will be within two business days following the date upon which all conditions set forth in the Merger Agreement have been satisfied or waived, as the case may be. See "The Merger Agreement--Closing Conditions."

CONDITIONS TO CONSUMMATION OF THE MERGER

  Consummation of the Merger is subject to, among other things, (i) approval by the Fluke Stockholders of the Merger and the transactions contemplated thereby,
(ii) no temporary restraining order, preliminary or permanent injunction or other order or decree being in effect which prevents the consummation of the Merger, (iii) expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") (and any extension thereof), (iv) the Commission having declared the Registration Statement effective, and at the Effective Time, no stop order or similar restraining order prohibiting the Merger having been threatened or entered by the Commission, (v) receipt by Danaher and Fluke of legal opinions to the effect that the Merger will qualify as a tax-free reorganization for federal income tax purposes, (vi) receipt by Danaher of a letter, in form and substance reasonably satisfactory to Danaher, from Arthur Andersen LLP with respect to qualification of the Merger as a pooling-of-interests for accounting and financial reporting purposes, (vii) the listing of the Danaher Common Stock to be issued in the Merger on the NYSE having been approved (subject to official notification of issuance), (viii) all necessary consents and authorizations having been obtained, (ix) no action being pending or threatened by any Governmental Entity (as defined in the Merger Agreement) which seeks to prevent consummation of the Merger, and (x) receipt by Danaher of signed affiliate agreements from each person who may be deemed to be an affiliate of Fluke.

  In addition, consummation of the Merger by each of Danaher and Fluke is conditioned upon the other party's representations and warranties being true and correct on and as of the Closing Date (except for those made as of a specified time) except as could not reasonably be expected to result in a material adverse effect (as hereinafter defined) on the other party and performance in all material respects of each of the covenants to be performed or complied with by the other party. It is also a condition to Danaher's obligation to consummate the Merger that the number of Dissenting Shares (as hereinafter defined) do not constitute more than 5% of the outstanding shares of Fluke Common Stock. See "The Merger--Accounting Treatment," "--Interests of Certain Persons in the Merger," "--Regulatory Approvals," "The Merger Agreement--Representations and Warranties," "--Certain Covenants" and "-- Closing Conditions."

ACCOUNTING TREATMENT

  The Merger is intended to qualify as a pooling-of-interests for accounting and financial reporting purposes. Consummation of the Merger is conditioned on, among other matters, Danaher's receipt of a letter, in form and substance reasonably satisfactory to Danaher, from Arthur Andersen LLP to the effect that the Merger will qualify as a pooling-of-interests. See "The Merger--Accounting Treatment."

NO SOLICITATION

  Fluke has agreed that, prior to the Effective Time or earlier termination of the Merger Agreement, neither Fluke nor any of its officers, employees, representatives, agents or affiliates will, directly or indirectly, encourage, solicit or participate in discussions or negotiations with any person (other than Danaher) concerning any merger, consolidation, share exchange or similar transaction, or any transaction that would involve the transfer or potential transfer of control of Fluke, other than the transactions contemplated by the Merger Agreement, except that Fluke may take certain actions, including withdrawing or modifying its approval of the Merger Agreement, to the extent required by the fiduciary obligations of the Fluke Board and in accordance with the provisions of the Merger Agreement upon the receipt by the Fluke Board of a Superior Proposal (as hereinafter defined). See "The Merger Agreement--No Solicitation."

TERMINATION; EXPENSES

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the Fluke Stockholders (i) by mutual written consent of Danaher and Fluke; (ii) by Danaher, upon certain material breaches of Fluke's representations, warranties, covenants or agreements; (iii) by Fluke, upon certain material breaches of Danaher's representations, warranties, covenants or agreements; (iv) by either Danaher or Fluke, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable; (v) by either Danaher or Fluke, if the Merger shall not have occurred by October 31, 1998, unless the failure to consummate the Merger is the result of a breach of the Merger Agreement by the party seeking to terminate the Merger Agreement; (vi) by either Danaher or Fluke, if the requisite approval of the Fluke Stockholders shall not have been obtained;
(vii) by Danaher, if the Fluke Board shall withdraw, modify or change its recommendation of the Merger Agreement or the Merger in any manner adverse to Danaher, or if Fluke or any of its material subsidiaries shall have entered into (or resolved or announced its intention to enter into) an agreement with respect to any Alternative Transaction (as hereinafter defined), or if the Fluke Board shall have recommended to the Fluke Stockholders a Takeover Proposal (as hereinafter defined) or shall have so resolved; or if any person (other than Danaher and its subsidiaries) shall have acquired beneficial ownership of more than 10% of the then outstanding shares of capital stock of Fluke (except that certain existing interests shall not give rise to any termination right thereunder); (viii) by Fluke, if it shall enter into an agreement with respect to a Superior Proposal in accordance with the provision of the Merger Agreement, including payment of the Termination Fee and the Expense Fee (each as hereinafter defined); and (ix) by Fluke, if, at any time during a set period close to the Effective Time, the average of the daily last sale prices of Danaher Common Shares as reported on the NYSE Composite Transactions reporting system shall be less than $31.94 (subject to Danaher's right to increase the Exchange Ratio to provide at least $28.90 in value in Danaher Common Shares per share of Fluke Common Stock (based on the same measuring period)). The Fluke Board may, after taking certain facts and circumstances into consideration, elect not to terminate the Merger Agreement pursuant to clause (ix) above. By approving the Merger Agreement, Fluke Stockholders would be permitting the Fluke Board to determine, in the exercise of its fiduciary duties, to proceed with the Merger even though the value received per share of Fluke Common Stock was less than $28.90 because the average daily last sales prices of Danaher Common Shares, as determined by the method described above, was below $31.94.

  As set forth in the Merger Agreement, Fluke shall pay, or cause to be paid, in same day funds to Danaher upon demand an amount equal to $17 million (the "Termination Fee") plus Danaher's aggregate expenses incurred in connection with the Merger Agreement up to $3 million (the "Expense Fee") (i) if the Merger Agreement is terminated as a result of a material breach by Fluke of its agreements to hold the Fluke Stockholders Meeting and recommend the Merger to Fluke Stockholders; (ii) if Fluke terminates the Merger Agreement in order to enter into any agreement with respect to any Superior Proposal; (iii) if the Merger Agreement is terminated by Danaher, because any person or group (other than Danaher or its subsidiaries) acquires or has the right to acquire more than 10% of the outstanding shares of Fluke Common Stock (with certain exceptions) and prior to such termination, any such person or group shall have refused or failed to deliver to Danaher upon request a binding commitment not to take any action that may frustrate the transactions contemplated by the Merger Agreement and within one year after the date of such termination of the Merger Agreement, Fluke consummates an Alternative Transaction; provided, that Fluke shall make a nonrefundable payment of $5 million (which amount shall be credited to Termination Fee or the Expense Fee) upon the termination of the Merger Agreement for this reason; (iv) if the Merger Agreement is terminated by Danaher as a result of the Fluke Board withdrawing, modifying or changing its recommendation in any manner adverse to Danaher or recommending a competing Takeover Proposal, or as a result of Fluke or any of Fluke's material subsidiaries having entered into an agreement with respect to an Alternative Transaction (or the Fluke Board having resolved to do any of these things); or (v) if the Merger Agreement is terminated following a failure to obtain the requisite approval of Fluke Stockholders and at the time of the Fluke Special Meeting there existed a Takeover Proposal or a third party shall have indicated its intention to make a Takeover Proposal or shall have solicited proxies or consents in opposition to the Merger and within one year after the date of such termination of the Merger Agreement, Fluke consummates an Alternative Transaction. Notwithstanding the foregoing, the total amount payable as to Danaher in the form of a Termination Fee and Expense Fee and the Option Repurchase Price (as hereinafter defined) shall not exceed $20 million. See "The Merger Agreement--Stock Option Agreement" and "--Amendment; Termination; Expenses."

REASONS FOR THE MERGER; RECOMMENDATION OF THE PARTIES' BOARDS OF DIRECTORS

  Fluke. The Fluke Board identified a number of potential advantages of the Merger to the Fluke Stockholders. See "The Merger--Reasons for the Merger; Recommendation of the Parties' Boards of Directors." These advantages include, among others:

  -- The Merger is expected to provide Fluke Stockholders with Danaher Common
     Shares at a significant premium over the market price for shares of Fluke Common Stock prevailing prior to the public announcement of the Merger in a tax-free exchange.

  -- Such premium is especially significant considering Fluke's expected decline in earnings for the fourth quarter of fiscal year 1998, ended on April 24, 1998.

  -- The fixed Exchange Ratio will allow Fluke Stockholders to share fully in any potential increases in the price of Danaher Common Shares.

  -- The Fluke Board reserved the right to terminate the Merger Agreement in the event that the price of Danaher Common Shares falls below a certain level thus ensuring that if the Merger goes forward, Fluke Stockholders will receive a guaranteed minimum value for their shares of Fluke Common Stock.

  -- The Merger should provide Fluke with greater resources to support its marketing, distribution, product development and potential acquisition efforts.

  AT A SPECIAL MEETING OF THE FLUKE BOARD HELD ON APRIL 24, 1998, THE DIRECTORS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF FLUKE AND FLUKE STOCKHOLDERS, UNANIMOUSLY APPROVED THE MERGER, AND UNANIMOUSLY RECOMMENDED APPROVAL OF THE MERGER AGREEMENT BY FLUKE STOCKHOLDERS.

  Danaher. The Danaher Board of Directors (the "Danaher Board"), in the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, considered a number of factors, including the fact that Fluke has a leading brand in its business segment and broad geographic coverage, as well as distribution channels and products that complement a number of Danaher businesses in the tools, environmental and telecommunication testing industries. In addition, there exist opportunities to leverage manufacturing and purchasing between the companies. For additional information, see "The Merger--Reasons for the Merger; Recommendation of the Parties' Boards of Directors--Danaher."

OPINION OF FLUKE'S FINANCIAL ADVISOR

  Salomon Smith Barney ("Salomon Smith Barney"), Fluke's financial advisor, has delivered its written opinion, dated April 24, 1998, to the Fluke Board to the effect that, based upon the facts and circumstances as they existed as of the date thereof, and subject to certain assumptions and other considerations set forth in such opinion, as of the date thereof, the consideration to be received by Fluke Stockholders in the Merger was fair, from a financial point of view, to the Fluke Stockholders. The full text of the written opinion of Salomon Smith Barney, setting forth the assumptions made, matters considered and limitations on the review undertaken by Salomon Smith Barney, is attached as Annex B to this Proxy Statement/Prospectus and holders of Fluke Common Stock are urged to read carefully the opinion in its entirety. See "The Merger-- Opinion of Fluke's Financial Advisor" for additional information.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Fluke Board with respect to the Merger Agreement, Fluke Stockholders should be aware that certain officers and directors of Fluke (or their affiliates) have interests in the Merger that are different from and in addition to the interests of Fluke Stockholders generally. These interests include, but are not limited to, the fact that (i) all of the executive officers and all of the current non-employee directors of Fluke currently hold Stock Options, which, whether or not currently vested or exercisable, will be converted into Danaher Common Shares in the Merger based on the Exchange Ratio, (ii) the Merger will result in a change in control under the employment agreements and change in control agreements of certain executive officers of Fluke, including William Parzybok, some of whom will be receiving significant cash payments as a result of the Merger, (iii) Danaher has agreed, from and after the Effective Time, to cause Fluke, as the surviving corporation (the "Surviving Corporation"), to indemnify present and former officers and directors of Fluke and has agreed to cause the Surviving Corporation to maintain in effect after the Effective Time, policies of directors' and officers' liability insurance, in each case in respect of acts, omissions or matters occurring prior to the Effective Time and subject to certain limitations, and (iv) Danaher has agreed, from and after the Effective Time, to cause the Surviving Corporation to honor various current Fluke employment arrangements and benefit plans. The Fluke Board was aware of these interests and took these interests into account in approving the Merger Agreement and the transactions contemplated thereby. See "The Merger--Interests of Certain Persons in the Merger" and "--Stockholders Support Agreements."

EXCHANGE PROCEDURES

  If the Fluke Merger Proposal is approved and the Merger is consummated, as soon as practicable after the Effective Time, a letter of transmittal will be mailed or delivered to each Fluke Stockholder to be used in forwarding certificates evidencing such holder's shares of Fluke Common Stock for surrender and exchange for certificates evidencing Danaher Common Shares to which such holder has become entitled and, if applicable, cash in lieu of fractional Danaher Common Shares. After receipt of such letter of transmittal, each holder of certificates formerly representing shares of Fluke Common Stock should surrender such certificates to SunTrust Bank, Atlanta, the exchange agent for the Merger, pursuant to and in accordance with the instructions accompanying such letter of transmittal, and each holder will receive in exchange therefor certificates evidencing the whole number of Danaher Common Shares to which he is entitled and any cash which may be payable in lieu of fractional Danaher Common Shares. See "The Merger Agreement--Terms of the Merger." Such letter of transmittal will be accompanied by instructions specifying other details of the exchange. FLUKE STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

STOCK OPTION AGREEMENT

  In connection with the execution of the Merger Agreement, Danaher and Fluke entered into the Stock Option Agreement, dated April 24, 1998 (the "Stock Option Agreement"), filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus forms a part, pursuant to which Fluke has granted to Danaher an option (the "Option") to purchase up to 3,636,874 shares of Fluke Common Stock (or 19.9% of the outstanding shares of Fluke Common Stock as of the Record Date, without including any shares subject to or issued pursuant to the Option) at an exercise price of $34.00 per share. The Option is exercisable upon the occurrence of certain events and provides Danaher with the right, under certain circumstances, to require Fluke to repurchase the Option for its in-the-money value, provided that the sum of the Termination Fee, the Expense Fee and the Option repurchase price shall not exceed $20 million. The Option, which Danaher required that Fluke grant as a condition to Danaher's entering into the Merger Agreement, may increase the likelihood of consummation of the Merger. See "The Merger--Stock Option Agreement" and "The Merger Agreement--Amendment; Termination; Expenses."

STOCKHOLDERS SUPPORT AGREEMENTS

  Concurrently with the execution of the Merger Agreement, certain stockholders of Fluke (including certain executive officers and directors of Fluke and certain of their affiliates), who as of the Record Date beneficially owned in the aggregate 11.3% of the outstanding Fluke Common Stock (each, a "Supporting Stockholder" and together, the "Supporting Stockholders"), executed Stockholders Support Agreements with Danaher, which are filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus forms a part (the "Stockholders Support Agreements"), pursuant to which each Supporting Stockholder agreed, among other things, to vote or direct the vote of all shares of Fluke Common Stock beneficially owned by the Supporting Stockholder, to approve the Merger and the Merger Agreement. Each Supporting Stockholder also agreed, among other things, to not sell or otherwise transfer any shares of Fluke Common Stock, other than pursuant to the Merger, without Danaher's prior written consent or solicit, initiate, encourage or facilitate, or furnish or disclose nonpublic information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving Fluke, or acquisition of any capital stock or any material portion of the assets of Fluke, or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than as specified therein) with respect to any Competing Transaction or enter into any agreement, arrangement, or understanding with respect to any Competing Transaction or agree to or otherwise assist in the effectuation of any Competing Transaction; provided, however, that nothing in any Stockholders Support Agreement prevents any Supporting Stockholder from taking any action or omitting to take any action as a member of the Fluke Board to the extent permitted under certain provisions of the Merger Agreement. The Stockholders Support Agreements also contain certain agreements on the part of the Supporting Stockholders not to compete with Fluke. Each Stockholders Support Agreement will terminate automatically upon the termination of the Merger Agreement. See "The Merger-- Stockholders Support Agreements."

AMENDMENTS TO RETENTION AGREEMENTS

  In connection with the Merger Agreement, employment agreements between Fluke and certain of its executive officers were amended to prevent the triggering of change of control provisions in those agreements. Certain employment agreements, which included noncompete agreements which terminate upon a change of control (which would include the Merger), were also amended to provide that certain employees would not compete with Fluke following its acquisition by Danaher. See "The Merger--Amendments to Retention Agreements."

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  Fluke has received an opinion from Davis Wright Tremaine and Danaher has received an opinion from Wachtell, Lipton, Rosen & Katz to the effect that if the Merger is consummated in accordance with the terms of the Merger Agreement, no gain or loss will be recognized by Fluke or the Fluke Stockholders who do not exercise dissenter's rights (except, in the case of such holders, for gain or loss recognized on account of cash received in lieu of fractional Danaher Common Shares) for federal income tax purposes. These opinions are based upon and are subject to, among other things, customary representations to be made to Davis Wright Tremaine and Wachtell, Lipton, Rosen & Katz. See "Certain Federal Income Tax Consequences."

                        COMPARISON OF STOCKHOLDER RIGHTS

  As a result of the Merger, shares of Fluke Common Stock, which are issued by a Washington corporation, will be converted into the right to receive Danaher Common Shares, which are issued by a Delaware corporation. There are differences between the rights of Fluke Stockholders and the rights of holders of Danaher Common Shares ("Danaher Stockholders"). These differences result from (i) differences between Washington and Delaware law, and (ii) differences between the governing instruments of Fluke and Danaher. For a discussion of the various differences between the rights of Fluke Stockholders and Danaher Stockholders, see "Comparison of Stockholder Rights."

                         AMENDMENT TO FLUKE RIGHTS PLAN

  In connection with the execution of the Merger Agreement, Fluke amended the Rights Agreement, dated July 11, 1988, between Fluke and Continental Stock Transfer & Trust Company (the "Fluke Rights Agreement") so that the entering into of the Merger Agreement, the Stockholders Support Agreements and the Stock Option Agreement and the consummation of the Merger and the other transactions contemplated thereby do not and will not result in the ability of any person to exercise any Rights (as defined therein) under the Fluke Rights Agreement or enable or require the Rights to be separated from the shares of Fluke Common Stock to which they are attached or to be triggered or become exercisable, and so that the Fluke Rights Agreement and the Rights will terminate upon consummation of the Merger.

                       CERTAIN SIGNIFICANT CONSIDERATIONS

  In considering whether to vote in favor of approval of the Merger Agreement, Fluke Stockholders should consider the following: (i) the value to be received in exchange for each share of Fluke Common Stock in the Merger will be determined by the value of Danaher Common Shares at the Effective Time; (ii) the price of Danaher Common Shares at the Effective Time can be expected to vary from its price as of the date of this Proxy Statement/Prospectus and the date on which the Fluke Stockholders vote on the Merger Agreement due to changes in the business, operations or prospects of Danaher, market assessments of the likelihood that the Merger will be consummated and the timing thereof, general market and economic conditions, and other factors; and (iii) if the Average Closing Price (as hereinafter defined) of Danaher Common Shares shall be less than $31.94 (and, as a result, the value of each share of Fluke Common Stock exchanged in the Merger shall be less than $28.90), Fluke may (subject to Danaher's right to increase the Exchange Ratio), but is not obligated to, terminate the Merger Agreement. Fluke Stockholders should also consider that by approving the Merger Agreement, Fluke Stockholders would be permitting the Fluke Board to determine, in the exercise of its fiduciary duties, to proceed with the Merger even though the value received per share of Fluke Common Stock is less than $28.90 because the Average Closing Price is below $31.94.

                      SUMMARY HISTORICAL AND UNAUDITED PRO
                          FORMA FINANCIAL INFORMATION

FLUKE SUMMARY HISTORICAL FINANCIAL INFORMATION

  The summary historical financial information of Fluke set forth below for each of the years in the four-year period ended April 25, 1997, the seven months ended April 30, 1993, and the year ended September 25, 1992, has been derived from the historical financial statements of Fluke. The summary historical financial information for Fluke for the three quarters ended January 23, 1998 and January 24, 1997 has been obtained from the unaudited financial statements of Fluke which, in the opinion of management of Fluke, include all adjustments of a normal and recurring nature which are necessary to present fairly the information for such periods. Such financial information should be read in conjunction with the financial statements of Fluke and other financial information incorporated by reference in this Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference."

                         FISCAL YEAR SEVEN MONTHS          FISCAL YEAR ENDED          NINE MONTHS ENDED
                            ENDED       ENDED     ----------------------------------- -----------------
                          SEPTEMBER     APRIL      APRIL    APRIL    APRIL    APRIL   JANUARY  JANUARY
                          25, 1992   30, 1993(1)  29, 1994 28, 1995 26, 1996 25, 1997 24, 1997 23, 1998
                         ----------- ------------ -------- -------- -------- -------- -------- --------
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
EARNINGS STATEMENT DATA
Net Revenues............  $271,819     $132,139   $357,904 $382,066 $413,525 $430,166 $315,077 $325,945
Net Earnings before
 cumulative effect of
 change in accounting
 principles.............    14,655        2,953      8,628   16,787   23,703   19,606   19,385   21,579
Earnings per share
 before cumulative
 effect of change in
 accounting principles:
 Diluted................      0.96         0.19       0.50     0.98     1.34     1.08     1.09     1.14
 Basic..................      1.06         0.21       0.51     1.00     1.38     1.12     1.12     1.18
Cash Dividends declared
 per share..............      0.24         0.13       0.26     0.28     0.30     0.32     0.24     0.26
BALANCE SHEET DATA
Total Assets............   175,889      172,129    244,648  274,907  275,672  292,360  281,657  304,158
Total Debt..............       391           34     14,712   21,613    7,098      563    3,600      772
Stockholders' Equity....   128,826      134,207    156,048  174,678  192,077  202,939  205,472  222,338

Notes:

  (1) 1993 was a seven-month stub period created by the change of the fiscal year from the last Friday in September. 1993 included two changes in accounting principles:

    a. Change in the method of applying overhead costs to inventory

    b. Adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes"

  (2) Earnings per share data has been retroactively restated to reflect a two-for-one stock split on October 15, 1997 and the adoption of Statement of Financial Accounting Standards No. 128, "Earnings per Share". The adoption of the standard did not change previously reported earnings per share as compared to diluted earnings per share determined based on FAS No. 128.

DANAHER SUMMARY HISTORICAL FINANCIAL INFORMATION

  The summary historical financial information of Danaher set forth below has been derived from and should be read in conjunction with the audited financial statements and other financial information incorporated by reference in this Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference."

                                     FISCAL YEAR ENDED DECEMBER 31,             THREE MONTHS ENDED
                          ---------------------------------------------------- ---------------------
                                                                               MARCH 28,  MARCH 27,
                            1993      1994       1995       1996       1997       1997       1998
                          -------- ---------- ---------- ---------- ---------- ---------- ----------
                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
EARNINGS STATEMENT DATA:
Net Revenues              $937,633 $1,113,973 $1,486,769 $1,811,878 $2,050,968 $  466,441 $  534,418
Net Earnings before
 cumulative effect of
 change in accounting
 principles
 --Continuing
  Operations............    48,030     72,319    105,766    127,959    154,806     31,535     38,044
 --Discontinued
  Operations............     5,719      9,331      2,550     79,811        --         --         --
 --Total................    53,749     81,650    108,316    207,770    154,806     31,535     38,044
Earnings per share
 before cumulative
 effect of change in
 accounting principles
 --Continuing Operations
 Diluted................  $   0.42 $     0.62 $     0.88 $     1.07 $     1.28 $     0.26 $     0.31
 Basic..................  $   0.42 $     0.63       0.90 $     1.09 $     1.32 $     0.27 $     0.32
 --Discontinued
  Operations
 Diluted................  $   0.05 $     0.08 $     0.02 $     0.67        --         --         --
 Basic..................  $   0.05 $     0.08 $     0.02 $     0.68        --         --         --
 --Total
 Diluted................  $   0.47 $     0.70 $     0.90 $     1.73 $     1.28 $     0.26 $     0.31
 Basic..................  $   0.47 $     0.71 $     0.92 $     1.77 $     1.32 $     0.27 $     0.32
Cash Dividends declared
 per share..............  $   0.03 $     0.03 $     0.04 $     0.05 $     0.05 $     0.01 $     0.01
BALANCE SHEET DATA:
Total Assets............   872,472  1,105,645  1,485,991  1,765,074  1,879,717  1,794,658  2,370,725
Total Debt..............   133,585    185,286    283,587    236,327    198,247    209,364    527,605
Shareholders' Equity....   363,666    476,100    586,311    800,261    916,881    817,463    957,983

           UNAUDITED PRO FORMA COMBINED SUMMARY FINANCIAL INFORMATION

  The unaudited pro forma combined summary financial information of Danaher and Fluke set forth below gives effect to the Merger under the pooling-of-interests accounting method, and assumes that the Merger had occurred at the beginning of the periods presented for the earnings statement data. The pro forma information is presented in accordance with Danaher's fiscal year which ends December 31, and Fluke's balances for twelve month periods ending approximately one month later than the Danaher periods. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at such time, nor is it necessarily indicative of future operating results or financial position. The unaudited pro forma combined summary financial information should be read in conjunction with the "Unaudited Pro Forma Combined Financial Information" included elsewhere in this Proxy Statement/Prospectus.

                                                      FISCAL YEAR ENDED
                                                         DECEMBER 31,
                                               --------------------------------
                                                  1995       1996       1997
                                               ---------- ---------- ----------
                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                            DATA)
EARNINGS STATEMENT DATA:
Net Revenues.................................. $1,899,463 $2,233,193 $2,492,002
Net Earnings
  --Continuing Operations..................... $  128,289 $  154,357 $  176,606
  --Discontinued Operations...................      2,550     79,811        --
                                               ---------- ---------- ----------
  --Total..................................... $  130,839 $  234,168 $  176,606
                                               ========== ========== ==========
Earnings per share
  --Continuing Operations
    Diluted................................... $     0.95 $     1.13 $     1.28
    Basic..................................... $     0.97 $     1.16 $     1.32
  --Discontinued Operations
    Diluted................................... $     0.02 $     0.59        --
    Basic..................................... $     0.02 $     0.60        --
  --Total
    Diluted................................... $     0.96 $     1.72 $     1.28
    Basic..................................... $     0.99 $     1.76 $     1.32
Cash Dividends declared per share............. $     0.07 $     0.08 $     0.09
BALANCE SHEET DATA:
Total Assets.................................. $1,755,978 $2,046,731 $2,183,875
Total Debt....................................    294,547    239,927    199,019
Shareholders' Equity..........................    772,874  1,005,733  1,114,219
Average Shares--Diluted.......................    135,685    136,124    137,731
Average Shares--Basic.........................    132,772    132,951    134,000

                           COMPARATIVE PER SHARE DATA

  Set forth below are earnings, cash dividends declared and book value per share data for Danaher and Fluke on both historical and pro forma combined bases and on a per share equivalent pro forma basis for Fluke. Pro forma combined earnings per share are derived from the Unaudited Pro Forma Combined Financial Information presented elsewhere in this Proxy Statement/Prospectus, which gives effect to the Merger under the pooling-of-interests accounting method. Book value per share for the pro forma combined presentation is based upon outstanding Danaher Common Shares, adjusted to include Danaher Common Shares to be issued in the Merger for outstanding shares of Fluke Common Stock and outstanding Fluke Options at the Effective Time. The per share equivalent pro forma combined data for shares of Fluke Common Stock is based on the assumed conversion of each share of Fluke Common Stock into 0.90478 Danaher Common Shares. See "The Merger Agreement--Terms of the Merger." The information set forth below should be read in conjunction with the respective audited and unaudited financial statements of Danaher and Fluke incorporated by reference in this Proxy Statement/Prospectus and the "Unaudited Pro Forma Combined Financial Information" and the notes thereto presented elsewhere herein. See "Incorporation of Certain Documents by Reference."

                                         AT OR FOR THE YEAR
                                         ENDED DECEMBER 31,  THREE MONTHS ENDED
                                        -------------------- -------------------
                                                             MARCH 28, MARCH 27,
                                         1995   1996   1997    1997      1998
                                        ------ ------ ------ --------- ---------
                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
FLUKE--HISTORICAL:
Earnings per share before cumulative
 effect of change in accounting
 principles
 --Continuing Operations
   Diluted............................  $ 1.28 $ 1.47 $ 1.15
   Basic..............................  $ 1.32 $ 1.52 $ 1.20
 --Total
   Diluted............................  $ 1.28 $ 1.47 $ 1.15
   Basic..............................  $ 1.32 $ 1.52 $ 1.20
Cash Dividends declared per share.....  $ 0.30 $ 0.32 $ 0.35
Book Value per share..................  $10.55 $11.47 $11.68
DANAHER--HISTORICAL:
Earnings per share before cumulative
 effect of change in accounting
 principles
 --Continuing Operations
   Diluted............................  $ 0.88 $ 1.07 $ 1.28   $0.26     $0.31
   Basic..............................  $ 0.90 $ 1.09 $ 1.32   $0.27     $0.32
 --Discontinued Operations
   Diluted............................  $ 0.02 $ 0.67    --      --        --
   Basic..............................  $ 0.02 $ 0.68    --      --        --
 --Total
   Diluted............................  $ 0.90 $ 1.73 $ 1.28   $0.26     $0.31
   Basic..............................  $ 0.92 $ 1.77 $ 1.32   $0.27     $0.32
Cash Dividends declared per share.....  $ 0.04 $ 0.05 $ 0.05   $0.01     $0.01
Book Value per share..................  $ 4.90 $ 6.67 $ 7.61   $6.77     $7.90
DANAHER & FLUKE--PRO FORMA COMBINED:
Earnings per share before cumulative
 effect of change in accounting
 principles
 --Continuing Operations
   Diluted............................  $ 0.95 $ 1.13 $ 1.28
   Basic..............................  $ 0.97 $ 1.16 $ 1.32
 --Discontinued Operations
   Diluted............................  $ 0.02 $ 0.59    --
   Basic..............................  $ 0.02 $ 0.60    --
 --Total
   Diluted............................  $ 0.96 $ 1.72 $ 1.28
   Basic..............................  $ 0.99 $ 1.76 $ 1.32
Cash Dividends declared per share.....  $ 0.07 $ 0.08 $ 0.09
Book Value per share..................  $ 5.69 $ 7.39 $ 8.27
EQUIVALENT PRO FORMA COMBINED PER
 FLUKE SHARE:
 --Continuing Operations
   Diluted............................  $ 0.86 $ 1.03 $ 1.16
   Basic..............................  $ 0.87 $ 1.05 $ 1.19
 --Discontinued Operations
   Diluted............................  $ 0.02 $ 0.53    --
   Basic..............................  $ 0.02 $ 0.54    --
 --Total
   Diluted............................  $ 0.87 $ 1.56 $ 1.16
   Basic..............................  $ 0.89 $ 1.59 $ 1.19
Cash Dividends declared per share.....  $ 0.07 $ 0.07 $ 0.08
Book Value per share..................  $ 5.15 $ 6.68 $ 7.48

                         MARKET PRICE AND DIVIDEND DATA

  The following table reflects (i) the range of the reported high and low last sale prices of Danaher Common Shares on the NYSE Composite Tape and the per share dividends paid thereon and (ii) the range of the reported high and low last sale prices of Fluke Common Stock on the NYSE Composite Tape and the per share dividends paid thereon, in each case for the calendar quarters indicated. The information in the table has been adjusted to reflect retroactively all applicable stock splits.

                               DANAHER                            FLUKE
                            COMMON SHARES                      COMMON STOCK
                         -------------------                -------------------
                          HIGH         LOW        DIVIDENDS  HIGH         LOW       DIVIDENDS
                         -------      ------      --------- ------       ------     ---------
1996:
 First quarter..........    18 5/8       14 3/4     .01        19 1/16      17 1/4    .075
 Second quarter.........    21 3/4       18 1/16    .01        20 3/16      18 3/4    .075
 Third quarter..........    21 9/16      18 1/16    .0125      20 1/16      17 1/8    .08
 Fourth quarter.........    23 5/16      20 1/4     .0125      22 7/8       18 9/16   .08
1997:
 First quarter..........    25           20 13/16   .0125      24 5/16      22 3/16   .08
 Second quarter.........    25 15/16     19 13/16   .0125      29 3/4       21 1/4    .08
 Third quarter..........    29 7/32      24 29/32   .0125      29 1/8       24 1/8    .0875
 Fourth quarter.........    31 7/8       26 23/32   .0125      27 13/32     22 9/16   .0875
1998:
 First quarter..........    38 3/32      29 1/2     .0125      25 1/2       22 9/16   .0875
 Second quarter (through
  June 5, 1998).........    39 3/16      33 3/4       --       33 3/4       22 3/8    .0875

  On April 24, 1998, the last full trading day prior to the execution, delivery and public announcement of the Merger Agreement, the closing price of the Danaher Common Shares 36 29/32 per share and the closing price of the Fluke Common Stock was $23 3/16 per share, as reported on the NYSE Composite Tape. The value of Fluke Common Stock at April 24, 1998, on an equivalent per share basis, was $33.39 (assuming an Exchange Ratio of 0.90478). On June 5, 1998, the most recent practicable date prior to the mailing of this Proxy Statement/Prospectus, the last sale prices of Danaher Common Shares and Fluke Common Stock were $35 15/16 per share and $32 1/16 per share, respectively, as reported on the NYSE Composite Tape. Fluke Stockholders are encouraged to obtain current market quotations for Danaher Common Shares and Fluke Common Stock.

  Danaher has applied for the listing on the NYSE of the Danaher Common Shares to be issued in the Merger.

  Fluke has agreed in the Merger Agreement that it shall not declare or pay any dividends other than the $0.0875 regular quarterly dividend payable to Fluke Stockholders of record as of April 24, 1998. In addition, Danaher and Fluke have agreed in the Merger Agreement to coordinate with one another regarding the declaration or payment of dividends in respect of Danaher Common Shares and Fluke Common Stock.

                           THE FLUKE SPECIAL MEETING

GENERAL

  This Proxy Statement/Prospectus is being furnished to Fluke Stockholders in connection with the solicitation of proxies by the Fluke Board for use at the Fluke Special Meeting to be held on July 7, 1998, at Fluke Park, 6920 Seaway Boulevard, Everett, WA 98203, commencing at 1:00 p.m., Pacific Time, and at any adjournment or postponement thereof.

  This Proxy Statement/Prospectus, the Letter to Fluke Stockholders, the Notice of the Fluke Special Meeting and the form of proxy for use at the Fluke Special Meeting are first being mailed to Fluke Stockholders on or about June 8, 1998.

MATTERS TO BE CONSIDERED AT THE FLUKE SPECIAL MEETING

  At the Fluke Special Meeting, Fluke Stockholders will consider and vote on:

    1. The Fluke Merger Proposal, which is a proposal to approve the Merger Agreement pursuant to which, among other things, (i) Sub will be merged with and into Fluke with the result that Fluke becomes a wholly owned subsidiary of Danaher, and (ii) each outstanding share (other than shares held in the treasury of Fluke, if any, which will be canceled, or any Dissenting Shares) of Fluke Common Stock will be converted into a number of Danaher Common Shares equal to the Exchange Ratio as set forth in the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this Proxy Statement/Prospectus.

    2. Such other business as may properly come before the Fluke Special
  Meeting.

RECORD DATE; VOTE REQUIRED; VOTING AT THE MEETING

  The Fluke Board has fixed June 5, 1998, as the Record Date for determination of Fluke Stockholders entitled to notice of and to vote at the Fluke Special Meeting. Accordingly, only holders of Fluke Common Stock of record at the close of business on June 5, 1998, will be entitled to notice of and to vote at the Fluke Special Meeting. Each holder of record of Fluke Common Stock at the close of business on the Record Date is entitled to cast one vote per share, exercisable in person or by a properly executed proxy, at the Fluke Special Meeting. As of the Record Date, there were 18,389,535 shares of Fluke Common Stock outstanding and entitled to vote which were held by approximately 1,574 holders of record.

  Pursuant to Fluke's Articles of Incorporation, as amended (the "Fluke Articles"), its Bylaws (the "Fluke Bylaws") and applicable law, the affirmative vote of the holders of 66 2/3% of the shares of Fluke Common Stock outstanding and entitled to vote thereon is required to approve the Fluke Merger Proposal. As of the Record Date, the directors and executive officers of Fluke and certain of their affiliates may be deemed to be beneficial owners of 11.7% of the outstanding shares of Fluke Common Stock and each such person has advised Fluke that such person intends to vote in favor of the Fluke Merger Proposal. In addition, certain stockholders of Fluke (including certain directors and executive officers of Fluke and certain of their affiliates), who as of the Record Date beneficially owned in the aggregate approximately 11.3% of the outstanding Fluke Common Stock, have each agreed in the Stockholders Support Agreements to vote or direct the vote of all Fluke Common Stock over which such person has voting control in favor of the Fluke Merger Proposal.

VOTING OF PROXIES

  All Fluke Stockholders who are entitled to vote and are represented at the Fluke Special Meeting by properly executed proxies received prior to or at such meeting and not revoked will be voted at such meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR approval of the Fluke Merger Proposal.

  If any other matters are properly presented at the Fluke Special Meeting for consideration, including, among other things, consideration of a motion to adjourn such meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed form of proxy, and acting thereunder, will have discretion to vote on such matters in accordance with their best judgment (unless authorization to use such discretion is withheld). Fluke is not aware of any matters expected to be presented at the meeting other than as described in its Notice of Special Meeting.

  Any Fluke Stockholder returning a proxy has the power to revoke it at any time before shares of Fluke Common Stock represented by the proxy are voted at the meeting. A Fluke Stockholder may also revoke his proxy by attending the meeting and voting at the meeting. Any shares of Fluke Common Stock represented by an unrevoked proxy will be voted unless the stockholder attends the meeting and votes in person. A Fluke Stockholder's right to revoke his proxy is not limited by or subject to compliance with a specified formal procedure, but written notice should be given to the Corporate Secretary of Fluke at or before the meeting so that the number of shares represented by proxy can be appropriately adjusted.

  Pursuant to applicable law, abstaining votes will not be counted in favor of the Fluke Merger Proposal. Shares of Fluke Common Stock represented by proxies returned by a broker holding such shares in nominee or "street" name will be counted for purposes of determining whether a quorum exists, even if such shares are not voted in matters where discretionary voting by the broker is not allowed ("broker non-votes"). Since the Fluke Merger Proposal requires the affirmative vote of 66 2/3% of the outstanding Fluke Common Stock, abstentions and broker non-votes will have the same effect as votes against such proposal.

SOLICITATION OF PROXIES

  The expenses of the solicitations for the Fluke Special Meeting, including the cost of printing and distributing this Proxy Statement/Prospectus and the form of proxy, will be borne by Fluke, subject to each party's obligation to reimburse the other for its expenses under certain circumstances. See "The Merger Agreement--Amendment; Termination; Expenses." In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of Fluke in person or by telephone, telegram or other means of communication. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Fluke has retained D.F. King & Co., Inc. at an estimated cost of $5,000, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements will also be made by Fluke with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Fluke will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

APPRAISAL RIGHTS

  Holders of Fluke Common Stock will be entitled to dissenters' appraisal rights under Washington law. See "Appraisal Rights" and "Comparison of Stockholder Rights--Appraisal or Dissenters' Rights."

                                  THE MERGER

BACKGROUND OF THE MERGER

  On March 9, 1998, William Parzybok, Chairman of the Board and Chief Executive Officer of Fluke was phoned by George Sherman, Chief Executive Officer and President of Danaher to explore a possible acquisition of Fluke by Danaher. A meeting was set up on March 19, 1998 between Mr. Parzybok and Mr. Sherman to discuss the potential advantages of such a proposal. Mr. Parzybok informed the members of the Executive Committee of the Fluke Board of these discussions. Salomon Smith Barney, which was engaged by Fluke on January 8, 1998, was then informed of these discussions and was requested to begin preparing an analysis of Danaher.

  A second meeting was then held on March 27, 1998 which included Mr. Parzybok, David Katri, President and Chief Operating Officer, Elizabeth Huebner, Vice President and Chief Financial Officer and Douglas McKnight, Vice President, General Counsel and Corporate Secretary of Fluke and Mr. Sherman and Patrick Allender, Senior Vice President and Chief Financial Officer of Danaher. The participants at this meeting discussed the Danaher operating and financial strategy in more detail and how Fluke might fit into this strategy.

  On March 30, 1998, the Fluke Board met and were informed of the discussions with Danaher. Fluke management updated the Board about the current operating situation and the projected operating results for the next few years. Salomon Smith Barney reviewed public information related to Danaher and discussed a preliminary review of the valuation of Fluke Common Stock. The Fluke Board authorized management to continue discussions with Danaher after the signing of a non-disclosure agreement.

  On April 2, 1998, a non-disclosure agreement (the "Non-Disclosure Agreement") with a standstill provision was executed and the parties began the process of due diligence. During the week of April 6, 1998, representatives of Fluke presented Fluke's business and financial plans to representatives of Danaher. Likewise representatives of Danaher presented Danaher's business and financial plans to representatives of Fluke and Salomon Smith Barney.

  On April 13 and 14, 1998, representatives of Fluke, including Messrs. Parzybok, Katri, McKnight and Ms. Huebner, and Mr. Adams, Vice President, Manufacturing, Mr. Rowan, Senior Vice President, General Manager, Fluke Networks, and Mr. Van Saun, Senior Vice President, General Manager, Industrial Group, met with representatives of Danaher, including Messrs. Sherman and Allender, to summarize the discussions between the parties during the prior week, to review the longer term strategic plans of Fluke and to develop a valuation of Fluke's business.

  On April 14 and 15, 1998, the Executive Committee of the Danaher Board reviewed the status of discussions between the parties and discussed the general terms of a possible proposal for a business combination with Fluke.

  On April 16, 1998, the Fluke Board held a special meeting and were informed of the general terms of the Danaher proposal. The Fluke Board reviewed the general terms proposed by Danaher and authorized management to negotiate the terms of a business combination within specified parameters and to proceed with the negotiation of a merger document.

  Representatives of Danaher and Fluke and their advisors continued to meet during this period to discuss due diligence, scheduling and retention issues. During this period the financial advisors of the parties also discussed valuation issues, including whether the transaction would be structured with a fixed exchange ratio with or without a collar range, whether there would be a walkaway right if the market price of Danaher stock falls below certain levels, whether a stock option right would be granted to Danaher and the appropriate level of break-up fees which would be payable by Fluke to Danaher under certain circumstances if the acquisition transaction were not to close. They also discussed the retention plans for certain Fluke officers and the proposed communications to employees and the investment community following the possible announcement of the acquisition.

  On April 20, 1998, the Danaher Board held a special meeting to discuss the status of discussions between Fluke and Danaher and approved the general terms of a proposal for a business combination with Fluke. The Danaher Board also authorized the Executive Committee and management to negotiate the final terms of the offer and proceed with the negotiation of a merger document.

  On April 20 through April 23, 1998, representatives from Danaher and Fluke, as well as their respective counsels, negotiated and finalized the terms of the Merger Agreement and the Stock Option Agreement. Representatives of Danaher also negotiated the terms of the Stockholders Support Agreements during this time with certain members of Fluke's management and other Fluke Stockholders.

  On April 24, 1998, the Fluke Board reviewed the final terms and conditions of the proposed transaction with Danaher. At the meeting, legal counsel for Fluke advised the Fluke Board on the final terms of the definitive agreements, the results of the legal diligence of Danaher, and the responsibilities of the Fluke Board. Salomon Smith Barney then made a financial presentation in respect of the proposed Merger and rendered to the Fluke Board its oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated April 24, 1998) to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the consideration to be received by the holders of Fluke Common Stock in the Merger was fair, from a financial point of view, to such stockholders. See "--Opinion of Fluke's Financial Advisor." After discussion, the Fluke Board unanimously approved the terms of the Merger Agreement and directed the officers of Fluke to finalize and execute the Merger Agreement.

  On April 24, 1998, the Executive Committee of the Danaher Board reviewed and approved the final terms and conditions of the transaction. The Executive Committee of the Danaher Board authorized certain officers of Danaher to finalize and to execute the Merger Agreement.

  The definitive Merger Agreement was executed on behalf of Danaher, Fluke and Sub after the close of the stock market on April 24, 1998, along with the Stock Option Agreements and the two Stockholders Support Agreements and was publicly announced before the commencement of the business day on April 27, 1998.

REASONS FOR THE MERGER; RECOMMENDATION OF THE PARTIES' BOARDS OF DIRECTORS

  Fluke. The Fluke Board believes that the Merger is fair to and in the best interests of Fluke and Fluke Stockholders, and the Fluke Board has unanimously approved the Merger Agreement. The following are among the reasons the Fluke Board believes the Merger will be beneficial to Fluke and Fluke Stockholders:

    -- The Merger is expected to provide Fluke Stockholders with Danaher Common Shares at a significant premium over the market price for shares of Fluke Common Stock prevailing prior to the public announcement of the Merger in a tax-free exchange.

    -- Such premium is especially significant considering Fluke's expected decline in earnings for the fourth quarter of fiscal year 1998, ended on April 24, 1998.

    -- The fixed Exchange Ratio will allow Fluke Stockholders to share fully in any potential increases in the price of Danaher Common Shares.

    -- The Fluke Board reserved the right to terminate the Merger Agreement in the event that the price of Danaher Common Shares falls below a certain level thus ensuring that if the Merger goes forward, Fluke Stockholders will receive a guaranteed minimum value for their shares of Fluke Common Stock.

    -- The Merger should provide Fluke with greater resources to support its marketing, distribution, product development and potential acquisition efforts.

  In addition to the factors set forth above, in the course of its deliberations concerning the Merger, the Fluke Board consulted with Fluke's legal and financial advisors as well as Fluke's management, and reviewed a number of other factors relevant to the Merger, including (i) reports from management and legal and financial advisors on specific terms of the Merger Agreement and ancillary transaction agreements referred to in the Agreement;

(ii) information concerning the financial performance, business operations and prospects of Danaher presented at meetings of the Fluke Board, including among other things, Danaher's recent and historical stock and earnings performance, and the ability of Danaher to implement successfully its growth strategy;
(iii) Fluke's understanding that Fluke would operate as a wholly-owned subsidiary of Danaher after the Merger, with sufficient independence to continue to implement its business strategy; (iv) Fluke's belief that the corporate cultures of the two companies would be complementary; (v) the expected tax and accounting treatment of the Merger; (vi) financial presentations by Salomon Smith Barney and Salomon Smith Barney's opinion to the effect that, as of April 24, 1998 and based upon and subject to certain matters stated in such opinion, the consideration to be received by Fluke Stockholders in the Merger was fair, from a financial point of view, to the Fluke Stockholders; and (vii) the fact that the Merger Agreement would permit the Fluke Board to terminate the agreement under certain circumstances.

  The Fluke Board also considered a number of potentially negative factors in its deliberations concerning the Merger, including (i) the possibility of management disruption associated with the Merger and the risk that key technical and management personnel of Fluke might not continue with Fluke;
(ii) the risks associated with obtaining necessary approvals of the Merger and the possibility that the Merger may not be consummated even if approved by Fluke Stockholders; (iii) the possibility that the Merger might adversely affect Fluke's relationship with certain of its customers; (iv) the possibility of a decline in the value of Danaher Common Shares; and (v) the risk that the potential benefits of the Merger might not be realized. The Fluke Board concluded, however, that the benefits of the transaction to Fluke and Fluke Stockholders outweighed the risks associated with the foregoing factors.

  The foregoing discussion of the information and factors considered by the Fluke Board in connection with its evaluation of the Merger is not intended to be exhaustive but is intended to include all of the material factors considered by the directors. In view of the wide variety of factors considered by the Fluke Board, the directors did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered.

  AT A SPECIAL MEETING OF THE FLUKE BOARD HELD ON APRIL 24, 1998, THE FLUKE BOARD UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF FLUKE AND FLUKE STOCKHOLDERS, UNANIMOUSLY APPROVED THE MERGER, AND UNANIMOUSLY RECOMMENDED APPROVAL OF THE MERGER AGREEMENT BY FLUKE STOCKHOLDERS.

  Danaher. The Danaher Board, in the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, considered a number of factors. Danaher's strategy has been to develop its businesses both internally and through selective acquisitions. Key attributes looked for in acquisition candidates include leading brands and market positions, strong international presence, above average growth prospects, and design, marketing and sales strengths that can be complemented by Danaher's manufacturing capabilities.

  Utilizing these characteristics, Fluke had been identified by Danaher as an attractive company and potential acquisition candidate. Fluke has a leading brand in its business segment and broad geographic coverage, as well as distribution channels and products that complement a number of Danaher businesses in the tools, environmental and telecommunication testing industries. In addition, there exist opportunities to leverage manufacturing and purchasing between the companies.

  In addition to the factors set forth above, in the course of its deliberations concerning the Merger, the Danaher Board consulted with Danaher's legal and financial advisors as well as Danaher's management, and reviewed a number of other factors relevant to the Merger, including (i) reports from management and legal and financial advisors on specific terms of the Merger Agreement and ancillary transaction agreements referred to in the Merger Agreement; (ii) information concerning the financial performance, business operations and prospects of Fluke, including among other things, Fluke's recent and historical stock and earnings performance; (iii)

Danaher's belief that the corporate cultures of the two companies would be complementary; (iv) the expected tax and accounting treatment of the Merger;
(v) the fact that a fixed Exchange Ratio provided certainty as to the maximum number of Danaher Common Shares which would be issued in the Merger, and the maximum degree of dilution; and (vi) the fact that Danaher had received commitments from certain key Fluke personnel to remain in the employ of the Surviving Company.

  The foregoing discussion of the factors considered by the Danaher Board is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Danaher Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determinations.

OPINION OF FLUKE'S FINANCIAL ADVISOR

  Salomon Smith Barney was retained by Fluke to act as its financial advisor in connection with the proposed Merger. In connection with such engagement, Fluke requested that Salomon Smith Barney evaluate the fairness, from a financial point of view, to holders of Fluke Common Stock of the consideration to be received by such holders pursuant to the terms of the Merger Agreement. On April 24, 1998, at a meeting of the Fluke Board held to evaluate the Merger, Salomon Smith Barney delivered an oral opinion (subsequently confirmed by delivery of a written opinion dated April 24, 1998) to the Fluke Board to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be received by Fluke Stockholders in the Merger was fair, from a financial point of view, to the holders of Fluke Common Stock.

  In arriving at its opinion, Salomon Smith Barney reviewed a draft of the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Fluke and certain senior officers and other representatives and advisors of Danaher concerning the businesses, operations and prospects of Fluke and Danaher. Salomon Smith Barney examined certain publicly available business and financial information relating to Fluke and Danaher as well as certain financial forecasts for Fluke and other information and data for Fluke and Danaher which were provided to or otherwise discussed with Salomon Smith Barney by the respective managements of Fluke and Danaher, including information relating to certain strategic implications and operational benefits, if any, anticipated to result from the Merger. Salomon Smith Barney reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: (i) current and historical market prices and trading volumes of the Fluke Common Stock and Danaher Common Stock; (ii) the historical and projected earnings and other operating data of Fluke and Danaher; and (iii) the capitalization and financial condition of Fluke and Danaher. Salomon Smith Barney also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which Salomon Smith Barney considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of Fluke and Danaher. Salomon Smith Barney also evaluated the potential pro forma financial impact of the Merger on Danaher. In addition to the foregoing, Salomon Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Salomon Smith Barney deemed appropriate in arriving at its opinion. Salomon Smith Barney noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed to Salomon Smith Barney, as of the date of its opinion.

  In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Salomon Smith Barney. Salomon Smith Barney also assumed, with the consent of the Fluke Board, that the final terms of the Merger Agreement reviewed by Salomon Smith Barney in draft form would not vary materially from the draft reviewed by Salomon Smith Barney. With respect to financial forecasts and other information and data furnished to or otherwise reviewed by or discussed with Salomon Smith Barney, the management of Fluke advised Salomon Smith Barney that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgment of the management of Fluke as to the future financial performance of Fluke and Danaher and the strategic implications and operational benefits (including the amount, timing and achievability thereof), if any, anticipated to result from the Merger.

  Salomon Smith Barney's opinion, as set forth therein, relates to the relative values of Fluke and Danaher. Salomon Smith Barney did not express any opinion as to what the value of the Danaher Common Stock actually will be when issued pursuant to the Merger or the price at which the Danaher Common Stock will trade subsequent to the consummation of the Merger. Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Fluke or Danaher nor did Salomon Smith Barney make any physical inspection of the properties or assets of Fluke or Danaher. Salomon Smith Barney was not requested to and did not approach third parties or hold discussions with third parties to solicit indications of interest in the possible acquisition of Fluke. Salomon Smith Barney was not requested to consider, and Salomon Smith Barney's opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for Fluke or the effect of any other transaction in which Fluke might engage. Although Salomon Smith Barney evaluated the consideration to be received by Fluke Stockholders in the Merger from a financial point of view, Salomon Smith Barney was not asked to and did not recommend the specific consideration payable in the Merger, which was determined through negotiation between Fluke and Danaher. No other limitations were imposed by Fluke on Salomon Smith Barney with respect to the investigations made or procedures followed by Salomon Smith Barney in rendering its opinion.

  THE FULL TEXT OF THE WRITTEN OPINION OF SALOMON SMITH BARNEY DATED APRIL 24, 1998, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS ANNEX B AND SHOULD BE READ CAREFULLY IN ITS ENTIRETY. THE OPINION OF SALOMON SMITH BARNEY IS DIRECTED TO THE BOARD OF DIRECTORS OF FLUKE AND RELATES ONLY TO THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY FLUKE STOCKHOLDERS IN THE MERGER FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY FLUKE STOCKHOLDER AS TO HOW SUCH FLUKE STOCKHOLDER SHOULD VOTE AT THE FLUKE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF SALOMON SMITH BARNEY SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  In preparing its opinion to the Fluke Board, Salomon Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Salomon Smith Barney's opinion. The preparation of a financial opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and opinion. In its analyses, Salomon Smith Barney made numerous assumptions with respect to Fluke, Danaher, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Fluke and Danaher. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Salomon Smith Barney's opinion and financial analyses were only one of many factors considered by the Fluke Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Fluke Board or management with respect to the consideration to be received by Fluke Stockholders in the Merger or the proposed Merger.

  The following is a summary of the material financial analyses performed by Salomon Smith Barney in connection with its opinion dated April 24, 1998:

  Selected Company Analysis. Using publicly available information, Salomon Smith Barney analyzed, among other things, the market values and trading multiples of Fluke and the following selected publicly traded companies in the electronic test tools industry, consisting of: (i) directly comparable companies in the electronic test tool industry, consisting of: Teradyne, Inc., Tektronix, Inc., LeCroy Corp, IFR Systems, Inc., and Tollgrade Communications, Inc. (collectively, the "Direct Companies"); (ii) micro capitalization electronic test tool companies: Wireless Telecom Group, Inc., Keithley Instruments, Wandel & Goltermann Technologies, Microtest and Giga-Tronics Inc. (collectively, the "MicroCap Companies"); and (iii) indirectly comparable companies that are primarily focused in other industries: Genrad, Inc., Hewlett Packard Co., Integrated Measurement Systems Inc. and National Instruments Corp. (collectively, the "Indirect Companies", and together with the Direct Companies and the MicroCap Companies, the "Selected Companies"). With respect to the Selected Companies, Salomon Smith Barney focused primarily on the Direct Companies, which companies Salomon Smith Barney considered to be most similar to Fluke. Salomon Smith Barney compared market values as a multiple of, among other things, actual calendar year 1997 and estimated calendar years 1998 and 1999 earnings per share ("EPS"), and adjusted market values (market value, plus total debt, less cash, plus operating leases capitalized at 12.5%) as multiples of among other things, latest 12 months earnings before interest and taxes ("EBIT") and earnings before interest, taxes, depreciation and amortization ("EBITDA"). Salomon Smith Barney also compared the implied trading multiples for the combined company based on the trading multiples of the Direct Companies. All multiples were based on closing stock prices as of April 22, 1998. EPS estimates for the Selected Companies were obtained from reports published by the First Call Corporation, and EPS estimates for Fluke and Danaher were based on internal estimates of the managements of Fluke and Danaher. Applying a range of multiples for the Direct Companies of latest 12 months EBIT and EBITDA of 11.3x to 14.9x and 9.1x to 11.8x, respectively, to corresponding financial data of Fluke resulted in an equity valuation range of $28.88 to $37.68 per share and $32.07 to $41.20 per share of Fluke Common Stock, on a fully diluted basis, as compared to an implied equity valuation of the consideration to be received by Fluke Stockholders in the Merger of $34.58 based on the closing price of Danaher Common Shares on April 22, 1998. Applying a range of multiples for the Direct Companies of actual calendar year 1997 EPS of 16.7x to 24.2x to corresponding financial data of Fluke resulted in an equity valuation range of $26.22 to $37.99 per share of Fluke Common Stock, on a fully diluted basis, as compared to an implied equity valuation of the consideration to be received by Fluke Stockholders in the Merger of $34.58 based on the closing price of Danaher Common Shares on April 22, 1998. Applying a range of multiples for the Direct Companies of estimated calendar years 1998 and 1999 EPS of 14.5x to 18.4x and 11.9x to 14.8x, respectively, to corresponding financial data of Fluke resulted in an average equity valuation range of $21.97 to $27.60 per share of Fluke Common Stock, on a fully diluted basis, as compared to the implied equity valuation of the consideration to be received by Fluke Stockholders in the Merger of $34.58 based on the closing price of Danaher Common Shares on April 22, 1998.

  Selected Merger and Acquisition Transactions Analysis. Using publicly available information, Salomon Smith Barney analyzed the purchase price and implied transaction value multiples paid in the following selected transactions in the electronic test tools industry, consisting of (acquiror/target): WG Technologies, Inc./Wavetek Corp.; Aetrium Inc./WEB Technology Inc.; Clayton, Dubilier & Rice et. al./Dynatech Corporation; AMETEK/Chatillon and Lloyd (Technitrol); Fluke Corp./DeskNet Systems; KLA Instruments Corporation/Tencor Instruments; Dynatech Corp./Itronix (Texlon) Corp.; Fluke Corp ./Forte Networks; Teradyne Corp./Megatest Corporation; Dynatech Corp/Tele-Path Industries; Tektronix Inc./Microwave Logic; GN Great Nordic Ltd./Laser Precision Corp.; Snap-on Tools Corporation/Sun Electronic Corporation; and Torrey Investments Inc./Wavetek Corp. (collectively, the "Selected Transactions"). Salomon Smith Barney compared purchase prices in the Selected Transactions as a multiple of, among other things, latest 12 months net income, and transaction values as multiples of, among other things, latest 12 months EBIT and EBITDA. All multiples for the Selected Transactions were based on information available at the time of announcement of the transaction. Applying the range of multiples for the Selected Transactions of latest 12 months net income, EBIT and EBITDA of 20.1x to 22.5x, 11.4x to 17.4x and 9.8x to 11.9x, respectively, to corresponding financial data for Fluke resulted in an average valuation range of $31.71 to $40.22 per share of Fluke Common Stock, on a fully diluted basis, as compared to the implied equity valuation of the consideration to be received by Fluke Stockholders in the Merger of $34.58 based on the closing price of Danaher Common Shares on April 22, 1998.

  No company, transaction or business used in the "Selected Company Analysis" or "Selected Merger and Acquisition Transactions Analysis" as a comparison is identical to Fluke, Danaher or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the Selected Companies, Selected Transactions or the business segment, company or transaction to which they are being compared.

  Contribution Analysis. Salomon Smith Barney analyzed the respective contributions of Fluke and Danaher to, among other things, the revenues, EBIT, EBITDA and net income of the combined company for the latest 12 months ended December 31, 1997 for Danaher and January 23, 1998 for Fluke and the estimated revenues, EBIT, EBITDA and net income of the combined company for calendar year 1998, based on internal estimates of the managements of Fluke and Danaher. This analysis indicated that (i) for the latest 12 months ended December 31, 1997 for Danaher and January 23, 1998 for Fluke, Fluke would have contributed approximately 17.2% of revenues, 15.4% of EBITDA, 14.4% of EBIT and 15.7% of net income, and Danaher would have contributed approximately 82.8% of revenues, 84.6% of EBITDA, 85.6% of EBIT and 84.3% of net income; and
(ii) in the estimated calendar year 1998, Fluke would have contributed approximately 15.9% of revenues, 14.7% of EBITDA, 12.6% of EBIT and 14.4% of net income, and Danaher would have contributed approximately 84.1% of revenues, 85.3% of EBITDA, 87.4% of EBIT and 85.6% of net income, of the combined company. Based on the consideration to be received by Fluke Stockholders in the Merger, current stockholders of Fluke and Danaher would own approximately 12.7% and 87.3%, respectively, of the equity value of the combined company upon consummation of the Merger, on a fully diluted basis, and Fluke and Danaher would constitute approximately 11.1% and 88.9%, respectively, of the enterprise value of the combined company, on a fully diluted basis.

  Discounted Cash Flow Analysis. Salomon Smith Barney performed a discounted cash flow analysis of the projected free cash flows of Fluke for fiscal years ended April 30, 1999 through 2003, based on internal estimates of the management of Fluke. The stand-alone discounted cash flow analyses of Fluke were determined by (i) adding (x) the present value of the projected free cash flows of Fluke over the five-year period from 1999 to 2003 and (y) the present value of the estimated terminal value of Fluke in year 2003 and (ii) subtracting the current net debt of Fluke. The range of estimated terminal value for Fluke at the end of the five-year period was calculated by applying terminal value multiples of 7.0x to 9.0x to the projected 2003 EBITDA of Fluke. The cash flows and terminal value of Fluke were discounted to present value using discount rates ranging from 13.0% to 15.0%. Utilizing such terminal multiples and discount rates, this analysis resulted in an equity reference range for Fluke of approximately $23.43 to $30.88 per share of Fluke Common Stock, as compared to the implied equity valuation of the consideration to be received by Fluke Stockholders in the Merger of $34.58 based on the closing price of Danaher Common Shares on April 22, 1998.

  Pro Forma Merger Analysis. Salomon Smith Barney analyzed certain pro forma effects resulting from the Merger, including, among other things, the impact of the Merger on the projected EPS of Fluke for the calendar year 1998, based on internal estimates of the managements of Fluke. The results of the pro forma merger analysis suggested that the Merger would be accretive to the fully diluted EPS of Fluke and Danaher in calendar year 1998, both before and after giving effect to cost savings and other potential synergies, if any, anticipated by the management of Fluke to result from the Merger. The actual results achieved by the combined company may vary from projected results and the variations may be material.

  Other Factors and Comparative Analyses. In rendering its opinion, Salomon Smith Barney considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of (i) historical and projected financial results of Fluke and Danaher; (ii) the history of trading prices and volume for Fluke Common Stock and the relationship between movements in Fluke Common Stock and movements in the NASDAQ Composite Index; (iii) selected published analysts' reports on Fluke, including analysts' estimates as to the earnings growth potential of Fluke; and (iv) premiums paid in selected stock-for-stock transactions in the electronic test tool industry.

  Pursuant to the terms of Salomon Smith Barney's engagement, Fluke has agreed to pay Salomon Smith Barney for its services in connection with the Merger an aggregate financial advisory fee based on a percentage of the aggregate transaction value of the Merger. The fee payable to Salomon Smith Barney is currently estimated to be approximately $4,500,000. Fluke has also agreed to reimburse Salomon Smith Barney for travel and other out-of-pocket expenses incurred by Salomon Smith Barney in performing its services, including the fees and expenses of its legal counsel, and to indemnify Salomon Smith Barney and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Salomon Smith Barney's engagement. Salomon Smith Barney will receive greater compensation in the event that the Merger is completed than if it is not. Salomon Smith Barney has advised Fluke that, in the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of Fluke for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities.

  Salomon Smith Barney has in the past provided investment banking services to Fluke and Danaher unrelated to the Merger, for which services Salomon Smith Barney has received compensation. In addition, Salomon Smith Barney and its affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with Fluke and Danaher. Salomon Smith Barney as an internationally recognized investment banking firm and was selected by Fluke based on its experience, expertise and familiarity with Fluke and its business. Salomon Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Fluke Board with respect to the Merger Agreement, Fluke Stockholders should be aware that certain officers and directors of Fluke (or their affiliates) have interests in the Merger that are different from and in addition to the interests of Fluke Stockholders generally. The Fluke Board was aware of these interests and took these interests into account in approving the Merger Agreement and the transactions contemplated thereby.

  Fluke Options. Fluke and Danaher shall take all necessary action to provide that, at the Effective Time, all Stock Options under any Stock Option Plans will be canceled and retired and shall cease to exist, and that each holder of a Stock Option, whether or not then exercisable, shall receive with respect to such Stock Option, without any action on the part of such holder, the number of Danaher Common Shares equal to (i) the Fair Value of such Stock Option divided by (ii) the Closing Danaher Stock Price, where: the "Fair Value of such Stock Option" is equal to the product of (x) the number of shares of Fluke Common Stock subject to such Stock Option and (y) the excess, if any, of
(A) the product of the Exchange Ratio and the Closing Danaher Stock Price over
(B) the exercise price of such Stock Option; and the "Closing Danaher Stock Price" means the average of the daily last sale prices of Danaher Common Shares as reported on the NYSE Composite Transactions reporting system (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the ten consecutive full trading days ending at the close of trading on the trading day immediately preceding the Closing Date.

  As of the Record Date, 2,792,263 shares of Fluke Common Stock were issuable upon the exercise of outstanding Fluke Options, which options, assuming an Exchange Ratio of 0.90478 (and assuming a Closing Danaher Stock Price of $35 15/16, the closing price of Danaher Common Stock on the NYSE on June 5, 1998), will be converted to become approximately 1,162,788 Danaher Common Shares in the aggregate. All of the executive officers and all of the current non-employee directors of Fluke currently hold Fluke Options which will become Danaher Common Shares.

  Benefit Plans and Employee Matters. In the Merger Agreement, Danaher agreed that it will cause the Surviving Corporation to honor, in accordance with their respective terms as in effect on the date hereof, certain employment, severance and bonus agreements and arrangements to which Fluke is a party. Danaher intends to continue the Fluke Corporation Supplemental Retirement Plan, the Fluke Corporation Executive Deferred Compensation Plan and the Fluke Corporation Pre-Retirement Death Benefit Plan following the Effective Time, subject to their terms.

  Danaher also agreed that (i) for the period ending December 31, 1998, the Surviving Corporation shall continue the compensation and employee benefit and welfare plans and programs of Fluke to the extent practicable as in effect on the date hereof, and (ii) thereafter the Surviving Corporation shall provide employees of Fluke and its subsidiaries as a whole (A) compensation (including bonus and incentive awards) programs and plans and (B) employee benefit and welfare plans, programs, contracts, agreements and policies (including insurance and pension plans), fringe benefits and vacation policies which are substantially the same as or not materially less favorable in the aggregate to such employees than those generally in effect with respect to similarly situated employees of Danaher.

  Amendments to Retention Agreements. In connection with the Merger Agreement, employment agreements and change of control agreements between Fluke and certain of its employees were amended. See "Amendments to Retention Agreements."

  Indemnification; Insurance. In the Merger Agreement, Danaher has agreed that, from and after the Effective Time, it will cause the Surviving Corporation in the Merger to indemnify and hold harmless (including providing adequate funding), pursuant to the procedures set forth in the Merger Agreement, the present and former officers and directors of Fluke in respect of acts or omissions occurring prior to the Effective Time to the fullest extent provided under the Fluke Articles and Fluke Bylaws in effect on the date of the Merger Agreement. Danaher has also agreed to use its reasonable efforts to cause the Surviving Corporation in the Merger to maintain in effect for not less than three years after the Effective Time the current policies of directors' and officers' liability insurance maintained by Fluke with respect to matters occurring prior to the Effective Time; provided, however, that (i) the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the covered officers and directors and (ii) the Surviving Corporation will not be required to pay an annual premium for such insurance in excess of two times the last annual premium paid prior to the date hereof, but in such case will purchase as much coverage as possible for such amount.

ACCOUNTING TREATMENT

  The Merger is intended to qualify as a pooling-of-interests for accounting and financial reporting purposes. Consummation of the Merger is conditioned on Danaher's receipt of a letter, in form and substance reasonably satisfactory to Danaher, from Arthur Andersen LLP, independent auditors of Danaher, confirming its letter dated the date of this Proxy Statement/Prospectus to the effect that the Merger will qualify as a pooling-of-interests for accounting and financial reporting purposes. The Merger Agreement provides that this condition may not be waived by Danaher without Fluke's consent; provided that such consent shall not be withheld for any reason other than that such waiver would result in a material diminution in the value of the consideration to be received by the holders of Fluke Common Stock in the Merger; and provided, further, that such consent shall not be required if the failure to satisfy the condition set forth in the preceding sentence resulted from any act or omission of Fluke. Under the pooling-of-interests method of accounting, the recorded assets and liabilities of Danaher and Fluke will be carried forward to the combined company at their historical recorded amounts, income of the combined company will include income of Fluke and Danaher for the entire fiscal year in which the combination occurs, and the reported income of the separate companies for previous periods will be combined and restated as income of the combined company. See "The Merger Agreement--Closing Conditions" and "Unaudited Pro Forma Combined Financial Information."

  It is a condition to the Merger that Fluke obtain written undertakings by the thirtieth day prior to the Effective Time from each person who may be an "affiliate" of Fluke for purposes of Rule 145 under the Securities Act to the effect that, among other things, such person will not sell, transfer or otherwise dispose of, or direct or cause the sale, transfer or other disposition of, any shares of Fluke Common Stock or Danaher Common Shares or Stock Options during the 30 days prior to the Effective Time and will not sell, transfer or otherwise dispose of, or direct or cause the sale, transfer or other disposition of, any Danaher Common Shares received in or as a result of the Merger or otherwise until after such time as Danaher shall have publicly released a report in the form of a quarterly earnings report, registration statement filed with the Commission, a report filed with the Commission or any other public filing, statement or announcement which includes the combined financial results of Danaher and Fluke for a period of at least 30 days of combined operations of Danaher and Fluke following the Effective Time. See "The Merger Agreement--Closing Conditions."

REGULATORY APPROVALS

  Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated unless certain information has been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. On May 12, 1998, Danaher and Fluke furnished to the FTC and the Antitrust Division certain required information and documentary material with respect to the Merger. On June 3, 1998, Danaher and Fluke were notified that the waiting period requirements under the HSR Act had been satisfied.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking the divestiture of substantial assets of Fluke or Danaher. Fluke and Danaher believe that the consummation of the Merger will not violate the antitrust laws. There can be no assurance, however, that a challenge to the Merger on antitrust grounds will not be made, or, if such a challenge is made, what the result will be.

  Because of the international scope of Fluke's business, regulatory filings may also be required in certain European and other jurisdictions. Danaher and Fluke are in the process of determining what, if any, such filings will be required, but do not expect any such filings to affect the expected timing of the transaction.

  Other than as described herein, the Merger does not require the approval of any Federal or state or other agency.

FEDERAL SECURITIES LAW CONSEQUENCES

  All Danaher Common Shares issued in connection with the Merger will be freely transferable, except that any Danaher Common Shares received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Danaher or Fluke prior to the Merger may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act with respect to affiliates of Danaher or Fluke, or Rule 144 under the Securities Act with respect to persons who are or become affiliates of Danaher, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Danaher or Fluke generally include individuals or entities that control, are controlled by or are under common control with, such person and generally include the executive officers and directors of such person as well as principal stockholders of such person.

  Affiliates may not sell their Danaher Common Shares acquired in connection with the Merger, except pursuant to an effective registration under the Securities Act covering such shares or in compliance with Rule 145 under the Securities Act (or Rule 144 under the Securities Act in the case of persons who become affiliates of Danaher) or another applicable exemption from the registration requirements of the Securities Act. In general, Rule 145 under the Securities Act provides that for one year following the Effective Time an affiliate (together with certain related persons) would be entitled to sell Danaher Common Shares acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144. Additionally, the number of shares to be sold by an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 under the Securities Act may not exceed the greater of 1% of the outstanding Danaher Common Shares or the average weekly trading volume of such shares during the four calendar weeks preceding such sale. Rule 145 under the Securities Act will remain available to affiliates if Danaher remains current with its informational filings with the Commission under the Exchange Act. One year after the Effective Time, an affiliate of Fluke will be able to sell such Danaher Common Shares without being subject to such manner of sale or volume limitations provided that Danaher is current with its Exchange Act informational filings and such affiliate is not then an affiliate of Danaher. Two years after the Effective Time, an affiliate will be able to sell such Danaher Common Shares without any restrictions so long as such affiliate had not been an affiliate of Danaher for at least three months prior to the date.

  Commission guidelines regarding qualifying for the "pooling-of-interests" method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. Commission guidelines also indicate that the "pooling-of-interests" method of accounting generally will not be challenged on the basis of sales by affiliates of the acquiring or acquired company if such affiliates do not dispose of any of the shares of the corporation they own, or shares of a corporation they receive in connection with a merger, during the period beginning 30 days before the merger is consummated and ending when financial results covering at least 30 days of post-merger operations of the combined companies have been published. See "The Merger--Accounting Treatment."

STOCK OPTION AGREEMENT

  In connection with the execution of the Merger Agreement, Danaher and Fluke entered into the Stock Option Agreement pursuant to which Fluke has issued Danaher an Option to purchase up to 3,636,874 shares of Fluke Common Stock (or 19.9% of the outstanding shares of Fluke Common Stock as of the Record Date, without including any shares subject to or issued pursuant to the Option) at an exercise price of $34.00 per share. Danaher may exercise the Option, in whole or in part, at any time or from time to time within 180 days following the occurrence of certain "Triggering Events" which are described below. To the knowledge of Fluke and Danaher, no Triggering Event has occurred as of the date of this Proxy Statement/Prospectus.

  The Option terminates upon the earliest to occur of (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof unless (A) such termination follows the occurrence of a Triggering Event, (B) such termination is by Danaher upon any breach by Fluke of any representation, warranty, covenant or agreement set forth in the Merger Agreement (if the breach by Fluke giving rise to such right of termination is willful) or (C) such termination is by Fluke upon receipt of a Superior Proposal (as hereinafter defined); or (iii) the passage of 12 months after termination of the Merger Agreement if (A) such termination follows the occurrence of a Triggering Event, (B) such termination is by Danaher under circumstances described in clause (ii)(B) above or (C) such termination is by Fluke under circumstances described in clause (ii)(C) above.

  Under the Stock Option Agreement, a "Triggering Event" is defined as any event or transaction entitling Danaher to terminate the Merger Agreement if
(i) the Fluke Board shall withdraw, modify or change its recommendation of the Merger or shall recommend a Takeover Proposal (as hereinafter defined) to Fluke Stockholders or (ii) any person or group shall have acquired 10% or more of the outstanding Fluke Common Stock; provided that such event or transaction shall only be a Triggering Event if any person or "group" acquiring beneficial ownership of more than 10% of the outstanding shares of capital stock of the Fluke shall have refused or failed to deliver to Danaher upon request a binding commitment reasonably satisfactory in form and substance to Danaher to the effect that such acquisition is purely for investment purposes and that such person or the members of such "group" shall not take any action that may frustrate the transactions contemplated by the Merger Agreement.

  Immediately prior to the occurrence of a Repurchase Event (as defined in the Stock Option Agreement), (i) following a request of Danaher, delivered prior to an Exercise Termination Event (as defined in the Stock Option Agreement), Fluke (or any successor thereto) shall repurchase the Option from Danaher at a price (the "Option Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days of such occurrence (or such later period as provided in the Stock Option Agreement), Fluke shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price (as hereinafter defined) multiplied by the number of Option Shares so designated. The term "Market/Offer Price" shall mean the highest of (i) the price per share of Fluke Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Fluke Common Stock to be paid by any third party pursuant to an agreement with Fluke, (iii) the highest closing price for shares of Fluke Common Stock within the six-month period immediately preceding the date Danaher gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of Fluke's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Fluke as determined by a nationally recognized investment banking firm selected by Danaher or the Owner, as the case may be, and reasonably acceptable to Fluke, divided by the number of shares of Fluke Common Stock outstanding at the time of such sale; provided, however, that if and to the extent the operation of this provision would require a shareholder vote pursuant to the "anti-greenmail" provisions set forth in Article V of the Fluke Articles, the Market/Offer Price shall be no higher than the Market Price (as defined in the Fluke Articles).

  Notwithstanding the foregoing, Danaher has agreed in the Merger Agreement and in the Stock Option Agreement that the sum of the Termination Fee, the Expense Fee and the value of the Option (measured by the Option Repurchase Price) shall not exceed $20 million, and if such amounts would be payable, Danaher shall determine the allocation among the Termination Fee, Expense Fee and the Option.

  Pursuant to the Stock Option Agreement, at any time after a Purchase Event (as defined therein), Fluke will be obligated, under certain circumstances, to file a registration statement under the Securities Act if necessary in order to permit the sale or other disposition of the shares of Fluke Common Stock that have been acquired upon exercise of the Option. Fluke is not required to file more than two such registration statements under the Stock Option Agreement.

  The foregoing is a summary of the material provisions of the Stock Option Agreement, a copy of which is included as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus forms a part. See "Available Information." This summary is qualified in its entirety by reference to the Stock Option Agreement which is incorporated herein by this reference.

STOCKHOLDERS SUPPORT AGREEMENTS

  Concurrently with the execution of the Merger Agreement, Danaher and each Supporting Stockholder executed Stockholders Support Agreements pursuant to which each Supporting Stockholder agreed that, among other things, such Supporting Stockholder (i) will not, and will not permit any company, trust or other entity controlled by such Supporting Stockholder to, contract to sell, sell or otherwise transfer or dispose of any of the shares of the capital stock of Fluke of which such Supporting Stockholder is the record or beneficial owner ("Supporting Stockholder Shares") or any interest therein or securities convertible thereinto or any voting rights with respect thereto, other than (x) pursuant to the Merger or (y) with Danaher's prior written consent, (ii) will not, and will not permit any such company, trust or other entity to, directly or indirectly (including through its officers, directors, employees, or other representatives), solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any Competing Transaction, or negotiate, explore or otherwise engage in discussions with any person (other than Danaher, Sub or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement, or understanding with respect to any Competing Transaction or agree to or otherwise assist in the effectuation of any Competing Transaction; provided, however, that nothing in any Stockholders Support Agreement prevents any Supporting Stockholder from taking any action or omitting to take any action as a member of the Fluke Board to the extent permitted by the Merger Agreement (as described below under the caption "The Merger Agreement--Amendment; Termination; Expenses"), and (iii) will vote all of such Supporting Stockholder Shares beneficially owned by such Supporting Stockholder, or over which such Supporting Stockholder has voting power or control, directly or indirectly (including any Fluke Common Stock acquired after the date of the Stockholders Support Agreement), at the record date for any meeting of stockholders of Fluke called to consider and vote to approve the Merger and the Merger Agreement and/or the transactions contemplated thereby in favor thereof and such Supporting Stockholder will not vote such Supporting Stockholder Shares in favor of any Competing Transaction. In the event the Merger Agreement is terminated in accordance with its terms, the Stockholders Support Agreements shall automatically terminate and be of no further force or effect; provided, however, that if the Merger Agreement is terminated under circumstances in which the Termination Fee shall be payable under the Merger Agreement, then the Stockholders Support Agreements shall only terminate upon the payment in full by Fluke of all amounts payable pursuant to the Merger Agreement. Upon such termination, except for any rights any party may have in respect of any breach by any other party of its obligations hereunder, none of the parties hereto shall have any further obligation or liability under such agreements.

  Each Supporting Stockholder and the number of shares of Fluke Common Stock beneficially owned (excluding shares which may be acquired upon the exercise of options) by such Supporting Stockholder or over which such Supporting Stockholder has voting control are as follows: Fluke Capital and Management Services Company ("FCMS") (1,862,792 shares); David Fluke (1,989,508 shares (including shares held through FCMS)); John Fluke, Jr. (1,957,146 shares (including shares held through FCMS)); William Parzybok (22,173 shares); David Katri (14,846 shares); Elizabeth Huebner (4,135 shares); Douglas McKnight (10, 540 shares); and George Winn (5,696 shares).

  FCMS, David Fluke and John Fluke, Jr., in their Stockholders Support Agreement with Danaher agreed, among other things and subject to certain limited exceptions that they each will not, for three years from the Effective Time, carry on or participate in the design, manufacture or marketing of electronic test tools (the "Company Business") in competition with the Surviving Company in any country in which the Surviving Company operates. Each of the aforementioned Supporting Stockholders also agrees, for a period of five years from the Effective Time, not to lend or allow his name or reputation to be used in or to promote any Company Business, other than for the benefit of Danaher and its affiliates (including the Surviving Company), or solicit, divert or attempt to divert from Danaher and its affiliates any business constituting, or any customer of, or any supplier of, any part of the Surviving Company Business then conducted by the Surviving Company, Danaher or any of their affiliates.

  The Stockholders Support Agreement by and among Danaher and William Parzybok, David Katri, Elizabeth Huebner, Douglas McKnight and George Winn includes restrictions similar in scope to those described in the preceding paragraph, which survive for three years after the Effective Time.

  The foregoing is a summary of the material provisions of the Stockholders Support Agreements, which are filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus forms a part. See "Available Information." This summary is qualified in its entirety by reference to the full texts of the Stockholders Support Agreements.

AMENDMENTS TO RETENTION AGREEMENTS

  In connection with the Merger Agreement, the Employment Agreement dated December 12, 1995 between Fluke and William Parzybok (the "Parzybok Employment Agreement") and the Employment Agreement dated December 12, 1995 between Fluke and Richard Van Saun (the "Van Saun Employment Agreement") were amended and restated. The Parzybok and Van Saun Employment Agreements provide for the payment of certain severance benefits upon a change of control of Fluke and although these Agreements contained non-competition provisions, such provisions did not apply following a change of control.

  As a condition of Danaher entering into the Merger Agreement, Fluke and Messrs. Parzybok and Van Saun amended and restated the Parzybok Employment Agreement and the Van Saun Employment Agreement, respectively, to (i) eliminate their option to elect to receive a lump sum cash payment for certain Fluke stock options held by them upon a change of control and (ii) provide that the non-competition provisions in the Employment Agreements will continue following the acquisition of Fluke by Danaher.

  Under the terms of the Parzybok Employment Agreement, if Mr. Parzybok leaves after a change of control, Fluke must pay, for the remaining term of the contract (minimum of one year), severance equal to the average annual cash compensation for the three complete fiscal years prior to the date of termination, and certain other compensation unreduced by any compensation from other employment. If, as is expected, Mr. Parzybok leaves Fluke on or around July 10, 1998, the following maximum severance benefits would be payable: cash compensation, $2,044,000; estimated variable compensation, $57,000; contribution to the supplemental retirement program, $95,000; payments in lieu of continued accruals and contributions to the defined benefit and defined contribution plans, $38,000; immediate exercisability of all stock options for the term of the agreement, and the continuation of medical and life insurance benefits for the term of the agreement. If the total amounts payable to Mr. Parzybok under his employment agreement, together with all other payments to which he is entitled, would constitute an excess parachute payment as defined in Section 280G of the Code, he will receive the larger of (i) the sum of such payments reduced to the largest amount that may be paid without any portion of such amount being subject to the excise tax imposed by Section 4999 of the Code and (ii) the sum of such payments net of the excise tax (in both cases after adjustment for normal income taxes).

  In addition, the Van Saun Employment Agreement was further amended to provide that the term of Mr. Van Saun's employment by Fluke would continue for a period of at least one year following the Effective Time of the Merger and that he would provide Fluke a minimum of six months' prior written notice of his intention to terminate his employment with Fluke. If Mr. Van Saun terminates his employment with Fluke prior to one year following the Closing Date or without providing six months notice, Fluke shall not be liable to him for any severance payments otherwise due Mr. Van Saun under the Van Saun Employment Agreement.

  Fluke and David Katri amended the Change of Control Agreement dated December 11, 1996 between Fluke and David Katri (the "Katri Change of Control Agreement") to provide that Fluke's becoming a subsidiary of Danaher would not constitute a material reduction in the level or nature of his status, title, position, authority or responsibility as an officer of Fluke. Mr. Katri waived any right to terminate his employment with Fluke because of the change of control of Fluke contemplated by the Merger Agreement. Mr. Katri also agreed not to compete with Fluke for a three year period following termination of his employment with Fluke.

  The Katri Change of Control Agreement will remain in effect until the second anniversary of the Closing Date and at that time, a Separation Agreement entered into among Danaher, Fluke and Mr. Katri (the "Separation Agreement") will become effective. Under the Separation Agreement, if Mr. Katri is terminated by Fluke without cause or if he terminates his employment for good reason, he has the right to payment of two years' severance compensation by Fluke.

  Fluke is a party to change of control agreements with certain executive officers, including, among others Elizabeth Huebner, Vice President, Chief Financial Officer and Douglas McKnight, Vice President, General Counsel and Corporate Secretary. Under the terms of these agreements, if an officer terminates his or her employment for good reason based upon a material reduction in the level or nature of the employee's status, title, position, authority or responsibility as an officer of Fluke, as in effect immediately prior to the change of control, then certain compensation and other benefits will be paid. If, as is expected, Ms. Huebner and Mr. McKnight leave Fluke on or around July 10, 1998, severance benefits would consist of full base salary for the minimum 90 day period between the notice of termination and the termination date, two years of annual cash compensation, an annual contribution to the supplemental retirement program, and immediate exercisability of all stock options. The maximum severance benefits payable to Ms. Huebner and Mr. McKnight would be $562,000 and $513,000, respectively. No other Fluke employee that is party to a change of control agreement with Fluke is expected to terminate employment in connection with this transaction. These change of control agreements provide that for a three year period following the Closing Date, Ms. Huebner and Mr. McKnight will not compete with Fluke.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

  After the Merger, the Surviving Company will be a wholly owned subsidiary of Danaher. Danaher currently intends to retain all of Fluke's facilities and they will continue to operate as they have in the past. Danaher also intends to continue certain Fluke benefits plans. See "--Interests of Certain Persons in the Merger--Fluke Options" and "--Interests of Certain Persons in the Merger-- Benefit Plans and Employee Matters."

  It is currently contemplated that, while certain Fluke executives and employees will retire following the Merger, most of Fluke's chief operating personnel are expected to remain with the Surviving Company.

                             THE MERGER AGREEMENT

  The description of the Merger Agreement set forth below does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Annex A to this Proxy
Statement/Prospectus and incorporated by reference herein.

TERMS OF THE MERGER

  The Merger. Subject to the terms and conditions of the Merger Agreement, Sub will merge with and into Fluke at the Effective Time. Fluke will continue as the Surviving Corporation. The separate corporate existence of Sub will then cease, and the internal corporate affairs of the Surviving Corporation will continue to be governed by the laws of the State of Washington.

  Effective Time. Subject to the provisions of the Merger Agreement, as soon as practicable after the satisfaction or waiver, if applicable, of the conditions to the Merger, the parties shall file articles of merger or other appropriate documents (in any such case, the "Articles of Merger") executed in accordance with the relevant provisions of the Washington Business Corporation Act ("WBCA") and shall make all other filings or recordings required under the WBCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Washington Secretary of State, or at such other time as Sub and Fluke shall agree should be specified in the Articles of Merger (the date and time of such filing, or such later date or time as may be set forth therein, being the "Effective Time").

  Certificate of Incorporation and By-Laws. The Merger Agreement provides that the certificate of incorporation of Sub as in effect immediately prior to the Effective Time will become the certificate of incorporation of the Surviving Corporation (except that such certificate of incorporation shall be amended at the Effective Time to provide that the name of the Surviving Corporation shall be "Fluke Corporation"). The by-laws of Sub in effect at the Effective Time will become the by-laws of the Surviving Corporation.

  Directors. The directors of Sub at the Effective Time shall continue as the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

  Officers. The officers of Fluke immediately prior to the Effective Time shall become the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

EFFECT ON CAPITAL STOCK

  Conversion of Fluke Common Stock in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Danaher, Sub, Fluke, or the holders of any shares of Fluke Common Stock or any shares of capital stock of Sub: (i) each share of the capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one fully paid and nonassessable share of common stock of the Surviving Corporation; and (ii) each share of Fluke Common Stock that is owned by Fluke or by any subsidiary of Fluke and each share of Fluke Common Stock that is owned by Danaher, Sub or any other subsidiary of Danaher immediately prior to the Effective Time shall automatically be canceled and retired without any conversion thereof and no consideration shall be delivered with respect thereto.

  Each share of Fluke Common Stock issued and outstanding as of the Effective Time, other than Dissenting Shares, shall be converted into the right to receive 0.90478 of a Danaher Common Share (subject to increase under certain circumstances, as described under "--Amendment; Termination; Expenses"). If, prior to the Effective Time, Danaher should split or combine Danaher Common Shares, or pay a stock dividend or other stock distribution in Danaher Common Shares, then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution.

  As of the Effective Time, all such shares of Fluke Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the Danaher Common Shares into which such Fluke Common Stock was converted in the Merger. The holders of such certificates previously evidencing such shares of Fluke Common Stock and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Fluke Common Stock as of the Effective Time except as otherwise provided in the Merger Agreement or by law. Such certificates previously representing shares of Fluke Common Stock shall be exchanged for certificates representing whole Danaher Common Shares issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of "Exchange of Certificates," without interest. No fractional Danaher Common Share shall be issued, and in lieu thereof a cash payment shall be made. See "No Fractional Shares."

  Exchange of Certificates. Prior to the Effective Time, Danaher shall enter into an agreement with SunTrust Bank, Atlanta as Exchange Agent, and as contemplated by such agreement, Danaher shall deposit, or shall cause to be deposited, with the Exchange Agent as of the Effective Time for the benefit of the holders of shares of Fluke Common Stock, for exchange through the Exchange Agent, certificates representing the Danaher Common Shares issuable pursuant to the terms of the Merger Agreement described in "Effect on Capital Stock" in exchange for outstanding shares of Fluke Common Stock (such certificates representing Danaher Common Shares, together with any dividends or distributions with respect thereto, being collectively referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Danaher Common Shares contemplated to be issued pursuant to the terms of the Merger Agreement described in "Effect on Capital Stock" out of the Exchange Fund. Except as contemplated by the terms of the Merger Agreement described in "No Fractional Shares," the Exchange Fund shall not be used for any other purpose.

  As soon as reasonably practicable after the Effective Time, Danaher shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Fluke Common Stock (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in a customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Danaher Common Shares. Until surrendered as contemplated by the terms of the Merger Agreement, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate evidencing whole Danaher Common Shares, cash in lieu of any fractional Danaher Common Shares to which such holder is entitled and any dividends or other distributions to which such holder is entitled pursuant to the terms of the Merger Agreement. No interest will be paid or will accrue on any cash payable pursuant to the provisions of the Merger Agreement concerning unexchanged shares and fractional shares.

  No dividends or other distributions declared or made after the Effective Time with respect to Danaher Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Danaher Common Shares represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder, in each case until the surrender of such Certificate in accordance with the terms of the Merger Agreement.

  All Danaher Common Shares issued upon the surrender for exchange of Certificates in accordance with the terms of the Merger Agreement shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Fluke Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Fluke on such shares of Fluke Common Stock in accordance with the terms of the Merger Agreement or prior to the date of the Merger Agreement and which remain unpaid at the Effective Time and have not been paid prior to surrender. At the Effective Time, the stock transfer books of Fluke shall be closed, and there shall be no further registration of transfers of shares of Fluke Common Stock thereafter on the records of Fluke.

  No Fractional Shares. No certificates or scrip representing fractional Danaher Common Shares shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a Danaher Stockholder. Following the Effective Time, Danaher shall instruct the Exchange Agent to determine the excess of (x) the number of full Danaher Common Shares delivered to the Exchange Agent by Danaher over (y) the aggregate number of Danaher Common Shares to be distributed to holders of Certificates (such excess being the "Excess Shares"). As soon after the Effective Time as practicable, the Exchange Agent, as agent for such holders of Certificates, shall sell the Excess Shares at the then prevailing prices on the NYSE. Until the net proceeds of such sale or sales have been distributed to such holders of Certificates, the Exchange Agent will hold such proceeds in trust for such holders of Certificates. The Exchange Agent shall determine the portion of such amount to which each holder of one or more Certificates shall be entitled, if any, and shall promptly pay such amounts to such holders of Certificates subject to and in accordance with the terms of the Merger Agreement.

  Dissenting Stockholders. Notwithstanding anything in the Merger Agreement to the contrary, shares of Fluke Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who did not vote in favor of the adoption of the Merger Agreement, who are entitled to demand the fair value of such shares of Fluke Common Stock under Sections 13.010 through 13.310 of the WBCA, and who comply with all of the relevant provisions of such Sections (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive Danaher Common Shares (unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their dissenters' rights under the WBCA), but shall instead be entitled to all applicable dissenters' rights as are prescribed by the WBCA. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such dissenters' rights, such holder's shares of Fluke Common Stock shall thereupon be converted into and become exchangeable for the right to receive, as of the Effective Time, Danaher Common Shares, without any interest thereon. Fluke shall give Danaher
(i) prompt notice of any written demands for payment for any Fluke Common Stock under Section 13.210 of the WBCA, attempted withdrawals of such demands, and any other instruments served pursuant to the WBCA and received by Fluke relating to dissenters' rights, and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to the exercise of dissenters' rights under the WBCA. Fluke shall not, except with the prior written consent of Danaher, voluntarily make any payment with respect to any demands for payment for Fluke Common Stock under the WBCA, offer to settle or settle any such demands or approve any withdrawal of any such demands. The relevant provisions of the WBCA are attached to this Proxy Statement/Prospectus as Annex C.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of the parties thereto. The Merger Agreement includes representations and warranties by Fluke as to (i) the corporate organization, standing and power of Fluke and its subsidiaries, (ii) approvals by the Fluke Board and fairness opinions received by Fluke, (iii) its capitalization, (iv) the authorization of the Merger Agreement, (v) pending or threatened litigation, (vi) the Merger Agreement's noncontravention of any agreement, law or charter or by-law provision and the absence of the need (except as specified) for governmental or third-party consents to the Merger, (vii) the terms, existence, operations, liabilities and compliance with applicable laws of Fluke employee plans, and certain other matters relating to the Employee Retirement Income Security Act of 1974, as amended, (viii) payment of taxes, (ix) ownership of and rights to use certain intellectual property, (x) the accuracy of Fluke's financial statements and filings with the Commission, (xi) the conduct of Fluke's business in the ordinary and usual course and the absence of any material adverse change (as hereinafter defined), (xii) certain contracts and leases of Fluke and its subsidiaries, (xiii) parachute payments, (xiv) brokers and finders employed by Fluke, (xv) the accuracy of information to be supplied by Fluke for inclusion in this Proxy Statement/Prospectus and in the Registration Statement, (xvi) labor agreements involving Fluke or its subsidiaries, (xvii) material contracts and debt instruments, (xviii) title to properties, (xix) the amendment of the Fluke Rights Agreement, (xx) state statutes, and (xxi) the accounting for the Merger as a pooling-of-interests.

  The Merger Agreement also includes representations and warranties by Danaher and Sub as to: (i) the corporate organization, standing and power of Danaher and its subsidiaries; (ii) the authorization of the Merger

Agreement and the Stock Option Agreement, (iii) Danaher's capitalization, (iv) the authorization of the Danaher Common Shares to be issued pursuant to the Merger Agreement, (v) pending or threatened litigation, (vi) the Merger Agreement's noncontravention of any agreement, law or charter or by-law provision and the absence of the need (except as specified) for governmental or third-party consents to the Merger, (vii) the accuracy of Danaher's financial statements and filings with the Commission, (viii) the absence of any material adverse change, (ix) the ownership, activities and assets of Sub,
(x) brokers and finders employed by Danaher, (xi) the accuracy of information to be supplied by Danaher for inclusion in this Proxy Statement/Prospectus and in the Registration Statement, and (xii) the accounting for the Merger as a pooling-of-interests.

CERTAIN COVENANTS

  Conduct of Business by Fluke. The Merger Agreement provides that between the date of the Merger Agreement and the Effective Time, Fluke shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course and use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them. The Merger Agreement further provides, without limiting the generality of the foregoing, that between the date of the Merger Agreement and the Effective Time, except as contemplated by the Merger Agreement (or as disclosed by Fluke to Danaher at the time of entering into the Merger Agreement), Fluke shall not, and shall not permit any of its subsidiaries, without the prior written approval of Danaher, to: (i) (A) declare, set aside or pay (whether in cash, stock, property, or otherwise) any dividends on, or make any other distributions in respect of, any of its capital stock, other than (x) the regular quarterly dividend declared by Fluke with a record date of April 24, 1998 and (y) dividends and distributions by any direct or indirect wholly owned subsidiary of Fluke to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of Fluke or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (ii) other than the issuance of Fluke Common Stock upon the exercise of Stock Options outstanding on the date of the Merger Agreement in accordance with their present terms or in accordance with the present terms of any employment agreements existing on the date of the Merger Agreement, (A) issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, grant, sale, award, pledge or other encumbrance (including limitations in voting rights) or authorization of, any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, (B) amend or otherwise modify the terms of any such rights, warrants or options or (C) accelerate the vesting of any of the Stock Options; (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents, or amend or take any other action with respect to the Rights Agreement or the Rights that is adverse to Danaher; (iv) acquire or agree to acquire (for cash or shares of stock or otherwise) (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets except purchases of inventory in the ordinary course of business consistent with past practice;
(v) mortgage or otherwise encumber or subject to any lien, or sell, lease, exchange or otherwise dispose of any of its properties or assets, except for sales of its properties or assets in the ordinary course of business consistent with past practice; (vi)(A) incur any indebtedness for borrowed money (including under existing credit facilities) or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Fluke or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for the incurrence of indebtedness to finance Fluke's working capital needs which, in the aggregate, do not exceed $1,000,000 provided that the terms of any such indebtedness (including any prepayment penalty) shall be subject to the approval of Danaher, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to Fluke or any direct or indirect wholly owned subsidiary of Fluke; (vii) make or agree to make any new capital expenditures which, individually, exceed $250,000 or which, in the aggregate, exceed

$2,000,000; (viii) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for Federal income tax purposes, except as may be required by applicable law; (ix) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Fluke included in the documents filed with the Commission or incurred in the ordinary course of business consistent with past practice; (x) (A) increase the rate or terms of compensation payable or to become payable generally to any of Fluke's directors, officers or employees, (B) pay or agree to pay any pension, retirement allowance or other employee benefit not provided for by any existing Pension Plan, Benefit Plan or employment agreement described in documents filed by Fluke with the Commission prior to the date of the Merger Agreement, (C) commit itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, continuation pay, termination pay, retirement or other employee benefit plan, agreement or arrangement, or increase the rate or terms of any employee plan or benefit arrangement, (D) enter into any employment agreement with or for the benefit of any person or (E) increase the rate of compensation under or otherwise change the terms of any existing employment agreement; (xi) except in the ordinary course of business consistent with past practice, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material contract or agreement to which Fluke or any subsidiary is a party or waive, release or assign any material rights or claims; or (xii) authorize any of, or commit or agree to take any of the foregoing actions.

  Conduct of Business by Danaher. During the period from the date of the Merger Agreement to the Effective Time, Danaher has agreed that it shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course and use all reasonable efforts to preserve their relationships with customers, suppliers and others having business dealings with them; provided that the foregoing shall not prevent Danaher or any of its subsidiaries from discontinuing or disposing of any part of its assets or business or from acquiring any assets or businesses or from entering into any financing transactions if such action is, in the judgment of Danaher, desirable in the conduct of the business of Danaher and its subsidiaries. Without limiting the generality of the foregoing, during the period from the date of the Merger Agreement to the Effective Time, except as contemplated by the Merger Agreement (or as disclosed to Fluke at the time of entering into the Merger Agreement), Danaher has agreed that it shall not, and shall not permit any of its subsidiaries to: (i) (A) declare, set aside or pay (whether in cash or property) any dividends on, or make any other distributions in respect of, any capital stock other than dividends and distributions by any direct or indirect wholly owned subsidiary of Danaher to its parent and except for regular quarterly cash dividends (in an amount determined in a manner consistent with Danaher's past practice) declared by the Danaher Board with customary record and payment dates, (B) split, combine or reclassify any of its capital stock (other than the previously announced stock split proposed by Danaher) or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Danaher's capital stock or (C) purchase, redeem or otherwise acquire any Danaher Common Shares; (ii) amend its certificate of incorporation (except for the purpose of increasing its authorized capitalization), by-laws or other comparable charter or organizational documents in a manner which would reasonably be expected to be materially adverse to the stockholders of Fluke; or (iii) authorize, or commit or agree to take any of, the foregoing actions.

  No Solicitation. Fluke has agreed in the Merger Agreement that it shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, Fluke or any of its subsidiaries to, (i) solicit or initiate, or encourage the submission of, any Takeover Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that prior to the Effective Time, to the extent required by the fiduciary obligations of the Fluke Board, as determined in good faith by the Fluke Board after receipt of the advice of outside counsel, Fluke may, (A) in response to an unsolicited request therefor, furnish information with respect to Fluke to any person pursuant to a confidentiality agreement no less favorable to Fluke than the Non-Disclosure Agreement and discuss such information (but not the terms of any possible Takeover Proposal) with such person and (B) upon receipt by Fluke of a Takeover Proposal, following delivery to Danaher of the notice required pursuant to the Merger Agreement, participate in negotiations regarding such Takeover Proposal. For purposes of the Merger Agreement, "Takeover Proposal" means any proposal or offer (whether or not in writing and whether or not delivered to Fluke's shareholders generally) for an Alternative Transaction. An "Alternative Transaction" means a merger or other business combination involving Fluke or any of its Material Subsidiaries (as defined in the Merger Agreement) or any acquisition in any manner, directly or indirectly, of any voting securities of, or in excess of 10% of the book value of the assets of, Fluke or any of its Material Subsidiaries, or any other transaction that would involve the transfer or potential transfer of an interest in or control of Fluke or any of its Material Subsidiaries, other than the transactions contemplated by the Merger Agreement.

  Neither the Fluke Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify (other than a nonpublic proposal by a committee to the full Fluke Board), in a manner adverse to Danaher or Sub, the approval or recommendation by such Fluke Board or any such committee of the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend (other than a nonpublic proposal by a committee to the full Fluke Board), any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, in the event the Fluke Board receives a Takeover Proposal that, in the exercise of its fiduciary obligations (as determined in good faith by the Fluke Board after receipt of the written advice of outside counsel), it determines to be a Superior Proposal, the Fluke Board may (subject to compliance with its notification and payment obligations as described in the following sentences) withdraw or modify its approval or recommendation of the Merger Agreement or the Merger, approve or recommend any such Superior Proposal, enter into an agreement with respect to such Superior Proposal or terminate the Merger Agreement, in each case at any time after the second business day following Danaher's receipt of written notice (a "Notice of Superior Proposal") advising Danaher that the Fluke Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. In addition, if any of (i), (ii) or
(iii) listed above shall occur, Fluke shall pay, or cause to be paid, to Danaher the Termination Fee and the Expense Fee (as described below under "-- Amendment; Termination; Expenses"). For purposes of the Merger Agreement, a "Superior Proposal" means any bona fide Takeover Proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares of Fluke Common Stock then outstanding or all or substantially all the assets of Fluke, and otherwise on terms which the Fluke Board determines in its good faith reasonable judgment (after receipt of the written advice of a financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to Fluke Stockholders than the Merger. Nothing in the Merger Agreement shall prohibit Fluke from taking and disclosing to Fluke Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise making any disclosures required by the fiduciary obligations of the Fluke Board that would not violate or be inconsistent with Fluke's obligations under the Merger Agreement.

  In addition to the obligations of Fluke described above, Fluke shall promptly advise Danaher orally and in writing of any request for information or of any Takeover Proposal, or any inquiry with respect to or which could reasonably be expected to lead to any Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the person making any such Takeover Proposal or inquiry. Fluke shall keep Danaher informed on a current basis of the status and details of any such request, Takeover Proposal or inquiry.

  Benefit Plans and Employee Matters. In the Merger Agreement, Danaher has agreed that Fluke will honor, and, from and after the Effective Time, Danaher will cause the Surviving Corporation to honor, in accordance with their respective terms as in effect on the date hereof, certain employment, severance and bonus agreements and arrangements to which Fluke is a party. Danaher intends to continue the Fluke Corporation Supplemental Retirement Plan, the Fluke Corporation Executive Deferred Compensation Plan and the Fluke Corporation Pre-Retirement Death Benefit Plan following the Effective Time, subject to their terms.

  Danaher has further agreed in the Merger Agreement that (i) for the period ending December 31, 1998, the Surviving Corporation shall continue the compensation and employee benefit and welfare plans and programs of Fluke to the extent practicable as in effect on the date hereof, and (ii) thereafter the Surviving Corporation shall provide employees of Fluke and its subsidiaries as a whole (A) compensation (including bonus and incentive awards) programs and plans and (B) employee benefit and welfare plans, programs, contracts, agreements and policies (including insurance and pension plans), fringe benefits and vacation policies which are substantially the same as or not materially less favorable in the aggregate to such employees than those generally in effect with respect to similarly situated employees of Danaher.

CLOSING CONDITIONS

  Conditions to Each Party's Obligations to Effect the Merger. The Merger Agreement makes the respective obligation of each party to effect the Merger subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

    (i) the Fluke Stockholders shall have adopted the Merger Agreement;

    (ii) the Danaher Common Shares issuable to the Fluke Stockholders pursuant to the Merger Agreement and under the Stock Option Plans shall have been approved for listing on the NYSE, subject to official notice of issuance;

    (iii) no litigation brought by a Governmental Entity shall be pending, and no litigation shall be threatened by any Governmental Entity, which seeks to enjoin or prohibit the consummation of the Merger, and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect;

    (iv) the Registration Statement shall have been declared effective by the Commission under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission, and no proceedings for that purpose shall have been initiated or, to the knowledge of Danaher or Fluke, threatened by the Commission;

    (v) the applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated; and

    (vi) other than the filing of merger documents in accordance with the WBCA, all authorizations, consents, waivers, orders or approvals required to be obtained, and all filings, notices or declarations required to be made, by Danaher, Sub and Fluke prior to the consummation of the Merger and the transactions contemplated hereunder shall have been obtained from, and made with, all required Governmental Entities except for such authorizations, consents, waivers, orders, approvals, filings, notices or declarations the failure to obtain or make which would not have a material adverse effect, at or after the Effective Time, on the Surviving Corporation or Danaher.

  Additional Conditions to Obligations of Danaher and Sub. The Merger Agreement also makes the obligations of Danaher and Sub to effect the Merger subject to the following conditions:

    (i) each of the representations and warranties of Fluke contained in the Merger Agreement shall, as of the Closing Date as though made on and as of the Closing Date, be true and correct except for such failures to be true and correct as could not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Fluke or Danaher (except that where any statement in a representation or warranty is expressly qualified by a material adverse effect, such statement shall be true and correct in all respects); provided that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date;

    (ii) Fluke shall have performed or complied in all material respects with the agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Closing Date;

    (iii) Fluke shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the Merger under all loan or credit agreements, notes, mortgages, indentures, leases or other agreements or instruments to which it or any of its Material Subsidiaries is a party, except those for which failure to obtain such consents and approvals would not have a material adverse effect on Fluke prior to or after the Effective Time or a material adverse effect on Danaher after the Effective Time;

    (iv) Danaher shall have received the opinion of Wachtell, Lipton, Rosen & Katz, counsel to Danaher, dated the date of the Proxy Statement, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated for Federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), which opinion shall not have been withdrawn or modified in any material respect (provided that the issuance of such opinion shall be conditioned on the receipt of customary representation letters);

    (v) Danaher shall have received from Arthur Andersen LLP, as independent auditors of Danaher, on the date of the Proxy Statement and on the Closing Date, letters, in each case dated as of such respective dates, addressed to Danaher, in form and substance reasonably acceptable to Danaher and to the effect that the business combination to be effected by the Merger is required to be accounted for as a pooling-of-interests by Danaher for purposes of its consolidated financial statements under generally accepted accounting principles and applicable Commission rules and regulations. No action shall have been taken by any Governmental Entity or any statute, rule, regulation or order enacted, promulgated or issued by any Governmental Entity, or any proposal made for any such action by any Governmental Entity which is reasonably likely to be put into effect, that would prevent Danaher from accounting for the business combination to be effected by the Merger as a pooling-of-interests. The conditions described in this clause (v) may not be waived by Danaher without Fluke's consent; provided that such consent shall not be withheld for any reason other than that such waiver would result in a material diminution in the value of the consideration to be received by holders of Fluke Common Stock in the Merger; and provided, further, that such consent shall not be required if the failure to satisfy the conditions described in this clause (v) shall have resulted from any act or omission of Fluke;

    (vi) Danaher shall have received from each person who may be deemed to be an affiliate of Fluke (under Rule 145 of the Securities Act or otherwise under applicable Commission accounting releases with respect to pooling-of-interests accounting treatment) on or prior to the Closing Date a signed affiliate agreement substantially in the form attached as an exhibit to the Merger Agreement; and

    (vii) The number of Dissenting Shares shall not constitute more than 5% of the number of issued and outstanding shares of Fluke Common Stock.

  Additional Conditions to Obligations of Fluke. The Merger Agreement also makes the obligations of Fluke to effect the Merger subject to the following conditions:

    (i) each of the representations and warranties of Danaher contained in the Merger Agreement shall, as of the Closing Date as though made on and as of the Closing Date, be true and correct except for such failures to be true and correct as could not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Danaher (except that where any statement in a representation or warranty is expressly qualified by a material adverse effect, such statement shall be true and correct in all respects); provided that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date;

    (ii) Danaher shall have performed or complied in all material respects with the agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Closing Date; and

    (iii) Fluke shall have received the opinion of Davis Wright Tremaine, counsel to Fluke, dated the date of the Proxy Statement, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated for Federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect (provided that the issuance of such opinion shall be conditioned on the receipt of customary representation letters).

  For purposes of the Merger Agreement "material adverse change" or "material adverse effect" means, when used in connection with Fluke or Danaher, any change or effect that is or would, individually or in the aggregate, reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of such party and its subsidiaries taken as a whole.

AMENDMENT; TERMINATION; EXPENSES

  Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the Fluke Stockholders:

    (i) by mutual written consent of Danaher and Fluke;

    (ii) by Danaher, upon a breach of any representation, warranty, covenant or agreement, on the part of Fluke set forth in the Merger Agreement, or if any representation or warranty of Fluke shall have become untrue, in either case such that the conditions set forth in the sections of the Merger Agreement pertaining to the continued accuracy of Fluke's representations and warranties and Fluke's continued performance or compliance with all its covenants and agreements contained therein, as the case may be, would be incapable of being satisfied by October 31, 1998; provided that, in any case, a willful material breach which, to the extent it may be cured, is not cured within a reasonable time after notice thereof, shall be deemed to cause such conditions to be incapable of being satisfied for purposes of termination of the Merger Agreement by Danaher;

    (iii) by Fluke, upon a breach of any representation, warranty, covenant or agreement on the part of Danaher set forth in the Merger Agreement, or if any representation or warranty of Danaher shall have become untrue, in either case such that the conditions set forth in the sections of the Merger Agreement pertaining to the continued accuracy of Danaher's representations and warranties and Danaher's continued performance or compliance with all its covenants and agreements contained therein, as the case may be, would be incapable of being satisfied by October 31, 1998; provided that in any case a willful material breach which, to the extent it may be cured, is not cured within a reasonable time after notice thereof, shall be deemed to cause such conditions to be incapable of being satisfied for purposes of termination of the Merger Agreement by Fluke;

    (iv) by either Danaher or Fluke, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

    (v) by either Danaher or Fluke, if the Merger shall not have occurred by October 31, 1998, unless the failure to consummate the Merger is the result of a breach of a covenant set forth in the Merger Agreement or a material breach of any representation or warranty, covenant or agreement set forth in the Merger Agreement by the party seeking to terminate the Merger Agreement;

    (vi) by either Danaher or Fluke, if upon a vote at a duly held Fluke Stockholders' meeting or any adjournment thereof the requisite approval of the Fluke Stockholders shall not have been obtained;

    (vii) by Danaher, if (A) the Fluke Board shall withdraw, modify or change its recommendation of the Merger Agreement or the Merger in any manner adverse to Danaher, or Fluke or any of its Material Subsidiaries shall have entered into an agreement with respect to any Alternative Transaction, or the Fluke Board shall have resolved or announced its intention to do any of the foregoing; (B) the Fluke Board shall have recommended to the Fluke Stockholders a Takeover Proposal, or shall have resolved or announced its intention to do so; or (C) any person (other than Danaher and its subsidiaries) shall have acquired beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, more than 10% of the then outstanding shares of capital stock of Fluke; provided that certain existing interests shall not give rise to any termination right hereunder;

    (viii) by Fluke, if it shall enter into an agreement with respect to a Superior Proposal in accordance with the provision of the Merger Agreement (including payment of the Termination Fee and the Expense Fee); and

    (ix) by Fluke, if the Fluke Board so determines by a vote of a majority of the members of its entire Board, at any time during the two-day period commencing at the close of business on the fifth calendar day (the "Determination Date") prior to the date scheduled for Fluke Special Meeting, if the average of the daily last sale prices of Danaher Common Shares as reported on the NYSE Composite Transactions reporting system (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the fifteen consecutive full trading days ending at the close of trading on the Determination Date (the "Average Closing Price") shall be less than $31.94; subject, however, to the following four sentences. If Fluke elects to exercise its termination right described in this clause (ix), it shall give prompt written notice to Danaher; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned two-day period or during the two-day period specified below. During the two-day period commencing with its receipt of such notice, Danaher may elect to increase the Exchange Ratio to equal a number equal to a quotient (rounded to five decimal points), the numerator of which is the product of $31.94 and the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price. If Danaher makes an election contemplated by the preceding sentence within such two-day period, it shall give prompt written notice to Fluke of such election and the revised Exchange Ratio, whereupon no termination shall have occurred and the Merger Agreement shall remain in effect in accordance with its terms, except that any references in the Merger Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to the procedure described above. If Danaher declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date hereof and the Determination Date, the prices for the Danaher Common Shares shall be appropriately adjusted for the purposes of applying the procedure described above. Fluke may elect not to terminate the Merger Agreement even if the Average Closing Price falls below $31.94 per share. In determining whether to elect to terminate the Merger Agreement in these circumstances, the Fluke Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances existing at the time, including, without limitation, whether Danaher is prepared to increase the Exchange Ratio, the market for comparable stocks in Fluke's industry, the relative value of Danaher Common Shares in the market, and the advice of its financial advisors and legal counsel. By approving the Merger Agreement, Fluke Stockholders would be permitting the Fluke Board to determine, in the exercise of its fiduciary duties, to proceed with the Merger even though the value received per share of Fluke Common Stock is less than $28.90 because the Average Closing Price is below $31.94.

  Effect of Termination. In the event of termination of the Merger Agreement by either Fluke or Danaher as provided in the terms of the Merger Agreement described above, the Merger Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Danaher, Sub or Fluke, other than the provisions of the Merger Agreement relating to Fluke's and Danaher's representations as to their engagement of brokers, their obligations to comply with the Non-Disclosure Agreement, their agreement as to fees and expenses (including the provisions relating to the Termination Fee and the Expense Fee described below), and certain general provisions of the Merger Agreement and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

  Amendment. The Merger Agreement may be amended by the parties at any time before or after Fluke Stockholder Approval; provided, however, that after approval by the Fluke Stockholders there shall not be made any amendment that by law requires further approval by the Fluke Stockholders without the further approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

  Extension; Waiver. At any time prior to the Effective Time, the parties may extend the time for the performance of any of the obligations or other acts of the other parties, waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the

Merger Agreement or, except as otherwise provided in the Merger Agreement, waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing, signed on behalf of such party. The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise shall not constitute a waiver of those rights.

  Procedure for Termination, Amendment, Extension or Waiver. A termination of or amendment to the Merger Agreement or an extension or waiver pursuant to its terms shall, in order to be effective, require in the case of Danaher, Sub and Fluke, action by the relevant Board of Directors or the duly authorized designee of such Board of Directors.

  Termination Fee; Expenses. As set forth in the Merger Agreement, Fluke shall pay, or cause to be paid, in same day funds to Danaher upon demand an amount equal to $17 million (the Termination Fee) plus Danaher's aggregate expenses incurred in connection with the Merger Agreement up to $3 million (the Expense
Fee) (i) if the Merger Agreement is terminated by Danaher as a result of a material breach by Fluke of its agreements to hold the Fluke Stockholders Meeting and recommend the Merger to Fluke Stockholders; (ii) if Fluke terminates the Merger Agreement in order to enter into any agreement with respect to any Superior Proposal in accordance with the Merger Agreement;
(iii) if the Merger Agreement is terminated as a result of any person or "group" acquiring beneficial ownership of more than 10% (excluding FCMS and ICM Asset Management, Inc. ("ICM")) of the outstanding shares of capital stock of Fluke and having refused or failed to deliver to Danaher upon request a binding commitment reasonably satisfactory in form and substance to Danaher to the effect that such acquisition is purely for investment purposes and that such person or the members of such "group" shall not take any action that may frustrate the transactions contemplated by the Merger Agreement if, within one year after the date of such termination of the Merger Agreement, Fluke consummates an Alternative Transaction; provided, that Fluke shall make a nonrefundable payment of $5 million (which amount shall be credited to Termination Fee or the Expense Fee) upon the termination of the Merger Agreement; (iv) if the Merger Agreement is terminated by Danaher as a result of the Fluke Board withdrawing, modifying or changing its recommendation in any manner adverse to Danaher or recommending a competing Takeover Proposal, or as a result of Fluke or any of Fluke's material subsidiaries having entered into an agreement with respect to an Alternative Transaction (or the Fluke Board having resolved to do any of these things); or (v) if the Merger Agreement is terminated following a failure to obtain the requisite approval of Fluke Stockholders and at the time of the Fluke Special Meeting there existed a Takeover Proposal or a third party shall have indicated its intention to make a Takeover Proposal or shall have solicited proxies or consents in opposition to the Merger and within one year after the date of such termination of the Merger Agreement, Fluke consummates an Alternative Transaction.

  Notwithstanding anything in the Merger Agreement or in the Stock Option Agreement to the contrary, the sum of the amounts payable to Danaher pursuant to the preceding paragraph and the Option Repurchase Price shall not exceed $20 million. If the sum of the amounts to which Danaher would be entitled under the preceding paragraph and the value of the Stock Option Agreement is greater than $20 million in the aggregate on the date Danaher would be entitled to demand payment of the Termination Fee, then the amount which Fluke shall be obligated to pay Danaher under the preceding paragraph and the holder or holders (on a pro rata basis) of the Stock Option Agreement shall be limited to $20 million and Danaher shall indicate to Fluke how such amount shall be allocated between the Termination Fee, the Expense Fee and the Option Repurchase Price.

  The prevailing party in any legal action undertaken to enforce the Merger Agreement or any provision thereof shall be entitled to recover from the other party the costs and expenses (including attorneys' and expert witness fees) incurred in connection with such action.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following discussion is intended only as a summary of certain of the material Federal income tax consequences of the Merger and does not purport to be a complete analysis or listing of all potential tax effects relative to a decision whether to vote for the approval of the Merger. The discussion does not address all aspects of Federal income taxation that may be applicable to certain Fluke Stockholders subject to special Federal income tax treatment, including, without limitation, foreign persons, insurance companies, tax-exempt entities, retirement plans and persons who acquired their Fluke Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. The discussion addresses neither the effect of applicable state, local or foreign tax laws, nor the effect of any Federal tax laws other than those pertaining to Federal income tax.

  Fluke has received an opinion from Davis Wright Tremaine and Danaher has received an opinion from Wachtell, Lipton, Rosen & Katz to the effect that, if the Merger occurs in accordance with the Merger Agreement, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code for Federal income tax purposes. Such opinions are based on the Code, regulations and rulings now in effect or proposed thereunder, current administrative rulings and practice and judicial precedent, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein. The opinions are also based on certain assumptions regarding the factual circumstances that will exist at the Effective Time, including, without limitation, certain representations made by Danaher, Fluke and certain Fluke Stockholders. If any of these factual assumptions is inaccurate, the tax consequences of the Merger could differ from those described herein. The discussion below assumes that the Fluke Stockholders hold their shares of Fluke Common Stock as capital assets within the meaning of Section 1221 of the Code.

  As a reorganization under Section 368(a) of the Code, no gain or loss will be recognized by the Fluke Stockholders with respect to the Danaher Common Shares received in the Merger. The tax basis of the Danaher Common Shares received by a Fluke Stockholder in the Merger will be equal to the tax basis of the shares of Fluke Common Stock exchanged therefor, reduced by any amount of basis allocable to fractional share interests for which cash is received. For purposes of determining whether or not gain or loss on the subsequent disposition of Danaher Common Shares received in the Merger is long-term or short-term, the holding period of such Danaher Common Shares received by the Fluke Stockholders will include the holding period of the shares of Fluke Common Stock exchanged therefor.

  The receipt of cash in lieu of a fractional Danaher Common Share by a Fluke Stockholder pursuant to the Merger will result in taxable gain or loss to such stockholder for Federal income tax purposes based on the difference between the amount of cash received by such stockholder and such stockholder's basis in such fractional share as set forth above. Such gain or loss will be a capital gain or loss.

  The Merger Agreement provides that neither Danaher nor Fluke is obligated to consummate the Merger unless Danaher and Fluke shall have received the opinions from Wachtell, Lipton, Rosen & Katz, counsel to Danaher, and Davis Wright Tremaine, counsel to Fluke, respectively, substantially to the effect that under applicable law, for Federal income tax purposes, the Merger will constitute a reorganization under Section 368(a) of the Code.

  THE FOREGOING DISCUSSION OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. THE OPINIONS OF WACHTELL, LIPTON, ROSEN & KATZ AND DAVIS WRIGHT TREMAINE ARE NOT BINDING ON THE INTERNAL REVENUE SERVICE. BECAUSE OF THE COMPLEXITY OF THE TAX LAWS, AND BECAUSE THE TAX CONSEQUENCES OF ANY PARTICULAR STOCKHOLDER MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH FLUKE STOCKHOLDER IS URGED TO CONSULT HIS OWN TAX ADVISER WITH RESPECT TO HIS OWN PARTICULAR CIRCUMSTANCES AND WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS, ESTATE TAX LAWS AND PROPOSED CHANGES IN APPLICABLE TAX LAWS.

                                 THE COMPANIES

BUSINESS OF DANAHER

  Danaher, a Delaware corporation, conducts its operations through two business segments: Tools and Components and Process/Environmental Controls. The Tools and Components segment is one of the largest domestic producers and distributors of general purpose mechanics' hand tools and automotive specialty tools. Other products manufactured by this segment include tool boxes and storage devices, diesel engine retarders, wheel service equipment, drill chucks, custom designed headed tools and components, hardware and components for the power generation and transmission industries, high quality precision socket screws, fasteners, and high quality miniature precision parts. The Process/Environmental Controls segment produces and sells underground storage tank leak detection systems and temperature, level and position sensing devices, power switches and controls, communication line products, power protection products, liquid flow measuring devices, telecommunications products, quality assurance products and systems, and electronic and mechanical counting and controlling devices. These products are distributed by the Company's sales personnel and independent representatives to original equipment manufacturers, distributors and other end users. The principal executive offices of Danaher are located at 1250 24th Street, N.W., Washington, D.C. 20037, and its telephone number is (202) 828-0850.

BUSINESS OF FLUKE

  Fluke was founded in 1948 and incorporated under the laws of the State of Washington on October 7, 1953. Fluke is engaged in the design, manufacture and marketing of compact, professional electronic test tools. Fluke's principal products are portable instruments that measure voltage, current, power quality, frequency, temperature, pressure and other key functional parameters of electronic equipment. The principal executive offices of Fluke are located at 6920 Seaway Boulevard, Everett, Washington 98203, and its telephone number is (425) 347-6100.

              UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

  The following unaudited pro forma combined financial information should be read in conjunction with the financial statements, including the notes thereto, of Danaher and Fluke, which are incorporated by reference in this Proxy Statement/Prospectus. The pro forma information is presented for illustration purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated in accordance with the assumptions set forth below, nor is it necessarily indicative of future operating results or financial position.

                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET

  The following unaudited pro forma combined balance sheet presents, under the pooling-of-interests accounting method, the consolidated balance sheet of Danaher as of December 31, 1997 combined with the balance sheet of Fluke as of January 23, 1998.

                                                      PRO FORMA     PRO FORMA
                                 DANAHER     FLUKE    ADJUSTMENT     BALANCE
                                ----------  --------  ----------    ----------
                                             (IN THOUSANDS)
ASSETS
CURRENT ASSETS:
  Cash & Equivalents........... $   33,317  $ 37,504                $   70,821
  Accounts Receivable..........    322,600    81,258                   403,858
  Inventories..................    209,416    55,706                   265,122
  Prepaids & Other.............     53,006    39,246                    92,252
                                ----------  --------                ----------
    Total Current Assets.......    618,339   213,714                   832,053
  Plant, Property & Equipment,
   net.........................    335,223    68,265                   403,488
  Other Assets.................     72,739    12,243                    84,982
  Excess Cost over net assets,
   net.........................    853,416     9,936                   863,352
                                ----------  --------                ----------
    Total Assets............... $1,879,717  $304,158                $2,183,875
                                ==========  ========                ==========
LIABILITIES
CURRENT LIABILITIES:
  Note Payables, current
   portion..................... $   35,527  $    383                $   35,910
  Accounts Payable.............    135,190    16,876                   152,066
  Accrued Expenses.............    353,518    38,803   $ 25,000 (2)    417,321
                                ----------  --------   --------     ----------
    Total Current Liabilities..    524,235    56,062     25,000        605,297
  Other Long Term Liabilities..    275,881    25,369                   301,250
  Long-Term Debt...............    162,720       389                   163,109
  Shareholders' Equity:
  Common Stock.................      1,286     4,589     (4,500)         1,375
  APIC.........................    335,466    74,407      4,500        414,373
  Cumulative adjustment &
   other.......................     (6,122)   (7,137)                  (13,259)
  Retained Earnings............    655,692   150,479    (25,000)(2)    781,171
  Treasury Stock...............    (69,441)        0                   (69,441)
                                ----------  --------   --------     ----------
    Total Shareholders'
     Equity....................    916,881   222,338    (25,000)     1,114,219
                                ----------  --------   --------     ----------
      Total.................... $1,879,717  $304,158   $      0     $2,183,875
                                ==========  ========   ========     ==========

     See accompanying notes to the unaudited pro forma combined financial information.

              UNAUDITED PRO FORMA COMBINED STATEMENTS OF EARNINGS

  The following unaudited pro forma combined statements of earnings present, under the pooling-of-interests accounting method, the consolidated statements of earnings of Danaher for the fiscal years ended December 31, 1997, December 31, 1996 and December 31, 1995 combined with the statements of earnings of Fluke for the twelve months ended December 31, 1997, December 31, 1996 and December 31, 1995.

                                YEAR ENDED DECEMBER 31, 1997
                                ------------------------------
                                    DANAHER       FLUKE(1)    PRO FORMA RESULTS
                                --------------- -------------------------------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net Sales......................      $2,050,968      $441,034    $2,492,002
Cost of Sales..................       1,382,475       215,956     1,598,431
SG & A.........................         401,608       190,907       592,515
Total Expenses.................       1,784,083       406,863     2,190,946
                                     ----------      --------    ----------
Operating Profit...............         266,885        34,171       301,056
Interest expense, net..........          13,104           107        13,211
                                     ----------      --------    ----------
Earnings before Taxes..........         253,781        34,064       287,845
Taxes..........................          98,975        12,264       111,239
                                     ----------      --------    ----------
Net Earnings...................      $  154,806      $ 21,800    $  176,606
                                     ==========      ========    ==========
EPS--Diluted...................      $     1.28      $   1.15    $     1.28
EPS--Basic.....................      $     1.32      $   1.20    $     1.32
Average Shares--Diluted........         120,512        19,031       137,731
Average Shares--Basic..........         117,538        18,195       134,000

                               YEAR ENDED DECEMBER 31, 1996
                               ----------------------------
                                   DANAHER       FLUKE(1)    PRO FORMA RESULTS
                               --------------- -------------------------------
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net Sales.....................      $1,811,878      $421,315    $2,233,193
Cost of Sales.................       1,219,388       190,305     1,409,693
SG & A........................         366,354       189,740       556,094
Total Expenses................       1,585,742       380,045     1,965,787
                                    ----------      --------    ----------
Operating Profit..............         226,136        41,270       267,406
Interest expense, net.........          16,376           437        16,813
                                    ----------      --------    ----------
Earnings from continuing
 operations before Taxes......         209,760        40,833       250,593
Taxes.........................          81,801        14,435        96,236
                                    ----------      --------    ----------
Earnings from continuing
 operations...................         127,959        26,398       154,357
Discontinued Operations.......          79,811             0        79,811
                                    ----------      --------    ----------
Net Earnings..................      $  207,770      $ 26,398    $  234,168
                                    ==========      ========    ==========
EPS from continuing
 operations--Diluted..........      $     1.07      $   1.47    $     1.13
EPS from continuing
 operations--Basic............      $     1.09      $   1.52    $     1.16
Discontinued Operations EPS--
 Diluted......................      $     0.67      $   0.00    $     0.59
Discontinued Operations EPS--
 Basic........................      $     0.68      $   0.00    $     0.60
EPS--Net Earnings:
  Diluted.....................      $     1.73      $   1.47    $     1.72
  Basic.......................      $     1.77      $   1.52    $     1.76
Average Shares--Diluted.......         119,910        17,920       136,124
Average Shares--Basic.........         117,246        17,358       132,951

     See accompanying notes to the unaudited pro forma combined financial information.

                               YEAR ENDED DECEMBER 31, 1995
                               ------------------------------
                                   DANAHER       FLUKE(1)    PRO FORMA RESULTS
                               --------------- -------------------------------
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net Sales..................... $     1,486,769 $     412,694    $1,899,463
Cost of Sales.................       1,039,622       192,382     1,232,004
SG & A........................         266,890       184,677       451,467
Total Expenses................       1,306,512       376,959     1,683,471
                               --------------- -------------    ----------
Operating Profit..............         180,257        35,735       215,992
Interest expense, net.........           7,198         1,531         8,729
                               --------------- -------------    ----------
Earnings from continuing
 operations before Taxes......         173,059        34,204       207,263
Taxes.........................          67,293        11,681        78,974
                               --------------- -------------    ----------
Earnings from continuing
 operations...................         105,766        22,523       128,289
Discontinued Operations.......           2,550             0         2,550
                               --------------- -------------    ----------
Net Earnings.................. $       108,316 $      22,523    $  130,839
                               =============== =============    ==========
EPS from continuing
 operations--Diluted.......... $          0.88 $        1.28    $     0.95
EPS from continuing
 operations--Basic............ $          0.90 $        1.32    $     0.97
Discontinued Operations EPS--
 Diluted...................... $          0.02 $        0.00    $     0.02
Discontinued Operations EPS--
 Basic........................ $          0.02 $        0.00    $     0.02
EPS--Net Earnings:
 Diluted...................... $          0.90 $        1.28    $     0.96
 Basic........................ $          0.92 $        1.32    $     0.99
Average Shares--Diluted.......         119,726        17,639       135,685
Average Shares--Basic.........         117,324        17,074       132,772

         NOTES TO PRO FORMA COMBINED FINANCIAL INFORMATION (UNAUDITED)

(1) Fluke's fiscal year has historically ended in April. The pro forma information is presented in accordance with Danaher's fiscal year which ends December 31. Fluke's balances for twelve month periods ending approximately one month later than the Danaher periods have been included in these combined statements. In the opinion of Danaher's management, this difference is not material.

(2) Merger expenses of approximately $25 million are based on a preliminary estimate and are made up of approximately equal amounts related to: (i) transaction costs associated with the Merger; and (ii) integrating and implementing efficiencies associated with information, operational and administrative systems.

(3) Earnings per share includes all Fluke common shares (or common shares and equivalents, as appropriate) based on the exchange ratio of 0.90478 shares of Danaher for each Fluke share (or equivalent).

                       COMPARISON OF STOCKHOLDER RIGHTS

  Upon consummation of the Merger, Fluke Stockholders will become holders of Danaher Common Shares, and their rights will thereafter be governed by the Delaware General Corporation Law ("DGCL") instead of the WBCA, and by the certificate of incorporation of Danaher (the "Danaher Certificate of Incorporation") and the By-Laws of Danaher (the "Danaher By-Laws"), as opposed to the Fluke Articles and the Fluke Bylaws.

  The following is a summary of certain material differences between the rights of Danaher Stockholders, on one hand, and Fluke Stockholders, on the other hand. These differences arise from differences between the DGCL and the WBCA, and between the Danaher Certificate of Incorporation and the Danaher By-Laws and the Fluke Articles and the Fluke Bylaws.

  The following does not purport to be a complete statement of the rights of the Danaher stockholders under the DGCL, the Danaher Certificate of Incorporation and the Danaher By-Laws as compared with the rights of Fluke Stockholders under the WBCA, the Fluke Articles and the Fluke Bylaws. The identification of certain specific differences is not meant to indicate that other equally or more significant differences do not exist. The following summary is qualified in its entirety by reference to the DGCL, the WBCA and the full text of the charter and bylaw documents of each of Danaher and Fluke. For information as to how such documents may be obtained, see "Available Information."

SIZE AND CLASSIFICATION OF THE BOARD OF DIRECTORS

  Danaher. The DGCL provides that the board of directors of a Delaware corporation shall consist of one or more directors as fixed by the corporation's certificate of incorporation or bylaws. The Danaher Certificate of Incorporation provides for a board of directors comprised of not less than three persons, which number may be determined by the Danaher Board. Danaher currently has nine directors. As permitted under the DGCL, the Danaher Board is classified into three classes which are as nearly equal in number as reasonably possible. Directors in each class serve for a three-year term, and elections are staggered such that one class is elected each year.

  Fluke. The WBCA provides that the board of directors of a Washington corporation shall consist of one or more directors as fixed by the corporation's articles of incorporation or bylaws. The Fluke Bylaws provide for a board of directors comprised of twelve directors. As permitted under the WBCA, the Fluke Board is classified into three classes which are as equal in number as possible. Directors in each class serve for a three-year term, and elections are staggered such that one class is elected each year. The WBCA provides for cumulative voting for directors, unless a corporation has opted out of such provision. Fluke has not opted out of this provision.

REMOVAL OF DIRECTORS

  Danaher. The DGCL provides that a director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. However, in the case of a corporation whose board is classified, the directors may be removed only for cause unless the certificate of incorporation provides otherwise. The Danaher Certificate of Incorporation does not provide that directors may be removed without cause.

  Fluke. The WBCA provides that a corporation's shareholders may remove one or more directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause. The Fluke Articles provide that any director may be removed only for cause and only by the affirmative vote of the holders of 80% of the voting power of the outstanding shares of Fluke Common Stock.

SPECIAL MEETINGS OF STOCKHOLDERS

  Danaher. Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. The Danaher Certificate of Incorporation provides that a special meeting of stockholders may be called only by a majority of the entire Danaher Board, a majority of the stockholders or by Danaher's Chairman of the Board. Business transacted at any special meeting is limited to the purposes stated in the notice of the special stockholders meeting given to stockholders. The DGCL and the Danaher By-Laws require notice of stockholders meetings to be sent to all stockholders of record entitled to vote thereon not less than 10 nor more than 60 days prior to the date of the meeting.

  Fluke. Under the WBCA, a special meeting of shareholders may be called by a corporation's board of directors or other persons authorized by the corporation's articles of incorporation or bylaws, or, unless limited by the articles of incorporation, on written demand of holders of at least 10% of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. The Fluke Articles provide that special meetings of shareholders may be called only by the Fluke Board. The Fluke Bylaws require that notice of such special meetings be delivered to the Fluke Stockholders by the Secretary within 30 days after the receipt by the Secretary of a request from the Fluke Board. The WBCA provides that notice of a shareholders meeting to act on an amendment to the articles of incorporation, a plan of merger or a share exchange or certain other transactions must be given not less than 20 nor more than 60 days prior to the date of the meeting. The Fluke Bylaws require that any proposal brought before an annual meeting and any director nomination must be delivered to the corporation at least 70 days before the annual meeting or the election of directors. In addition, Fluke Stockholders must follow the procedure set forth for proposals and director nominations in the Fluke Bylaws.

AMENDMENT TO CERTIFICATE/ARTICLES OF INCORPORATION

  Danaher. Under the DGCL, amendments to a corporation's certificate of incorporation require the approval of the board of directors and stockholders holding a majority of the outstanding stock of such class entitled to vote on such amendment as a class, unless a different proportion is specified in the certificate of incorporation or by other provisions of the DGCL. The Danaher Certificate of Incorporation provides that it may be amended in the manner prescribed by statute.

  Fluke. The WBCA authorizes a corporation's board of directors to make various changes of an administrative nature to the corporation's articles of incorporation without shareholder action. Such changes include a change to the corporate name, changes to the number of outstanding shares in order to effectuate a stock split or stock dividend in the corporation's shares and changes to or elimination of provisions with respect to the par value of the corporation's stock. The WBCA requires that other amendments to a corporation's articles of incorporation must be recommended to the shareholders by the board of directors, unless the board determines that, because of a conflict of interest or other special circumstances, it should make no recommendation and communicates the basis for its determination to the shareholders. Under the WBCA, such amendments must be approved by each voting group entitled to vote thereon by a majority of all the votes entitled to be cast by that voting group, unless another proportion is specified in the articles of incorporation, by the board of directors as a condition to its recommendation, or by the provisions of the WBCA. The Fluke Articles do not specify another proportion other than requiring that approval by 80% of the voting stock must be obtained to amend or adopt any provision inconsistent with specified Articles of the Fluke Articles, provided that the affirmative vote of only 66 2/3% of the voting stock is required if such amendment or adoption of a new provision is approved by a majority of the Fluke Board, with the concurrence of a majority of the Continuing Directors (as hereinafter defined).

PROVISIONS RELATING TO ACQUISITIONS AND BUSINESS COMBINATIONS

  Danaher. Section 203 of the DGCL prohibits a Delaware corporation from engaging in any "business combination" with any person who owns 15% or more of a corporation's voting stock (i.e., an "interested stockholder") for a period of three years following the date that such person became an interested stockholder, unless: (i) the corporation's board of directors has approved, prior to the date on which such stockholder became an interested stockholder, either the business combination or the transaction that resulted in the person becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, such stockholder owned at least 85% of the corporation's voting stock outstanding at such time (excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer); or (iii) on or after the date on which such stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

  For purposes of determining whether a person is the "owner" of 15% or more of a corporation's voting stock for purposes of Section 203 of the DGCL, ownership is defined broadly to include the right, directly or indirectly, to acquire the stock or to control the voting or disposition of the stock. A "business combination" is also defined broadly to include: (i) mergers and sales or other dispositions of 10% or more of the assets of a corporation with or to an interested stockholder; (ii) certain transactions resulting in the issuance or transfer to the interested stockholder of any stock of the corporation or its subsidiaries; (iii) certain transactions that would result in an increase in the proportionate share of a corporation's or its subsidiaries' stock owned by the interested stockholder; and (iv) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any of its subsidiaries.

  A Delaware corporation may elect not to be governed by Section 203 by a provision contained in its original certificate of incorporation or an amendment thereto or to the bylaws, which amendment must be approved by a majority of the shares entitled to vote and may not be further amended by the board of directors. Such an amendment is not effective until 12 months following its adoption. Danaher has not expressly made such an election in its original Certificate of Incorporation or amendment thereto or in the Danaher By-Laws.

  Fluke. Chapter 23B.19 of the WBCA, which applies to Washington corporations which have a class of voting stock registered with the Commission under the Exchange Act, prohibits a "target corporation," with certain exceptions, from engaging in certain "significant business transactions" with a person or group of persons which beneficially owns 10% or more of the voting securities of the target corporation (i.e., an "Acquiror") for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the time of acquisition. Such prohibited transactions include, among other things, a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the Acquiror, termination of 5% or more of the employees of the target corporation as a result of the Acquiror's acquisition of 10% or more of the shares, or allowing the Acquiror to receive any disproportionate benefit as a shareholder. After the five-year period, a "significant business transaction" may take place if it complies with certain "fair price" provisions of the statute. A corporation may not "opt out" of this statute and, as such, Fluke is subject to it. The Merger will not be subject to the provisions of the statute because the Fluke Board has approved the Merger Agreement and the transactions contemplated thereby.

  The Fluke Articles contain a provision requiring the affirmative vote of 80% of the votes entitled to be cast by the holders of all shares of Fluke entitled to vote generally in the election of directors for certain business transactions, if such transactions are out of the ordinary course of business and inconsistent with past practice, with any person or group of persons which is the beneficial owner, directly or indirectly, of shares of Fluke having 10% or more of the votes entitled to be cast by the holders of all outstanding shares of voting stock (or any person or group of persons which had such status at any time in the preceding two years). Notwithstanding the foregoing, such business transaction will only require the affirmative vote otherwise required if the business transaction is approved by a majority of the directors who were members of the Fluke Board on May 29, 1986, or who were elected to the Fluke Board upon the recommendation of a majority of persons who were on the

Fluke Board on May 29, 1986, voting separately as a class ("Continuing Directors"). A majority of the Continuing Directors have approved the Merger.


MERGERS, ACQUISITIONS AND OTHER TRANSACTIONS

  Danaher. Under the DGCL, a merger, consolidation or sale of all or substantially all of a corporation's assets must be approved by the board of directors and by a majority of the outstanding stock of the corporation entitled to vote thereon, provided that no vote of stockholders of a constituent corporation surviving a merger is required (unless the corporation provides otherwise in its certificate of incorporation) if (i) the merger agreement does not amend the certificate of incorporation of the surviving corporation, (ii) each share of stock of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger, and (iii) either no shares of common stock of the surviving corporation are to be issued or delivered pursuant to the merger or, if such common stock will be issued or delivered, it will not increase the number of shares of common stock outstanding immediately prior to the merger by more than 20%.

  Fluke. Under the WBCA, a merger, consolidation or sale of substantially all of a corporation's assets other than in the regular course of business must be approved by the affirmative vote of a majority of directors and by two-thirds of all votes entitled to be cast by each voting group entitled to vote as a separate group, unless another proportion (but not less than a majority of all votes entitled to be cast) is specified in the articles of incorporation. The Fluke Articles provide that the Fluke Board may sell, lease or exchange all of Fluke's property and assets upon authorization by the affirmative vote of the holders of at least two-thirds of the voting stock.

  In addition, Fluke amended the Fluke Rights Agreement so that the entering into of the Merger Agreement, the Stockholders Support Agreements and the Stock Option Agreement and the consummation of the Merger and the other transactions contemplated thereby do not and will not result in the ability of any person to exercise any Right under the Fluke Rights Agreement or enable or require the Rights to be separated from the shares of Fluke Common Stock to which they are attached or to be triggered or become exercisable, and so that the Fluke Rights Agreement and the Rights will terminate upon consummation of the Merger.

ACTION WITHOUT A MEETING

  Danaher. The DGCL authorizes stockholder action without a meeting, unless otherwise provided in a corporation's certificate of incorporation.

  Fluke. Under the WBCA, shareholder action may be taken without a meeting only if written consents setting forth such action are signed by all holders of outstanding shares entitled to vote thereon.

APPRAISAL OR DISSENTERS' RIGHTS

  Danaher. Under the DGCL, dissenters' rights of appraisal are available to a stockholder of a corporation only in connection with certain mergers or consolidations involving such corporation. Appraisal rights are not available under the DGCL if the corporation's stock is either (i) listed on a national securities exchange (as the Danaher Common Shares are) or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. (the "NASD") or (ii) held of record by more than 2,000 stockholders; provided, however, that appraisal rights will be available if the merger or consolidation requires stockholders to exchange their stock for anything other than (a) shares of the surviving corporation, (b) shares of another corporation that will be listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 stockholders, (c) cash in lieu of fractional shares, or (d) a combination of such shares and cash in lieu of fractional shares. Additionally, no appraisal rights are available if the corporation is the surviving corporation, and no vote of its stockholders is required for the merger.

  Fluke. Under the WBCA, a shareholder of a Washington corporation may exercise dissenters' rights in connection with a plan of merger providing for a shareholder vote, a plan of exchange involving the acquisition of the corporation's shares providing for a shareholder vote, a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, providing for a shareholder vote, a reverse stock split that results in the shareholder becoming a fractional holder, and any corporate action taken by shareholder vote for which the articles of incorporation, bylaws or resolution of the board of directors provide for dissenters' rights. Accordingly, Fluke Stockholders have the right to dissent from the Merger and receive payment of the fair value of their shares of Fluke Common Stock. See "Appraisal Rights."

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Danaher. Under the DGCL, a corporation is permitted to adopt a provision in its certificate of incorporation reducing or eliminating the liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such liability does not arise from certain proscribed conduct (e.g., intentional misconduct or breach of the duty of loyalty). The Danaher Certificate of Incorporation provides for certain specified limitations on a director's liability to the fullest extent permitted under the DGCL. In addition, the DGCL grants each Delaware corporation the power to indemnify any of its officers, directors, employees or agents who are parties to any action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, provided that such officer, director, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by the DGCL to indemnify such person for reasonable expenses incurred thereby. The Danaher By-Laws provide for exculpation and indemnification of officers and directors to the extent permitted by the DGCL.

  Fluke. The WBCA provides that a corporation's articles of incorporation may include a provision that eliminates or limits the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director. However, the provision may not eliminate or limit the liability of a director for acts or omissions that involve intentional misconduct by the director or a knowing violation of law by the director, for unlawful distributions, or for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. The Fluke Articles provide for the limitation of director liability to the full extent permitted by the WBCA. In addition, under the WBCA, if authorized by the articles of incorporation or a bylaw adopted or ratified by the shareholders or by a resolution adopted or ratified by the shareholders, a corporation has the power to indemnify a director or officer made a party to a proceeding, or advance or reimburse expenses incurred in a proceeding, under any circumstances, except that no such indemnification shall be allowed on account of (i) acts or omissions of a director or officer finally adjudged to be intentional misconduct or a knowing violation of the law, (ii) conduct of a director or officer finally adjudged to be an unlawful distribution, or (iii) any transaction with respect to which it was finally adjudged that such director or officer personally received a benefit in money, property or services to which the director or officer was not legally entitled. Unless limited by the corporation's articles of incorporation, Washington law requires indemnification if the director or officer is wholly successful on the merits of the action or otherwise. Any indemnification of a director must be reported to the shareholders in writing. The Fluke Bylaws provide for the indemnification of a director or officer to the full extent permitted by applicable law.

DIVIDENDS

  Danaher. A Delaware corporation may declare and pay dividends out of its surplus or, if it has no surplus, out of any net profits for the fiscal year in which the dividend was declared or for the preceding fiscal year in which the dividend was declared (provided that such payment will not reduce capital below the amount of capital represented by all classes of shares having a preference upon the distribution of assets).

  Fluke. Under the WBCA, a corporation may make a distribution in cash or in property to its shareholders upon the authorization of its board of directors unless, after giving effect to such distribution, (i) the corporation would be unable to pay its debts as they become due in the usual course of business, or (ii) the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights of shareholders whose preferential rights are superior to those receiving the distribution.

  For a comparison of dividends historically paid by each of Danaher and Fluke see "Market Price and Dividend Data."

                     DESCRIPTION OF DANAHER CAPITAL STOCK

  As of June 5, 1998, the authorized capital stock of Danaher consisted of:
(i) 300,000,000 Danaher Common Shares, of which 117,153,940 were issued and outstanding, 11,595,212 were issued and held in treasury, and 8,645,744 were reserved for issuance pursuant to options outstanding under stock incentive plans (with 3,987,320 additional Danaher Common Shares available for issuance under such plans), (ii) 15,000,000 Preferred Shares, without par value ("Preferred Shares"), none of which has been issued or reserved for issuance. Danaher announced a two-for-one split of the Danaher Common Shares, which was approved by the Danaher Stockholders on May 5, 1998 and was effective as of June 1, 1998.

  From time to time, Danaher may issue additional authorized but unissued Danaher Common Shares for share dividends, stock splits, employee benefit programs, financing and acquisition transactions and other general corporate purposes. Such Danaher Common Shares will be available for issuance without action by Danaher Stockholders, unless such action is required by applicable law (see "Comparison of Stockholder Rights--Mergers, Acquisitions and Certain Other Transactions") or the rules of the NYSE or any other stock exchange on which Danaher Common Shares may be listed in the future.

  Danaher Stockholders do not have preemptive rights and have no rights to convert their shares into any other security. All Danaher Common Shares are entitled to participate equally, and ratably in dividends on Danaher Common Shares as may be declared by the Danaher Board. In the event of the liquidation of Danaher, Danaher Stockholders are entitled to share ratably in assets remaining after payment of all liabilities, subject to prior distribution rights of any Preferred Shares then outstanding. Danaher Stockholders are entitled to one vote per share for the election of directors and upon all matters on which shareholders are entitled to vote.

  Certain directors and executive officers of Danaher beneficially own approximately 43.4% of the Danaher Common Shares. See "Available Information" for a description of how further information regarding such shareholdings may be obtained.

                               APPRAISAL RIGHTS

  Holders of Fluke Common Stock are entitled to dissenters' rights under Chapter 23B.13 of the WBCA with respect to the Merger Agreement.

  THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO DISSENTERS' RIGHTS UNDER THE WBCA AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF CHAPTER 23B.13 OF THE WBCA, WHICH IS REPRINTED IN ITS ENTIRETY AS ANNEX C TO THIS PROXY STATEMENT/PROSPECTUS.

  Fluke Stockholders will have the right to dissent with respect to the Merger and, subject to certain conditions, will be entitled to receive a payment of the fair value of such Fluke Stockholders' shares under the WBCA. Each beneficial owner asserting dissenters' rights must assert such rights with respect to all shares of which such shareholder is the beneficial owner or over which such shareholder has power to direct the vote, and such shareholder must submit to Fluke, with or prior to such shareholder's assertion of dissenters' rights, the record shareholder's written consent to such dissent. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in such shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies Fluke in writing of the name and address of each person on whose behalf such shareholder asserts dissenters' rights. A Fluke dissenting holder (i) must deliver to Fluke before the vote on the Merger is taken, written notice of such shareholder's intent to demand payment for such shareholder's shares if the Merger is effectuated and (ii) must not vote such shareholder's shares in favor of the Merger. Such notice should be delivered to Fluke at its principal executive offices, 6920 Seaway Boulevard, Everett, Washington 98203, Attention: Secretary. A shareholder who does not satisfy both of these requirements will not be entitled to dissenters' rights.

  If the Merger is approved by the Fluke Stockholders, Fluke shall send written notice not later than ten days after the Effective Time to each Fluke dissenting holder (i) stating where such shareholder must send his or her written payment demand, (ii) stating where and when certificates representing Fluke Common Stock must be deposited, (iii) containing a form for demanding payment which requires that the dissenter certify whether or not he or she acquired beneficial ownership before the first public announcement of the Merger on April 27, 1998 and (iv) setting a date by which such written payment demand must be received. Such notice must be accompanied by a copy of Chapter 23B.13 of the WBCA. A Fluke Stockholder who does not demand payment, certify that such shareholder acquired the shares before April 27, 1998, and deposit his or her shares within the time provided by such notice will not be entitled to dissenters' rights.

  Fluke shall pay to each Fluke dissenting shareholder who complies with the procedures described above, within 30 days after the Effective Time, the amount that Fluke estimates to be the fair value of such dissenter's shares, plus accrued interest. Fluke will provide, along with such payment, certain financial information, including Fluke's balance sheet, income statement and statement of changes in shareholders' equity for its last fiscal year and Fluke's latest available interim financial statements, if any, an explanation of how Fluke estimated the fair value of the shares, an explanation of how the accrued interest was calculated and certain other information; provided, however, that Fluke may elect to withhold such payment from any dissenter who was not the beneficial owner of the shares of Fluke Common Stock as to which dissenters' rights are asserted before the date of first public announcement of the Merger, April 27, 1998. Any dissenting shareholder who is dissatisfied with such payment or such offer may, within 30 days of such payment or offer for payment, notify Fluke in writing of such shareholder's estimate of fair value of his or her shares and the amount of interest due, and demand payment thereof.

  If any Fluke dissenting shareholder's demand for payment is not settled within 60 days after receipt by Fluke of such shareholder's payment demand (as described above), the WBCA requires that Fluke commence a proceeding, and petition the court to determine the fair value of the shares and accrued interest, naming all Fluke dissenting shareholders whose demands remain unsettled as parties to the proceeding. The Court may appoint one or more persons as appraisers to receive evidence and recommend the fair value of the shares. The dissenters will be entitled to the same discovery rights as parties in other civil actions. Each dissenter made a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of his or her shares, plus accrued interest, exceeds the amount paid by Fluke.

  Court costs and approval fees would be assessed against Fluke, except that the court may assess such costs against some or all of the dissenters to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts of the respective parties in amounts that the court finds equitable: (i) against Fluke, if the court finds that it did not substantially comply with certain provisions of the WBCA concerning dissenters' rights and (ii) against either the dissenter or Fluke, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith. If the court finds that services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees should not be assessed against Fluke, the court may award to such counsel reasonable fees to be paid out of the amounts awarded to dissenters who benefited from the proceedings.

  It is a condition to Danaher's obligation to consummate the Merger that holders of no more than 5% of the outstanding Fluke Common Stock assert dissenters' appraisal rights.

                                 LEGAL MATTERS

  The validity of the Danaher Common Shares to be issued in the Merger will be passed upon for Danaher by Wilmer, Cutler & Pickering, counsel to Danaher.

  Wachtell, Lipton, Rosen & Katz and Davis Wright Tremaine have rendered the opinions referred to under the caption "Certain Federal Income Tax Consequences."

                                    EXPERTS

  The consolidated financial statements and schedule of Danaher and its consolidated subsidiaries as of December 31, 1995, 1996 and 1997, and for the years then ended, incorporated by reference in this Proxy Statement/Prospectus and elsewhere in the registration statement, of which this Proxy Statement/Prospectus is a part, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

  The consolidated financial statements of Fluke as of April 25, 1997 and April 26, 1996, and for each of the three years in the period ended April 25, 1997, included in the 1997 Fluke Form 10-K which is incorporated by reference in this Proxy Statement/Prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  Representatives of Ernst & Young LLP are expected to be present at the Fluke Special Meeting with the opportunity to make statements if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF APRIL 24, 1998

                                     AMONG

                              DANAHER CORPORATION,

                            FALCON ACQUISITION CORP.

                                      AND

                               FLUKE CORPORATION

                               TABLE OF CONTENTS

                                   ARTICLE I

                                   The Merger

                                                                         PAGE
                                                                         ----
 Section 1.1. The Merger...............................................    1
 Section 1.2. Closing..................................................    1
 Section 1.3. Effective Time...........................................    2
 Section 1.4. Effects of the Merger....................................    2
 Section 1.5. Certificate of Incorporation and By-laws.................    2
 Section 1.6. Directors................................................    2
 Section 1.7. Officers.................................................    2

                                   ARTICLE II

                Effect of the Merger on the Capital Stock of the
               Constituent Corporations; Exchange of Certificates

 Section 2.1. Effect on Capital Stock..................................    2
 Section 2.2. Exchange of Certificates.................................    3

                                  ARTICLE III

                         Representations and Warranties

 Section 3.1. Representations and Warranties of the Company............    6
 Section 3.2. Representations and Warranties of Parent and Sub.........   15

                                   ARTICLE IV

                   Covenants Relating to Conduct of Business

 Section 4.1. Conduct of Business......................................   18
 Section 4.2. No Solicitation..........................................   20

                                   ARTICLE V

                             Additional Agreements

 Section 5.1. Preparation of Form S-4 and the Proxy Statement;
              Stockholders' Meeting....................................   21
 Section 5.2. Access to Information; Confidentiality...................   22
 Section 5.3. Reasonable Efforts; Notification.........................   22
 Section 5.4. Stock Option Plans.......................................   23
 Section 5.5. Benefit Plans and Employee Matters.......................   23
 Section 5.6. Indemnification, Exculpation and Insurance...............   23
 Section 5.7. Letters of Accountants...................................   24

                                                                          PAGE
                                                                          ----
 Section 5.8.  Fees and Expenses.......................................    24
 Section 5.9.  Public Announcements....................................    25
 Section 5.10. Affiliates; Accounting and Tax Treatment................    25
 Section 5.11. State Takeover Laws.....................................    26
 Section 5.12. Coordination of Dividends...............................    26

                                   ARTICLE VI

                              Conditions Precedent

 Section 6.1.  Conditions to Each Party's Obligations to Effect the
               Merger..................................................    26
 Section 6.2.  Additional Conditions to Obligations of Parent and Sub..    27
 Section 6.3.  Additional Conditions to Obligations of the Company.....    28

                                  ARTICLE VII

                       Termination, Amendment and Waiver

 Section 7.1.  Termination.............................................    28
 Section 7.2.  Effect of Termination...................................    29
 Section 7.3.  Amendment...............................................    30
 Section 7.4.  Extension; Waiver.......................................    30
               Procedure for Termination, Amendment, Extension or
 Section 7.5.  Waiver..................................................    30

                                  ARTICLE VIII

                               General Provisions

 Section 8.1.  Nonsurvival of Representations and Warranties...........    30
 Section 8.2.  Notices.................................................    30
 Section 8.3.  Definitions.............................................    31
 Section 8.4.  Interpretation..........................................    31
 Section 8.5.  Counterparts............................................    31
 Section 8.6.  Entire Agreement; No Third-Party Beneficiaries..........    32
 Section 8.7.  Governing Law...........................................    32
 Section 8.8.  Assignment..............................................    32
 Section 8.9.  Enforcement.............................................    32
 Exhibit 5.10  FORM OF AFFILIATE LETTER

  Agreement and Plan of Merger, dated as of April 24, 1998, among DANAHER CORPORATION, a Delaware corporation ("Parent"), FALCON ACQUISITION CORP., a Washington corporation ("Sub") and a direct wholly owned subsidiary of Parent, and FLUKE CORPORATION, a Washington corporation (the "Company").

  Whereas, the respective Boards of Directors of Parent, Sub and the Company have approved the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Washington Business Corporation Act (the "BCA"), whereby each issued and outstanding share of Company Common Stock (as defined in Section 3.1(c)) other than shares to be canceled in accordance with Section 2.1(b), will be converted into the right to receive shares of common stock, par value $.01 per share, of Parent ("Parent Common Stock");

  Whereas, in connection with the execution of this Agreement, Parent and the Company are entering on the date hereof into a stock option agreement, with the Company as issuer and Parent as Grantee (the "Stock Option Agreement");

  Whereas, the Merger requires the approval of the holders of two-thirds of the votes which the outstanding shares of the Company Common Stock are entitled to cast on such matter voting as a single class (the "Company Stockholder Approval");

  Whereas, concurrently with the execution of this Agreement and as an inducement to Parent to enter into this Agreement, certain significant stockholders of the Company are entering into agreements with Parent (collectively, the "Stockholder Support Agreements") pursuant to which each such significant stockholder has, among other things, agreed to vote his shares of Company Common Stock in favor of the Merger;

  Whereas, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

  Whereas, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and (a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"); and

  Whereas, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling-of-interests";

  Now, Therefore, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                  The Merger

  Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the BCA, Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Company and of Sub in accordance with the BCA.

  Section 1.2. Closing. The closing of the Merger will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (the "Closing Date"), at the offices of Wachtell, Lipton, Rosen & Katz, New York, New York, unless another time, date or place is agreed to in writing by the parties hereto.

  Section 1.3. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file articles of merger or other appropriate documents (in any such case, the "Articles of Merger") executed in accordance with the relevant provisions of the BCA and shall make all other filings or recordings required under the BCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Washington Secretary of State, or at such other time as Sub and the Company shall agree should be specified in the Articles of Merger (the date and time of such filing, or such later date or time as may be set forth therein, being the "Effective Time").

  Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in Section 11.060 of the BCA.

  Section 1.5. Certificate of Incorporation and By-laws. (a) The certificate of incorporation of Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (except that such certificate of incorporation shall be amended at the Effective Time to provide that the name of the Surviving Corporation shall be "FLUKE CORPORATION"), until thereafter changed or amended as provided therein or by applicable law.

  (b) The by-laws of Sub as in effect at the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

  Section 1.6. Directors. The directors of Sub at the Effective Time shall continue as the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

  Section 1.7. Officers. The officers of the Company immediately prior to the Effective Time shall become the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                  ARTICLE II

               Effect of the Merger on the Capital Stock of the
              Constituent Corporations; Exchange of Certificates

  Section 2.1. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company, or the holders of any shares of Company Common Stock or any shares of capital stock of Sub:

    (a) Capital Stock of Sub. Each share of the capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one fully paid and nonassessable share of common stock of the Surviving Corporation.

    (b) Cancellation of Treasury Stock and Parent Owned Stock. Each share of Company Common Stock that is owned by the Company or by any subsidiary of the Company and each share of Company Common Stock that is owned by Parent, Sub or any other subsidiary of Parent immediately prior to the Effective Time shall automatically be canceled and retired without any conversion thereof and no consideration shall be delivered with respect thereto.

    (c) Conversion of Common Stock. Each share of Company Common Stock issued and outstanding as of the Effective Time, other than Dissenting Shares (as hereinafter defined) and shares to be canceled in accordance with Section 2.2(b), shall be converted, subject to Section 2.2 (e), into the right to receive 0.45239 (the "Exchange Ratio") of a share of Parent Common Stock. If, prior to the Effective Time, Parent should split or combine the Parent Common Stock, or pay a stock dividend or other stock distribution in Parent Common Stock, then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution. (Without limiting the foregoing, in the event the previously announced two-for-one stock split proposed by Parent is approved by the shareholders of Parent and effected prior to the Effective Time, the Exchange Ratio shall be equal to 0.90478.)

  As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the shares of Parent Common Stock into which such Company Common Stock was converted in the Merger. The holders of such certificates previously evidencing such shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock as of the Effective Time except as otherwise provided herein or by law. Such certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.2, without interest. No fractional share of Parent Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.2(e).

  Section 2.2. Exchange of Certificates. (a) Exchange Agent. Prior to the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent and as shall be reasonably satisfactory to the Company (the "Exchange Agent"), and as contemplated by such agreement, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent as of the Effective Time (or otherwise when requested by the Exchange Agent from time to time in order to effect any exchange pursuant to this Section 2.2), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II through the Exchange Agent, certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock (such certificates representing shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being collectively referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Stock contemplated to be issued pursuant to Section 2.1 out of the Exchange Fund. Except as contemplated by Section 2.2(e), the Exchange Fund shall not be used for any other purpose.

  (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") (other than Dissenting Shares), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in a customary form) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate evidencing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of the shares of Company Common Stock formerly evidenced by such Certificate (after taking into account all shares of Company Common Stock then held of record by such holder), cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate, accompanied by all documents required to evidence and effect such transfer, shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Certificate evidencing whole shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to
Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c). No interest will be paid or will accrue on any cash payable pursuant to Section 2.2(c) or 2.2(e).

  (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), in each case until the surrender of such Certificate in accordance with this Article
II. Subject to the effect of applicable escheat laws, following surrender of such Certificate, there shall be paid to the holder of the Certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

  (d) No Further Ownership Rights in Company Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.2(c) or 2.2(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and have not been paid prior to surrender. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registrations of transfers of shares of Company Common Stock thereafter on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, Parent or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

  (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

    (ii) As promptly as practicable following the Effective Time, Parent shall instruct the Exchange Agent to determine the excess of (x) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent pursuant to Section 2.2(a) over (y) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Certificates pursuant to Section 2.2(b) (such excess being herein called the "Excess Shares"). As soon after the Effective Time as practicable, the Exchange Agent, as agent for such holders of Certificates, shall sell the Excess Shares at the then prevailing prices on The New York State Exchange ("NYSE"), all in the manner provided in paragraph (iii) of this Section 2.2(e).

    (iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to such holders of Certificates, the Exchange Agent will hold such proceeds in trust for such holders of Certificates (the "Trust"). Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs of the Exchange Agent incurred in connection with such sale or sales of Excess Shares. In addition, Parent shall pay the Exchange Agent's compensation and expenses in connection with such sales. The Exchange Agent shall determine the portion of the Trust to which each holder of one or more Certificates shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Trust by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Certificates is entitled (after taking into account all shares of Company Common Stock held of record immediately prior to the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Certificates are entitled.

    (iv) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of Certificates subject to and in accordance with the terms of Section 2.2(c).

  (f) Termination of Exchange Fund and Trust. Any portion of the Exchange Fund and Trust that remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this
Article II shall thereafter look only to Parent for the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock to which they are entitled.

  (g) No Liability. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any holder of shares of Company Common Stock for any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund or the Trust delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  (h) Withholding Rights. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as Parent or the Exchange Agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding shall have been made by Parent or the Exchange Agent.

  (i) Investment of Exchange Fund and Trust. The Exchange Agent shall invest any cash included in the Exchange Fund and the Trust, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

  (j) Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who did not vote in favor of the adoption of this Agreement, who are entitled to demand the fair value of such shares of Company Common Stock under Sections
13.020 through 13.260 of the BCA, and who comply with all of the relevant provisions of such Sections (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive Parent Common Stock (unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their dissenters' rights under the BCA), but shall instead be entitled to all applicable dissenters' rights as are prescribed by the BCA. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such dissenters' rights, such holder's shares of Company Common Stock shall thereupon be converted into and become exchangeable for the right to receive, as of the Effective Time, Parent Common Stock, without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for payment for any Company Common Stock under Section 13.210 of the BCA, attempted withdrawals of such demands, and any other instruments served pursuant to the BCA and received by the Company relating to dissenters' rights, and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to the exercise of dissenters' rights under the BCA. The Company shall not, except with the prior written consent of the Parent, voluntarily make any payment with respect to any demands for payment for Company Common Stock under the BCA, offer to settle or settle any such demands or approve any withdrawal of any such demands.

                                  ARTICLE III

                        Representations and Warranties

  Section 3.1. Representations and Warranties of the Company. Except as disclosed by specific reference to the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Sub as follows:

    (a) Organization, Standing and Corporate Power. The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on the Company. The Company has made available to Parent complete and correct copies of its certificate of incorporation and by-laws and the certificates of incorporation and by-laws or other organizational documents of its Material Subsidiaries, in each case as amended to the date of this Agreement. For purposes of this Agreement, "Material Subsidiary" means each subsidiary of the Company designated as a Material Subsidiary in
  Schedule 3.1(b)(i) of the Company Disclosure Schedule.

    (b) Subsidiaries. Schedule 3.1(b)(i) of the Company Disclosure Schedule lists each subsidiary of the Company and its jurisdiction of incorporation or organization. All the outstanding shares of capital stock of each such subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another subsidiary of the Company or by the Company and another such subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except for the capital stock of its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

    (c) Capital Structure. The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, $.25 par value (the "Company Common Stock") and 2,000,000 shares of preferred stock, $.25 par value. At the close of business on April 22, 1998, (i) 18,275,747 shares of Company Common Stock and no shares of preferred stock were issued and outstanding,
  (ii) there were no shares of Company Common Stock held by the Company in its treasury and (iii) 2,907,019 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Stock Options (as defined in Section 5.4). Each share of Company Common Stock carries with it a common share purchase right (a "Right") issued pursuant to the Rights Agreement, dated as of July 11, 1988, and amended and restated on April 25, 1997, between the Company and Continental Stock Transfer and Trust Company, as Rights Agent (the "Rights Agreement"), which entitles the holder thereof to purchase, on the occurrence of certain events, Company Common Stock. Except as set forth above, at the close of business on April 22, 1998, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Since April 22, 1998, (x) no shares of Common Stock have been issued except pursuant to Stock Options outstanding on April 22, 1998, and (y) no new Stock Options have been issued. There are no outstanding stock appreciation rights of the Company which were not granted in tandem with a related Stock Option and no outstanding limited stock appreciation rights or other rights to redeem for cash options or warrants of the Company. All outstanding shares of capital stock of the Company are, and all shares which may be issued upon the exercise of Stock Options will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except for the Stock Options described above, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) of the Company or any of its subsidiaries. There are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues, earnings or financial performance of the Company or any of its subsidiaries or assets or calculated in accordance therewith (other than ordinary course commissions to sales representatives of the Company based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby) or to cause the Company or any of its subsidiaries to file a registration statement under the Securities Act of 1933 or which otherwise relate to the registration of any securities of the Company.

    (d) Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and the Stock Option Agreement and, subject to the Company Stockholder Approval, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the Company Stockholder Approval of this Agreement. The Company Stockholder Approval is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement and the transactions contemplated hereby. This Agreement and the Stock Option Agreement have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms. The execution and delivery of this Agreement and the Stock Option Agreement do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or require the consent of (or the giving of notice to) a third party with respect to, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of the Company or the comparable charter or organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, laws, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) or
  (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a material adverse effect on the Company, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or the Stock Option Agreement, or (z) prevent or materially delay the consummation of any of the transactions contemplated hereby or thereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement or the Stock Option Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or thereby, except for (i) the filing with the Federal Trade Commission and the Antitrust Division of the Department of Justice (the "Specified Agencies") of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"),
  (ii) the filing with the Securities and Exchange Commission (the "SEC") of
  (x) the Proxy Statement (as defined in Section 5.1) and (y) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby, (iii) the filing of the Articles of Merger with the Washington Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings, including under the laws of any foreign country in which the Company or any of its subsidiaries conducts any business or owns any property or assets, the failure of which to be obtained or made would not, individually or in the aggregate, have a material adverse effect on the Company or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement or the Stock Option Agreement.

    (e) SEC Documents; Financial Statements. Since January 1, 1995, the Company has filed with the SEC all required reports and forms and other documents (the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later-filed SEC Document filed and publicly available prior to the date of this Agreement, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the SEC Documents filed prior to the date of this Agreement (or, with respect to any future repetition of this representation, prior to the time of such repetition), and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the SEC Documents, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto.

    (f) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Form S-4 (as defined in Section 5.1(a)) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders' Meeting (as defined in Section 5.1(b)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided that the Company shall not be liable in damages for breach of this representation except to the extent the information which is the subject of such liability was provided in writing). The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

    (g) Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed prior to the date of this Agreement, since April 26, 1997 the Company has conducted its business only in the ordinary course consistent with prior practice, and there has not been (i) any material adverse change in the Company and its subsidiaries on a consolidated basis,
  (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (x) any granting by the Company or any of its subsidiaries to any officer or general manager of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the SEC Documents filed prior to the date of this Agreement (a list of all such employment agreements being set forth in Section 3.1(g) of the Company Disclosure Schedule), (y) any granting by the Company or any of its subsidiaries to any such officer or general manager of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the SEC Documents filed prior to the date of this Agreement, or (z) any entry into, or renewal or modification of, any employment, consulting, severance or termination agreement with any such officer or general manager by the Company or any of its subsidiaries, (v) any damage, destruction or loss, whether or not covered by insurance, that has or would reasonably be expected to have a material adverse effect on the Company, (vi) any change in accounting methods, principles or practices by the Company, except insofar as may have been required by a change in generally accepted accounting principles or
  (vii) any agreement to do any of the things described in the preceding clauses (i) through (vi).

    (h) Litigation. Except as disclosed in the SEC Documents filed prior to the date of this Agreement, there is no suit, action, investigation, audit or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries that, individually or in the aggregate, would reasonably be expected to (i) have a material adverse effect on the Company, (ii) impair in any material respect the ability of the Company to perform its obligations under this Agreement, or (iii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries having, or which is reasonably likely to have, any effect referred to in the foregoing clauses (i) through (iii).

    (i) Benefit Plans; ERISA Compliance. (i) For purposes of this Section 3.1(i), the following terms have the meanings set forth below:

      "Controlled Group Liability" means any and all liabilities (i) under Title IV of ERISA, (ii) under section 302 of ERISA, (iii) under sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Employee Benefit Plans.

      "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or
    Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

      An "Employee Benefit Plan" means any employee benefit plan, program, policy, practices, or other arrangement providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its subsidiaries or to which the Company or any of its subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of
    Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement.

      A "Plan" means any Employee Benefit Plan other than a Multiemployer
    Plan.

      A "Multiemployer Plan" means any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

      "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

    (ii) Schedule 3.1(i)(ii) of the Company Disclosure Schedule sets forth a true, complete and correct complete list of all material Employee Benefit Plans (the "Plan List").

    (iii) With respect to each Plan, the Company has delivered to Parent a true, correct and complete copy of: (A) each writing constituting a part of such Plan, including without limitation all plan documents, employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (B) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (C) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (D) the most recent annual financial report, if any; (E) the most recent actuarial report, if any; and (F) the most recent determination letter from the IRS, if any. Except as specifically provided in the foregoing documents delivered to Parent, there are no amendments to any Plan that have been adopted or approved nor has the Company or any of its subsidiaries undertaken to make any such amendments or to adopt or approve any new Plan.

    (iv) The Plan List identifies each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code ("Qualified Plans"). The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked, and there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust unless such circumstances or events could be cured without any material liability to the Company and its subsidiaries. The Plan List identifies each Plan which is intended to meet the requirements of Code Section 501(c)(9), and each such plan meets such requirements in all material respects and provides no disqualified benefits (as such term is defined in Code Section 4976(b).

    (v) All contributions required to be made to any Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company's most recent balance sheet included in the SEC Documents filed prior to the date hereof. Each Employee Benefit Plan that is an employee welfare benefit plan under
  Section 3(1) of ERISA is either (A) funded through an insurance company contract and is not a "welfare benefit fund" with the meaning of Section 419 of the Code or (B) unfunded.

    (vi) With respect to each Employee Benefit Plan, the Company and its subsidiaries have complied, and are now in compliance, in all material respects with all provisions of ERISA, the Code and all laws and regulations applicable to such Employee Benefit Plans and each Employee Benefit Plan has been administered in all material respects in accordance with its terms. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any material lien on the assets of the Company or any of its subsidiaries under ERISA or the Code.

    (vii) With respect to each Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (A) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (B) the fair market value of the assets of such Plan equals or exceeds the actuarial present value of all accrued benefits under such Plan (whether or not vested), based upon the actuarial assumptions used to prepare the most recent actuarial report for such Plan; (C) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this agreement will not result in the occurrence of any such reportable event; (D) all premiums to the Pension Benefit Guaranty Corporation have been timely paid in full; (E) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company; and (F) the PBGC has not instituted proceedings to terminate any such Plan and, to the Company's knowledge, no condition exists that presents a material risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Plan.

    (viii) No Employee Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"). None of the Company and its subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. None of the Company and its subsidiaries nor any ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full.

    (ix) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of the Company following the Closing. Without limiting the generality of the foregoing, neither the Company nor any ERISA Affiliate of the Company has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

    (x) Except as disclosed in the SEC Reports, the Company has no material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company.

    (xi) Except as set forth on Schedule 3.1(i)(xi) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its subsidiaries.

    (xii) None of the Company and its subsidiaries nor any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Employee Benefit Plans or their related trusts, the Company, any of its subsidiaries or any person that the Company or any of its subsidiaries has an obligation to indemnify, to any tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

    (xiii) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, or to Company's knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material liability of the Company or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan, any Plan or any participant in a Plan.

    (xiv) For purposes of this Section 3.1(i), the term "employee" shall be considered to include individuals rendering personal services to the Company as independent contractors.

    (j) Taxes. (i) Each of the Company and its subsidiaries has timely filed all Federal, state, local and foreign tax returns and reports required to be filed by it through the date hereof and shall timely file all such returns and reports required to be filed on or before the Effective Time. All such returns and reports are and will be true, complete and correct in all material respects. The Company and each of its subsidiaries has paid and discharged (or the Company has paid and discharged on its behalf) all taxes due from them, other than such taxes as are being contested in good faith by appropriate proceedings and are adequately reserved for on the most recent financial statements contained in the SEC Documents filed prior to the date of the

  Agreement. The most recent financial statements contained in the SEC Documents filed prior to the date of this Agreement properly reflect in accordance with generally accepted accounting principles all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

    (ii) No claim or deficiency for any taxes has been proposed, threatened, asserted or assessed by the IRS or any other taxing authority or agency against the Company, or any of its subsidiaries which, if resolved against the Company or any of its subsidiaries, would, individually or in the aggregate, have a material adverse effect upon the Company, and no requests for waivers of the time to assess any taxes are pending. The Federal income tax returns of the Company and each of its subsidiaries consolidated in such returns have been examined by and settled with the Internal Revenue Service for all years through fiscal year 1993. The fiscal year 1994 was closed after review and approval of the amended federal tax return. The Company has made available to Parent true and correct copies of all federal, state, local and foreign income tax returns, and state and local property and sales tax returns and any other tax returns filed by the Company or any of its subsidiaries for any of the taxable periods that remains open, as of the date hereof, for examination or assessment of tax.

    (iii) Neither the Company nor any of its subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Sections 368(a)(1)(A) and (a)(2)(E) of the Code.

    (iv) As used in this Agreement, "taxes" shall include all Federal, state, local and foreign income, property, sales, excise and other taxes, of any nature whatsoever (whether payable directly or by withholding), together with any interest and penalties, additions to tax or additional amounts imposed with respect thereto. Notwithstanding the definition of "subsidiary" set forth in Section 8.3 of this Agreement, for the purposes of this Section 3.1(k), references to the Company and each of its subsidiaries shall also include former subsidiaries of the Company for the periods during which any such corporations were included in the consolidated federal income tax return of the Company.

    (k) No Excess Parachute Payments. Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation
  Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(l) of the Code).

    (l) Labor Agreements. Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization and the Company does not know of any activity or proceeding of any labor organization (or representative thereof) to organize any such employees. The Company and its subsidiaries are not subject to any pending, or to the knowledge of the Company, threatened (i) material unfair labor practice, employment discrimination or other complaint, (ii) strike or lockout or material dispute, slowdown or work stoppage or (iii) material claim, suit, action or governmental investigation, in respect of which any director, officer, employee or agent of the Company or any of its subsidiaries is or may be entitled to claim indemnification from the Company or and subsidiary.

    (m) Compliance with Applicable Laws. (i) Each of the Company and its subsidiaries has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Company. Except as disclosed in the SEC Documents filed prior to the date of this Agreement, the Company and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for noncompliance which individually or in the aggregate would not have a material adverse effect on the Company.

    (ii) To the knowledge of the Company, the Company and each of its subsidiaries is, and has been, and each of the Company's former subsidiaries, while subsidiaries of the Company, was, in compliance in all material respects with all applicable Environmental Laws, except for noncompliance which individually or in the aggregate would not have a material adverse effect on the Company. The term "Environmental Laws" means any Federal, state, local or foreign statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, injunction or other authorization, including the requirement to register underground storage tanks, relating to: (A) emissions, discharges, releases or threatened releases of Hazardous Material (as hereinafter defined) into the environment, including, without limitation, into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly owned treatment works, septic systems or land; or (B) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material.

    (iii) During the period of ownership or operation by the Company and its subsidiaries of any of their respective current or previously owned or leased properties, there have been no releases of Hazardous Material in, on, under or affecting such properties or, to the knowledge of the Company, any surrounding site, except in each case for those which individually or in the aggregate are not reasonably likely to have a material adverse effect on the Company. Prior to the period of ownership or operation by the Company and its subsidiaries of any of their respective current or previously owned or leased properties, to the knowledge of the Company, no Hazardous Material was generated, treated, stored, disposed of, used, handled or manufactured at, or transported, shipped or disposed of from, such currently or previously owned or leased properties, and there were no releases of Hazardous Material in, on, under or affecting any such property or any surrounding site, except in each case for those which individually or in the aggregate are not reasonably likely to have a material adverse effect on the Company. The term "Hazardous Material" means (A) hazardous materials, contaminants, constituents, medical wastes, hazardous or infectious wastes and hazardous substances as those terms are defined in the following statutes and their implementing regulations: the Hazardous Materials Transportation Act, 49 U.S.C. (S) 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. (S) 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. (S) 9601 et seq., the Clean Water Act, 33 U.S.C. (S) 1251 et seq. and the Clean Air Act, 42 U.S.C. (S) 7401 et seq., (B) petroleum, including crude oil and any fractions thereof, (C) natural gas, synthetic gas and any mixtures thereof, (D) asbestos and/or asbestos-containing material, and (E) PCBs, or materials or fluids containing PCBs in excess of 50 ppm.

    (n) Contracts; Debt Instruments. Except as disclosed in Schedule 3.1(n) of the Company Disclosure Schedule, there is no contract or agreement that is material to the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole ("Material Contract"). Each Material Contract of the Company is valid and binding and in full force and effect, and neither the Company nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice, or both, would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture or lease, or any other Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for such failures to be valid and binding and for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the Company. Set forth in Section 3.1(n) of the Company Disclosure Schedule is a description of any material changes to the amount and terms of the indebtedness of the Company and its subsidiaries as described in the Company's Form 10-Q for the quarter ended January 23, 1998. The Company and its subsidiaries are not, and after the Effective Time neither the Surviving Corporation nor Parent will be (by reason of any agreement to which the Company is a party), subject to any noncompetition or similar restriction on their respective businesses

    (o) Title to Properties. (i) The Company and its subsidiaries have good and marketable title to, or valid leasehold interests in, all their material properties and assets except for such as are no longer used or useful in the conduct of their businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, individually or in the aggregate, would not have a material adverse effect on the Company.

      (ii) Each of the Company and its subsidiaries has complied with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such failures to comply or to be in full force and effect which would not, individually or in the aggregate, have a material adverse effect on the Company. Each of the Company and its subsidiaries enjoys peaceful and undisturbed possession under all such material leases, except for the failures to do so which would not, individually or in the aggregate, have a material adverse effect on the Company.

    (p) Intellectual Property. Except as would not, individually and in the aggregate, reasonably be expected to have a material adverse effect on the Company, (i) the Company and each of its subsidiaries owns, has the right to acquire or is licensed or otherwise has the right to use (in each case, free and clear of any liens or encumbrances of any kind), all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted or as currently proposed to be conducted,
  (ii) no claims are pending or, to the knowledge of the Company, threatened, that the Company or any of its subsidiaries is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property, and (iii) to the knowledge of the Company, no person is infringing on or otherwise violating any right of the Company or any of its subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its subsidiaries. For purposes of this Agreement, "Intellectual Property" shall mean patents, copyrights, trademarks (registered or unregistered), service marks, brand names, trade dress, trade names, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing; and trade secrets and rights in any jurisdiction to limit the use or disclosure thereof by any person.

    (q) Accounting Matters. Neither the Company nor, to its best knowledge, any of its affiliates has taken or agreed to take any action or has knowledge of any fact or circumstance relating to the Company that would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling-of-interests.

    (r) Opinion of Financial Advisor. The Company has received the opinion of Salomon Smith Barney, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, and a signed copy of such opinion has been delivered to Parent.

    (s) Brokers. No broker, investment banker, financial advisor or other person, other than Salomon Smith Barney, the fees and expenses of which have been disclosed to Parent and will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

    (t) State Takeover Statutes. The Company has taken all requisite action to render inapplicable to this Agreement, the Stock Option Agreement and the Stockholder Support Agreements and the transactions contemplated hereby and thereby the provisions of Sections 19.010 through 19.050 of the BCA and such action is effective at the date of this Agreement. To the best of the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or the Stock Option Agreement or any of the transactions contemplated by this Agreement, the Stock Option Agreement or the Stockholder Support Agreements.

    (u) Rights Agreement. The Company and the Company Board have authorized and taken all necessary action to enter into an amendment to the Rights Agreement (without redeeming the Rights) providing that (i) neither the execution or delivery of this Agreement, the Stock Option Agreement or the Stockholder Support Agreements nor the consummation of the transactions contemplated hereby or thereby, including the Merger, will (x) cause any Rights issued pursuant to the Rights Agreement to become exercisable or to separate from the stock certificates to which they are attached, (y) cause Parent, Sub or any of their Affiliates to be an Acquiring Person (as each such term is defined in the Rights Agreement), or (z) trigger other provisions of the Rights Agreement, including giving rise to a Distribution Date (as such term is defined in the Rights Agreement), and (ii) as of immediately prior to the Effective Time, neither the Company nor Parent will have any obligations under the Rights or the Rights Agreement and the holders of the Rights will have no rights under the Rights or the Rights Agreement, and such amendment shall be in full force and effect from and after the date hereof.

  Section 3.2. Representations and Warranties of Parent and Sub. Except as disclosed by specific reference to the Disclosure Schedule delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule"), Parent and Sub represent and warrant to the Company as follows:

    (a) Organization, Standing and Corporate Power. Each of Parent and each of its subsidiaries (including Sub) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and each of its subsidiaries (including Sub) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on Parent. Parent has delivered to the Company complete and correct copies of its certificate of incorporation and by-laws and the certificate of incorporation and by-laws of Sub, in each case as amended to the date of this Agreement.

    (b) Capital Structure. The authorized capital stock of Parent as of the date of this Agreement consists of 125,000,000 shares of Parent Common Stock and 15,000,000 shares of preferred stock, par value $.01 per share. At the close of business on April 22, 1998, (i) 58,560,370 shares of Parent Common Stock and no shares of preferred stock were issued and outstanding,
  (ii) 5,797,606 shares of Parent Common Stock were held by Parent in its treasury, and (iii) 1,367,176 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding employee stock options to purchase shares of Parent Common Stock. Except as set forth above, at the close of business on April 22, 1998 no shares of capital stock or other voting securities of the Parent were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Parent are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. Except as set forth above, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any of its Significant Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Significant Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or of any of its Significant Subsidiaries or obligating Parent or any of its Significant Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations of Parent or any of its Significant Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or its Significant Subsidiaries. As of the date of this Agreement, the authorized capital stock of Sub consists of 1,000 shares of common stock, par value $.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Liens. For purposes of this Agreement, "Significant Subsidiary" means any subsidiary that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.

    (c) Authority; Noncontravention. Parent and Sub have the requisite corporate power and authority to enter into this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option

  Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement and the Stock Option Agreement have been duly executed and delivered by Parent (and, in the case of this Agreement, Sub) and constitutes a valid and binding obligation of each such party, enforceable against each such party in accordance with their terms. The execution and delivery of this Agreement and the Stock Option Agreement do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or require the consent of (or the giving notice to) a third party with respect to, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of Parent or Sub or the comparable charter or organizational documents of any other subsidiary of Parent, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its subsidiaries or their respective properties or assets as of the date hereof, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) or
  (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a material adverse effect on Parent, (y) impair in any material respect the ability of Parent and Sub to perform their respective obligations under this Agreement or the Stock Option Agreement, or (z) prevent or materially delay the consummation of any of the transactions contemplated hereby or thereby. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by Parent or any of its subsidiaries in connection with the execution and delivery of this Agreement or the Stock Option Agreement or the consummation by Parent or Sub, as the case may be, of any of the transactions contemplated hereby or thereby, except for (i) the filing with the Specified Agencies of a premerger notification and report form under the HSR Act, (ii) the filing with the SEC of (x) the Form S-4 and (y) such reports under Sections 13(a), 13(d) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby, (iii) the filing of the Articles of Merger with the Washington Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings, including under
  (x) the laws of any foreign country in which the Company or any of its subsidiaries conducts any business or owns any property or assets or (y) the "takeover" or "blue sky" laws of various states, the failure of which to be obtained or made would not, individually, or in the aggregate, have a material adverse effect on Parent or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement or the stock Option Agreement.

    (d) SEC Documents; Financial Statements. Since January 1, 1995, Parent has filed with the SEC all required reports and forms and other documents (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later-filed Parent SEC Document filed and publicly available prior to the date of this Agreement, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments). Except as set forth in the Parent SEC Documents, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the Parent SEC Documents, neither Parent nor any of its subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be recognized or disclosed on a consolidated balance sheet of Parent and its consolidated subsidiaries or in the notes thereto.

    (e) Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in
  (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided that Parent shall not be liable in damages for breach of this representation except to the extent the information which is the subject of such liability was provided in writing). The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference in either the Form S-4 or the Proxy Statement based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

    (f) Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement, since January 1, 1998, Parent has conducted its business only in the ordinary course consistent with prior practice and there has not been (i) any material adverse change in Parent, (ii) except for regular quarterly cash dividends (in an amount determined in a manner consistent with Parent's past practice) with customary record and payment dates, any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to any of Parent's capital stock, (iii) any split, combination or reclassification of any of its capital stock (other than the previously announced stock split proposed by Parent) or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock,
  (iv) any damage, destruction or loss, whether or not covered by insurance, that has or would reasonably be expected to have a material adverse effect on Parent, (v) any change in accounting methods, principles or practices by Parent materially affecting its assets, liabilities or business except insofar as may have been required by a change in generally accepted accounting principles, or (vi) any agreement to do any of the things described in the preceding clauses (i) through (v).

    (g) Litigation. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement, as of the date of this Agreement there is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries that, individually or in the aggregate, would reasonably be expected to (i) have a material adverse effect on Parent, (ii) impair in any material respect the ability of Parent to perform its obligations under this Agreement, or (iii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its subsidiaries having, or which is reasonably likely to have, any effect referred to in the foregoing clauses (i) through (iii).

    (h) Compliance with Applicable Laws. (i) Each of Parent and its subsidiaries has in effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default individually or in the aggregate would not reasonably be expected to have a material adverse effect on Parent. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement, Parent and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for possible noncompliance which individually or in the aggregate would not have a material adverse effect on Parent.

    (ii) To the knowledge of Parent, Parent and each of its subsidiaries is, and has been, and each of Parent's former subsidiaries, while subsidiaries of Parent, was, in compliance in all material respects with all applicable Environmental Laws, except for possible noncompliance which individually or in the aggregate would not have a material adverse effect on Parent.

    (i) Accounting Matters; Tax Treatment. Neither Parent nor, to its best knowledge, any of its affiliates has taken or agreed to take any action or has knowledge of any fact or circumstance relating to Parent that would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling-of-interests. Neither Parent nor any of its subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Sections 368(a)(1)(A) and (a)(2)(E) of the Code.

    (j) Brokers. No broker, investment banker, financial advisor or other person, other than Merrill Lynch & Co., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

    (k) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                                  ARTICLE IV

                   Covenants Relating To Conduct Of Business

  Section 4.1. Conduct of Business. (a) Conduct of Business by the
Company. Between the date of this Agreement and the Effective Time, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course and use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except (a) as contemplated by this Agreement or (b) as set forth in Section 4.1(a) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its subsidiaries, without the prior written approval of Parent, to:

    (i) (A) declare, set aside or pay (whether in cash, stock, property, or otherwise) any dividends on, or make any other distributions in respect of, any of its capital stock, other than (x) the regular quarterly dividend declared by the Company with a record date of April 24, 1998 and (y) dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

    (ii) other than the issuance of Company Common Stock upon the exercise of Stock Options outstanding on the date of this Agreement in accordance with their present terms or in accordance with the present terms of any employment agreements existing on the date of this Agreement and described in Section 4.1(a) of the Company Disclosure Schedule, (A) issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, grant, sale, award, pledge or other encumbrance (including limitations in voting rights) or authorization of, any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, (B) amend or otherwise modify the terms of any such rights, warrants or options, or (C) accelerate the vesting of any of the Stock Options;

    (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents, or amend or take any other action with respect to the Rights Agreement or the Rights that is adverse to Parent;

    (iv) acquire or agree to acquire (for cash or shares of stock or otherwise) (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets except purchases of inventory in the ordinary course of business consistent with past practice;

    (v) mortgage or otherwise encumber or subject to any Lien, or sell, lease, exchange or otherwise dispose of any of, its properties or assets, except for sales of its properties or assets in the ordinary course of business consistent with past practice;

    (vi) (A) incur any indebtedness for borrowed money (including under existing credit facilities) or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for the incurrence of indebtedness to finance the Company's working capital needs which, in the aggregate, do not exceed $1,000,000 provided that the terms of any such indebtedness (including any prepayment penalty) shall be subject to the approval of Parent, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company;

    (vii) make or agree to make any new capital expenditures which, individually, exceed $250,000 or which, in the aggregate, exceed $2,000,000;

    (viii) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for Federal income tax purposes, except as may be required by applicable law;

    (ix) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the SEC Documents or incurred in the ordinary course of business consistent with past practice;

    (x) (A) increase the rate or terms of compensation payable or to become payable generally to any of the Company's directors, officers or employees,
  (B) pay or agree to pay any pension, retirement allowance or other employee benefit not provided for by any existing Pension Plan, Benefit Plan or employment agreement described in the SEC Documents filed prior to the date of this Agreement, (C) commit itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, continuation pay, termination pay, retirement or other employee benefit plan, agreement or arrangement, or increase the rate or terms of any employee plan or benefit arrangement, (D) enter into any employment agreement with or for the benefit of any person, or (E) increase the rate of compensation under or otherwise change the terms of any existing employment agreement; provided, however, that nothing in this clause (x) shall preclude payments under the terms of the existing incentive compensation plans of the Company in accordance with past practice;

    (xi) except in the ordinary course of business consistent with past practice, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material contract or agreement to which the Company or any subsidiary is a party or waive, release or assign any material rights or claims; or

    (xii) authorize any of, or commit or agree to take any of, the foregoing actions.

  (b) Conduct of Business by Parent. During the period from the date of this Agreement to the Effective Time, Parent shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course and use all reasonable efforts to preserve their relationships with customers, suppliers and others having business dealings with them; provided that the foregoing shall not prevent Parent or any of its subsidiaries from discontinuing or disposing of any part of its assets or business or from acquiring any assets or businesses or from entering into any financing transactions if such action is, in the judgment of Parent, desirable in the conduct of the business of Parent and its subsidiaries. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as (i) contemplated by this Agreement or (ii) as set forth in a writing delivered to the Company prior to the execution hereof, Parent shall not, and shall not permit any of its subsidiaries to:

    (i) (A) declare, set aside or pay (whether in cash or property) any dividends on, or make any other distributions in respect of, any capital stock other than dividends and distributions by any direct or indirect wholly owned subsidiary of Parent to its parent and except for regular quarterly cash dividends (in an amount determined in a manner consistent with Parent's past practice) declared by the Board of Directors of Parent with customary record and payment dates, (B) split, combine or reclassify any of its capital stock (other than the previously announced stock split proposed by Parent) or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Parent's capital stock or (C) purchase, redeem or otherwise acquire any shares of Parent Common Stock;

    (ii) amend its certificate of incorporation (except for the purpose of increasing its authorized capitalization), by-laws or other comparable charter or organizational documents in a manner which would reasonably be expected to be materially adverse to the stockholders of the Company; or

    (iii) authorize, or commit or agree to take any of, the foregoing actions.


  (c) Other Actions. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would result in
(i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality, becoming untrue or (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect.

  Section 4.2. No Solicitation. (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, (i) solicit or initiate, or encourage the submission of, any, Takeover Proposal (as such term is defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that prior to the Effective Time, to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by the Board of Directors after receipt of the advice of outside counsel, the Company may, (A) in response to an unsolicited request therefor, furnish information with respect to the Company to any person pursuant to a confidentiality agreement no less favorable to the Company than the Confidentiality Agreement (as defined in Section 5.2) and discuss such information and the terms of this Section 4.2 (but not the terms of any possible Takeover Proposal) with such person and (B) upon receipt by the Company of a Takeover Proposal, following delivery to Parent of the notice required pursuant to Section 4.2(c), participate in negotiations regarding such Takeover Proposal. For purposes of this Agreement, "Takeover Proposal") means any proposal or offer (whether or not in writing and whether or not delivered to the Company's shareholders generally) for an Alternative Transaction. An "Alternative Transaction" means a merger or other business combination involving the Company or any of its Material Subsidiaries or any acquisition in any manner, directly or indirectly, of any voting securities of, or in excess of 10% of the book value of the assets of, the Company or any of its Material Subsidiaries, or any other transaction that would involve the transfer or potential transfer of an interest in or control of the Company or any of its Material Subsidiaries, other than the transactions contemplated by this Agreement.

  (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify (other than a nonpublic proposal by a committee to the full Board), in a manner adverse to Parent or Sub, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend (other than a nonpublic proposal by a committee to the full Board), any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, in the event the Board of Directors of the Company receives a Takeover Proposal that, in the exercise of its fiduciary obligations (as determined in good faith by the Board of Directors after receipt of the written advice of outside counsel), it determines to be a Superior Proposal (as defined below), the Board of Directors may (subject to the following sentences) withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend any such Superior Proposal, enter into an agreement with respect to such Superior Proposal or terminate this Agreement, in each case at any time after the second business day following Parent's receipt of written notice (a "Notice of Superior Proposal") advising Parent that the Board of Directors has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. In addition, if the Company enters into an agreement with respect to any Takeover Proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to Parent the Termination Fee (as defined in Section 5.8(b)) and the Expense Fee (as defined in Section 5.8(b)) in accordance with Section 5.8(b). For purposes of this Agreement, a "Superior Proposal" means any bona fide Takeover Proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company, and otherwise on terms which the Board of Directors of the Company determines in its good faith reasonable judgment (after receipt of the written advice of a financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to the Company's stockholders than the Merger. Nothing contained herein shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise making any disclosures required by the fiduciary obligations of the Board of Directors of the Company that would not violate or be inconsistent with the Company's obligations under this Agreement.

  (c) In addition to the obligations of the Company set forth in paragraph
(b), the Company shall promptly advise Parent orally and in writing of any request for information or of any Takeover Proposal, or any inquiry with respect to or which could reasonably be expected to lead to any Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the person making any such Takeover Proposal or inquiry. The Company shall keep Parent informed on a current basis of the status and details of any such request, Takeover Proposal or inquiry.

                                   ARTICLE V

                             Additional Agreements

  Section 5.1. Preparation of Form S-4 and the Proxy Statement; Stockholders' Meeting. (a) As promptly as practicable after the execution of this Agreement,
(i) the Company shall prepare and file with the SEC a proxy statement relating to the meeting of the Company's stockholders to be held to obtain the Company Stockholder Approval, respectively (together with any amendments and supplements thereof or supplements thereto, the "Proxy Statement"), and (ii) Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Form S-4") in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Merger. Each of Parent and the Company shall use all reasonable efforts to cause the Form S-4 to become effective as promptly as practicable, and shall take all or any action required under any applicable Federal or state securities laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. Each of Parent and the Company shall furnish all information concerning itself to the other as the other may reasonably request in connection with such actions and the preparation of the Form S-4 and Proxy Statement. As promptly as practicable after the Form S-4 shall have become effective, the Company shall mail the Proxy Statement to its stockholders.

  (b) Stockholders' Meeting. As soon as practicable following the date of this Agreement, the Company shall call and hold a meeting of its stockholders (the "Company Stockholders' Meeting"), for the purpose of obtaining the Company Stockholder Approval. The Company shall use its reasonable efforts to solicit from its stockholders proxies, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by applicable law to obtain the Company Stockholder Approval and, through its Board of Directors, shall recommend to its stockholders the obtaining of the Company Stockholder Approval, except to the extent that the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger in accordance with the provisions of Section 4.2(b).

  Section 5.2. Access to Information; Confidentiality. Each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, afford to the other party, and to the officers, employees, accountants, counsel, financial advisers and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party, (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Except as required by law, each of the Company and Parent will hold, and will cause its respective officers, employees, accountants, counsel, financial advisers and other representatives and affiliates to hold, any confidential information in accordance with the Confidentiality Agreement dated April 2, 1998, between Parent and the Company (the "Confidentiality Agreement").

  Section 5.3. Reasonable Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including
(i) the making of all necessary registrations and filings (including filings with Governmental Entities, if any), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Each party shall promptly notify the other parties of any communication to that party from any Governmental Entity and permit the other parties to review in advance any proposed communications to any Governmental Entity. Parent and the Company shall not (and shall cause their respective affiliates and representatives not to) participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat. Subject to the Confidentiality Agreement, each of the parties hereto will coordinate and cooperate fully with the other parties hereto in exchanging such information and providing such assistance as such other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under the HSR Act or in connection with other required consents. Each of the Company and Parent agrees to respond promptly to and comply fully with any request for additional information or documents under the HSR Act. Subject to the Confidentiality Agreement, each party will provide the others with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, the Board of Directors of the Company shall not be prohibited from taking any action permitted by Section 4.2(b).

  (b) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants, or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

  Section 5.4. Stock Option Plans. The Company and Parent shall take all necessary action to provide that, at the Effective Time, all outstanding stock options to purchase shares of Company Common Stock ("Stock Options") heretofore granted under any stock option or stock appreciation rights plan, program or arrangement of the Company (collectively, the "Stock Option Plans") will be canceled and retired and shall cease to exist, and that each holder of a Stock Option, whether or not then exercisable, shall receive with respect to such Stock Option, without any action on the part of such holder, the number of whole shares of Parent Common Stock equal to (i) the Fair Value of such Stock Option (as defined below) divided by (ii) the Closing Parent Stock Price (as defined below), where: the "Fair Value of such Stock Option" is equal to the product of (x) the number of shares of Company Common Stock subject to such Stock Option and (y) the excess, if any, of (A) the product of the Exchange Ratio and the Closing Parent Stock Price over (B) the exercise price of such Stock Option; and the "Closing Parent Stock Price" means the average of the daily last sale prices of Parent Common Stock as reported on the NYSE Composite Transactions reporting system (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the ten consecutive full trading days ending at the close of trading on the trading day immediately preceding the Closing Date. The Company shall use its reasonable best efforts to receive any consents necessary to effectuate the foregoing. The Company represents and warrants that, under the terms of the Stock Option Plans and the Stock Options, following the Effective Time, no holder of a Stock Option or participant in any Stock Option Plan shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation.

  Section 5.5. Benefit Plans and Employee Matters. (a) Parent agrees that the Company will honor, and, from and after the Effective Time, Parent will cause the Surviving Corporation to honor, in accordance with their respective terms as in effect on the date hereof, the employment, severance and bonus agreements and arrangements to which the Company is a party which are set forth on Sections 3.1(i) and 5.5 of the Company Disclosure Schedule. Parent intends to continue the Fluke Corporation Supplemental Retirement Plan, the Fluke Corporation Executive Deferred Compensation Plan and the Fluke Corporation Pre-Retirement Death Benefit Plan following the Effective Time, subject to their terms.

  (b) Parent agrees that (i) for the period ending December 31, 1998, the Surviving Corporation shall continue the compensation and employee benefit and welfare plans and programs of the Company to the extent practicable as in effect on the date hereof, and (ii) thereafter the Surviving Corporation shall provide employees of the Company and its subsidiaries as a whole (A) compensation (including bonus and incentive awards) programs and plans and (B) employee benefit and welfare plans, programs, contracts, agreements and policies (including insurance and pension plans), fringe benefits and vacation policies which are substantially the same as or not materially less favorable in the aggregate to such employees than those generally in effect with respect to similarly situated employees of Parent.

  Section 5.6. Indemnification, Exculpation and Insurance. (a) The certificate of incorporation and the by-laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's certificate of incorporation and by-laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law. Parent shall guarantee the obligations of the Surviving Corporation with respect to the indemnification provisions contained in the Surviving Corporation's certificate of incorporation and by-laws.

  (b) For three years from the Effective Time, Parent shall maintain in effect directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent) (the "Indemnified Parties") on terms no less favorable than the terms of such current insurance coverage; provided, however, that in no event shall Parent be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by the Company for such insurance; and provided further that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

  (c) In the event Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.6.

  (d) This Section 5.6 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Parent, the Surviving Corporation and the Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

  Section 5.7. Letters of Accountants. (a) The Company shall use its reasonable efforts to cause to be delivered to Parent "comfort" letters of Ernst & Young LLP, the Company's independent public accountants, dated and delivered a date within two business days before the date on which the Form S-4 shall become effective and within two business days before the Closing Date, each addressed to Parent, in form and substance reasonably satisfactory to Parent and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

  (b) Parent shall use its reasonable efforts to cause to be delivered to the Company "comfort" letters of Arthur Andersen LLP, Parent's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and within two business days before the Closing Date, each addressed to the Company, in form and substance reasonably satisfactory to the Company and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

  Section 5.8. Fees and Expenses. (a) Except as provided in this Section 5.8, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

  (b) The Company shall pay, or cause to be paid, in same day funds to Parent upon demand an amount equal to (A) $17,000,000 (the "Termination Fee") plus
(B) Parent's aggregate Expenses (as hereinafter defined) not exceeding $3,000,000 (the "Expense Fee"):

    (i) if the Agreement is terminated pursuant to (A) Section 7.1(b) as a result of a material breach by the Company of its agreements set forth in
  Section 4.2(b) or 5.1(b), (B) Section 7.1(g)(i) or 7.1(g)(ii); or (C)
  Section 7.1(h); or

    (ii) if the Company enters into any agreement with respect to any Superior Proposal in accordance with Section 4.2(b); or

    (iii) if (A) the Agreement is terminated pursuant to Section 7.1(g)(iii) and (B) prior to such termination, any person or "group" acquiring beneficial ownership of more than 10% (excluding Fluke Capital and Management Company ("FCM") and ACM Asset Management, Inc. ("ICM")) of the outstanding shares of capital stock of the Company shall have refused or failed to deliver to Parent upon request a binding commitment reasonably satisfactory in form and substance to Parent to the effect that such acquisition is purely for investment purposes and that such person or the members of such "group" shall not take any action that may frustrate the transactions contemplated by this Agreement and (C) within one year after the date of such termination of the Agreement, the Company consummates an Alternative Transaction; provided, that the Company shall make a nonrefundable payment of $5,000,000 (which amount shall be credited to Termination Fee or the Expense Fee) upon the termination of the Agreement pursuant to Section 7.1(g)(iii); or

    (iv) if (A) the Agreement is terminated pursuant to Section 7.1(f) following a failure to obtain the Company Stockholder Approval and (B) at the time of the Company Stockholders' Meeting there existed a Takeover Proposal or a third party shall have indicated its intention to make a Takeover Proposal or shall have solicited proxies or consents in opposition to the Merger and (C) within one year after the date of such termination of the Agreement, the Company consummates an Alternative Transaction.

  (c) Limitation of Termination Fees. Notwithstanding anything herein or in the Stock Option Agreement to the contrary, the sum of (x) the amounts payable to Parent pursuant to Section 5.8(b) and (y) the value of the Stock Option Agreement to the holder or holders thereof (which for purposes of this Section 5.8(c) shall be the Option Repurchase Price (as defined in the Stock Option Agreement)) shall not exceed $20,000,000. If the sum of the amounts to which Parent would be entitled under Section 5.8(b) and the value of the Stock Option Agreement is greater than $20,000,000 in the aggregate on the date Parent would be entitled to demand payment of the Termination Fee, then the amount which the Company shall be obligated to pay Parent under Section 5.8(b) and the holder or holders (on a pro rata basis) of the Stock Option Agreement shall be limited to $20,000,000 and Parent shall indicate to the Company how such amount shall be allocated between the Termination Fee, the Expense Fee and the Option Repurchase Price.

  (d) The prevailing party in any legal action undertaken to enforce this Agreement or any provision hereof shall be entitled to recover from the other party the costs and expenses (including attorneys' and expert witness fees) incurred in connection with such action.

  Section 5.9. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

  Section 5.10. Affiliates; Accounting and Tax Treatment. (a) The Company shall (x) within 30 days after the date of this Agreement, deliver to Parent a letter identifying all persons who may be deemed affiliates of the Company under Rule 145 of the Securities Act or otherwise under applicable SEC accounting releases with respect to pooling-of-interests accounting treatment and (y) use its reasonable efforts to obtain from each such affiliate, by the thirtieth day prior to the Effective Time, a written agreement substantially in the form of Exhibit 5.10 hereto. The Company shall use its reasonable efforts to obtain such a written agreement as soon as practicable from any person who may be deemed to have become an affiliate of the Company, after the Company's delivery of the letter referred to above and prior to the Effective Time.

  (b) Each party hereto shall (i) use its reasonable efforts to cause the Merger to qualify, and shall not take any actions which such party knows or has reason to know could prevent the Merger from qualifying, for pooling-of-interests accounting treatment and as a reorganization under the provisions of
Section 368(a) of the Code and (ii) use its reasonable efforts to obtain the letters from the accountants referred to in Sections 6.2(e) and 6.3(d) and the opinions of counsel referred to in Section 6.3(c).

  (c) The Company shall (i) use its reasonable best efforts to secure the waiver of any limited stock appreciation rights or other rights to redeem for cash options or warrants of the Company by each holder thereof and (ii) subject to the prior consent of Parent, which shall not be unreasonably withheld, take such other actions as are necessary to cure any facts or circumstances that could prevent the Merger from qualifying for pooling-of-interests accounting treatment.

  (d) Parent shall publish results covering at least 30 days of combined operations of the Company and Parent within 45 calendar days of the end of Parent's fiscal quarter ending immediately following the Effective Time that includes such 30 days of combined operations.

  Section 5.11. State Takeover Laws. The Company shall, upon the request of Parent, take all reasonable steps to assist in any challenge by Parent to the validity or applicability to the transactions contemplated by this Agreement, the Stock Option Agreement or the Stockholder Support Agreements, including the Merger, of any state takeover law.

  Section 5.12. Coordination of Dividends. Parent and the Company shall coordinate with one another regarding the declaration or payment of dividends in respect of Parent Common Stock and Company Common Stock (including any partial quarterly dividends) and the record dates and payment dates relating thereto, it being the intention of Parent and the Company that any holder of Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to its shares of Company Common Stock and/or any shares of Parent Common Stock any such holder receives in exchange therefor pursuant to the Merger.

                                  ARTICLE VI

                             Conditions Precedent

  Section 6.1. Conditions to Each Party's Obligations to Effect the
Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

    (a) Stockholder Approvals. The Company Stockholder Approval shall have been obtained.

    (b) NYSE Listing. The shares of Parent Common Stock issuable to the Company's stockholders pursuant to this Agreement and under the Stock Option Plans shall have been approved for listing on the NYSE, subject to official notice of issuance.

    (c) No Injunctions; Litigation. No litigation brought by a Governmental Entity shall be pending, and no litigation shall be threatened by any Governmental Entity, which seeks to enjoin or prohibit the consummation of the Merger, and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

    (d) Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC.

    (e) HSR Act. The applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated.

    (f) Approvals. Other than the filing of merger documents in accordance with the BCA, all authorizations, consents, waivers, orders or approvals required to be obtained, and all filings, notices or declarations required to be made, by Parent, Sub and the Company prior to the consummation of the Merger and the transactions contemplated hereunder shall have been obtained from, and made with, all required Governmental Entities except for such authorizations, consents, waivers, orders, approvals, filings, notices or declarations the failure to obtain or make which would not have a material adverse effect, at or after the Effective Time, on the Company or Parent.

  Section 6.2. Additional Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are also subject to the following conditions:

    (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall, as of the Closing Date as though made on and as of the Closing Date, be true and correct except for such failures to be true and correct as could not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the Company or Parent (except that where any statement in a representation or warranty is expressly qualified by a material adverse effect, such statement shall be true and correct in all respects); provided that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date. Parent shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to such effect.

    (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Parent shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to that effect.

    (c) Consents Under Agreements. The Company shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the Merger under all loan or credit agreements, notes, mortgages, indentures, leases or other agreements or instruments to which it or any of its Material Subsidiaries is a party, except those for which failure to obtain such consents and approvals would not have a material adverse effect on the Company prior to or after the Effective Time or a material adverse effect on Parent after the Effective Time.

    (d) Tax Opinion. Parent shall have received the opinion of Wachtell, Lipton, Rosen & Katz, counsel to Parent, dated the date of the Proxy Statement, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated for Federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on the receipt of customary representation letters.

    (e) Pooling Letter. Parent shall have received from Arthur Andersen LLP, as independent auditors of Parent, on the date of the Proxy Statement and on the Closing Date, letters, in each case dated as of such respective dates, addressed to Parent, in form and substance reasonably acceptable to Parent and to the effect that the business combination to be effected by the Merger is required to be accounted for as a pooling-of-interests by Parent for purposes of its consolidated financial statements under generally accepted accounting principles and applicable SEC rules and regulations. No action shall have been taken by any Governmental Entity or any statute, rule, regulation or order enacted, promulgated or issued by any Governmental Entity, or any proposal made for any such action by any Governmental Entity which is reasonably likely to be put into effect, that would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling-of-interests. The conditions set forth in this Section 6.2(e) may not be waived by Parent without the Company's consent; provided that such consent shall not be withheld for any reason other than that such waiver would result in a material diminution in the value of the consideration to be received by holders of Company Common Stock in the Merger; and provided, further, that such consent shall not be required if the failure to satisfy the conditions set forth in this Section 6.2(e) resulted from any act or omission of the Company.

    (f) Affiliate Agreements. Parent shall have received from each person who may be deemed to be an affiliate of the Company (under Rule 145 of the Securities Act or otherwise under applicable SEC accounting releases with respect to pooling-of-interests accounting treatment) on or prior to the Closing Date a signed agreement substantially in the form of Exhibit 5.10 hereto.

    (g) Dissenting Shares. The number of Dissenting Shares shall not constitute more than 5% of the number of issued and outstanding shares of Company Common Stock.

  Section 6.3. Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the following conditions:

    (a) Representations and Warranties. Each of the representations and warranties of Parent contained in this Agreement shall, as of the Closing Date as though made on and as of the Closing Date, be true and correct, except for such failures to be true and correct as could not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Parent (except that where any statement in a representation or warranty is expressly qualified by a material adverse effect, such statement shall be true and correct in all respects); provided that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date. The Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Parent to such effect.

    (b) Agreements and Covenants. Parent shall have performed or complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Company shall have received a certificate the Chief Executive Officer and Chief Financial Officer of Parent to that effect.

    (c) Tax Opinion. The Company shall have received the opinion of Davis Wright Tremaine, counsel to the Company, dated the date of the Proxy Statement, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated for Federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on the receipt of customary representation letters.

                                  ARTICLE VII

                       Termination, Amendment and Waiver

  Section 7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

    (a) by mutual written consent of Parent and the Company;

    (b) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by October 31, 1998; provided that, in any case, a willful material breach which, to the extent it may be cured, is not cured within a reasonable time after notice thereof, shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 7.1(b);

    (c) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by October 31, 1998; provided that, in any case, a willful material breach which, to the extent it may be cured, is not cured within a reasonable time after notice thereof, shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 7.1(c);

    (d) by either Parent or the Company, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

    (e) by either Parent or the Company, if the Merger shall not have occurred by October 31, 1998 unless the failure to consummate the Merger is the result of a breach of a covenant set forth in this Agreement or a material breach of any representation, or warranty, covenant or agreement set forth in this Agreement by the party seeking to terminate this Agreement;

    (f) by either Parent or the Company, if upon a vote at a duly held Company Stockholders' Meeting or any adjournment thereof the Company Stockholder Approval shall not have been obtained;

    (g) by Parent, if (i) the Board of Directors of the Company shall withdraw, modify or change its recommendation of this Agreement or the Merger in any manner adverse to Parent, or the Company or any of its Material Subsidiaries shall have entered into an agreement with respect to any Alternative Transaction, or the Board of Directors of the Company shall have resolved or announced its intention to do any of the foregoing; (ii) the Board of Directors of the Company shall have recommended to the shareholders of the Company a Takeover Proposal, or shall have resolved or announced its intention to do so; or (iii) any person (other than Parent and its subsidiaries) shall have acquired beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, more than 10% of the then outstanding shares of capital stock of the Company; provided that existing interests of FCM and ICM shall not give rise to any termination right hereunder;

    (h) by the Company, in accordance with the provisions of Section 4.2(b);
  and

    (i) by the Company, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the two-day period commencing at the close of business on the fifth calendar day (the "Determination Date") prior to the date scheduled for the Company Stockholders' Meeting, if the average of the daily last sale prices of Parent Common Stock as reported on the NYSE Composite Transactions reporting system (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the fifteen consecutive full trading days ending at the close of trading on the Determination Date (the "Average Closing Price") shall be less than $63.88; subject, however, to the following four sentences. If the Company elects to exercise its termination right pursuant to this Section 7.1(i), it shall give prompt written notice to Parent; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned two-day period or during the two-day period specified below. During the two-day period commencing with its receipt of such notice, Parent may elect to increase the Exchange Ratio to equal a number equal to a quotient (rounded to five decimal points), the numerator of which is the product of $63.88 and the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price. If Parent makes an election contemplated by the preceding sentence within such two-day period, it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.1(i) and this Agreement shall remain in effect in accordance with its terms, except that any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 7.1(i). If Parent declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date hereof and the Determination Date, the prices for the Parent Common Stock shall be appropriately adjusted for the purposes of applying this Section 7.1(i).

  Section 7.2. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Section 3.1(s), 3.2(j), the last sentence of Section 5.2,
Section 5.8, this Section 7.2 and Article VIII and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

  Section 7.3. Amendment. This Agreement may be amended by the parties at any time before or after the Company Stockholder Approval; provided, however, that after the Company Stockholder Approval there shall not be made any amendment that by law requires further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

  Section 7.4. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing, signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

  Section 7.5. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to
Section 7.4 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                 ARTICLE VIII

                              General Provisions

  Section 8.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

  Section 8.2. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) or telecopy (with receipt acknowledged) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a) if to Parent or Sub, to

    Danaher Corporation
    1250 24th Street, N.W.
    Washington, D.C. 20037
    Facsimile: (202) 828-0860

    Attention: Patrick W. Allender

    with a copy to:

    Wachtell, Lipton, Rosen & Katz
    51 West 52nd Street
    New York, NY 10019
    Facsimile: (212) 403-2000

    Attention: Martin Lipton, Esq.

    and a copy to:

    Wilmer, Cutler & Pickering
    2445 M Street, N.W.
    Washington, DC 20037
    Facsimile: (202) 663-6363
    Attention: George P. Stamas, Esq.

  (b) if to the Company, to

    Fluke Corporation
    6920 Seaway Boulevard
    Everett, WA 98023
    Facsimile: (425) 356-5256
    Attention: Douglas McKnight

    with a copy to:

    Davis Wright Tremaine
    2600 Century Square
    1501 4th Avenue
    Seattle, WA 98101
    Facsimile: (206) 628-7699
    Attention: Francis Kareken, Esq.

  Section 8.3. Definitions. For purposes of this Agreement:

    (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

    (b) "material adverse change" or "material adverse effect" means, when used in connection with the Company or Parent, any changes or effects that is or would, individually or in the aggregate, reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of such party and its subsidiaries taken as a whole;

    (c) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

    (d) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first person.

    (e) Parent's "Expenses" shall mean all documented out-of-pocket fees and expenses incurred or paid by or on behalf of Parent in connection with or in contemplation of the Merger or the consummation of any of the transactions contemplated by this Agreement, including all fees and expenses of counsel, investment banking firms, accountants, experts and consultants to Parent.

  Section 8.4. Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" and "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

  Section 8.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

  Section 8.6. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and, except for the provisions of Article II and Section 5.6, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

  Section 8.7. Governing Law. Except for Article I which shall be governed and construed in accordance with the laws of the State of Washington, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

  Section 8.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

  Section 8.9. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the State of Delaware.

  IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

Attest:                                   Danaher Corporation

                                          By: /S/ Patrick W. Allender
                                          Name: Patrick W. Allender
                                          Title: Senior Vice President and
                                              Chief Financial Officer
                                          Falcon Acquisition Corp.

                                          By: /S/ Patrick W. Allender
                                          Name: Patrick W. Allender
                                          Title: President

                                          Fluke Corporation

                                          By: /S/ William G. Parzybok, Jr.
                                          Name: William G. Parzybok, Jr.
                                          Title: Chairman of the Board and
                                              Chief Executive Officer

                                                                   EXHIBIT 5.10

                           FORM OF AFFILIATE LETTER

Danaher Corporation
1250 24th Street, N.W.
Washington, D.C. 20037

Ladies and Gentlemen:

  I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of FLUKE CORPORATION, a Washington corporation (the "Company"), as the term "affiliate" is (i) defined within the meaning of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and/or (ii) used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Commission. Pursuant to the terms of the Agreement and Plan of Merger dated as of April 2, 1998 (the "Agreement"), among Danaher Corporation, a Delaware corporation ("Parent"), Falcon Acquisition Corp., a Washington corporation ("Sub"), and the Company, Sub will be merged with and into the Company (the "Merger").

  In connection with the Merger, I am entitled to receive shares of common stock, par value $.01 per share, of Parent (the "Parent Shares") in exchange for shares (or options for shares) owned by me of common stock of the Company (the "Company Shares").

  I represent, warrant and covenant to Parent that in the event I receive any Parent Shares as a result of the Merger:

    (a) I shall not make any sale, transfer or other disposition of the Parent Shares in violation of the Act or the Rules and Regulations.

    (b) I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Parent Shares, to the extent I felt necessary, with my counsel or counsel for the Company.

    (c) I have been advised that the issuance of Parent Shares to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, because I have been advised that, at the time the Merger is submitted for a vote of the stockholders of the Company, (a) I may be deemed to be an affiliate of the Company, and (b) other than as set forth in the Agreement, the distribution by me of the Parent Shares has not been registered under the Act, I will not sell, transfer, hedge, encumber or otherwise dispose of Parent Shares issued to me in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer or other disposition has been made pursuant to an effective registration statement under the Act, or (iii) in the opinion of counsel reasonably acceptable to Parent or as described in a "no-action" or interpretive letter from the Staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

    (d) I understand that Parent is under no obligation, other than as set forth in the Agreement, to register the sale, transfer or other disposition of the Parent Shares by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available solely as a result of the Merger.

    (e) I also understand that there will be placed on the Certificates for the Parent Shares issued to me, or any substitutions therefor, a legend stating in substance:

    THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE

  REGISTERED HOLDER HEREOF AND DANAHER CORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF DANAHER CORPORATION.

    (f) I also understand that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, Parent reserves the right to put the following legend on the certificates issued to my transferee:

    THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.

  It is understood and agreed that the legends set forth in paragraphs (e) and
(f) above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to Parent a copy of a letter from the staff of the Commission, or an opinion of counsel reasonably satisfactory to Parent in form and substance reasonably satisfactory to Parent, to the effect that such legend is not required for purposes of the Act.

  I further represent to, and covenant with, Parent that I will not, during the 30 days prior to the Effective Time (as defined in the Agreement), sell, transfer, hedge, encumber or otherwise dispose or reduce my rights with respect to of the Company Shares or shares of the capital stock of Parent that I may hold and, furthermore, that I will not sell, transfer, hedge, encumber or otherwise dispose of or reduce my rights with respect to Parent Shares received by me in the Merger or any other shares of the capital stock of Parent until after such time as results covering at least 30 days of combined operations of the Company and Parent have been published by Parent, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes such combined results of operations.

  Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                          Very truly yours,

                                          _____________________________________
                                          Name:

Accepted this    day of       1998, by

DANAHER CORPORATION

By __________________________________
 Name:
 Title:

                                                                        ANNEX B
[LETTERHEAD OF SALOMON SMITH BARNEY]

                                April 24, 1998

Board of Directors
Fluke Corporation
6920 Seaway Boulevard
Everett, Washington 98023

Ladies and Gentlemen:

  You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of shares (the "Shares") of common stock, par value $.25 per share (the "Company Common Stock"), of Fluke Corporation (the "Company") of the consideration to be received by such holders in the proposed acquisition of the Company by Danaher Corporation ("Danaher"), pursuant to an Agreement and Plan of Merger dated April 24, 1998 (the "Agreement"), among the Company, Danaher, and Falcon Acquisition Corp. ("Merger Sub").

  As more specifically set forth in the Agreement, and subject to the terms and conditions thereof, Merger Sub will merge (the "Proposed Merger") with and into the Company, and each issued and outstanding Share (other than Shares owned by Danaher, Merger Sub or the Company and shareholders who properly dissent from the Proposed Merger) will be converted in the Proposed Merger into the right to receive .45239 of a share of common stock, par value $.01 per share (the "Danaher Common Stock"), of Danaher, subject to adjustment to the right to receive .90478 of a share of Danaher Common Stock in the event that the previously announced two-for-one stock split proposed by Danaher is approved by the shareholders of Danaher.

  As you are aware, Salomon Brothers Inc, doing business as Salomon Smith Barney (collectively with all other entities doing business as Salomon Smith Barney, "Salomon Smith Barney"), is acting as financial advisor to the Company in connection with the Proposed Merger and will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Proposed Merger. Additionally, Salomon Smith Barney or its affiliates have previously rendered certain investment banking and financial advisory services to the Company and Danaher, for which we received customary compensation. In addition, in the ordinary course of business, Salomon Smith Barney may actively trade the securities of the Company and Danaher for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney and its affiliates (including Travelers Group Inc.) may have other business relationships with Danaher and the Company.

  In connection with rendering our opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) certain publicly available information concerning the Company, including the Annual Reports on Form 10-K of the Company for each of the years in the three-year period ended April 25, 1997; (iii) certain internal information, primarily financial in nature, including projections, concerning the business and operations of the Company, prepared by the Company's management and finished to us by the Company for purposes of our analysis; (iv) certain publicly available information concerning the trading of, and the trading market for, the Company Common Stock; (v) certain publicly available information concerning Danaher, including the Annual Reports on Form 10-K of Danaher for each of the years in the three-year period ended December 31, 1997; (vi) certain other information, primarily financial in nature, including projections, concerning the business and operations of Danaher, prepared by Danaher's management and furnished to us by Danaher for purposes of our analysis; (vii) certain publicly available information concerning the trading of, and the trading market for, the Danaher Common Stock; (viii) certain publicly available information with respect to certain other companies that we believe to be comparable to the Company or Danaher and the trading markets for certain of such other companies' securities; and (ix) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We also have considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant. We also have met with certain officers and employees of the Company and Danaher to discuss the foregoing as well as other matters we believe relevant to our inquiry.

  In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and have neither attempted independently to verify nor assumed any responsibility for verifying any of such information. With respect to financial projections and forecasts, we have been advised by the management of the Company and Danaher and have assumed that they were reasonably prepared and reflect the best currently available estimates and judgment of the Company's or Danaher's management, as the case may be, as to the future financial performance of the Company or Danaher, as the case may be, as we express no view with respect to such projections or forecasts or the assumptions on which they were based. We also have assumed the Proposed Merger will be consummated in a timely manner and in accordance with the terms of the Agreement. We have not conducted a physical inspection of any of the properties or facilities of the Company or Danaher, nor have we made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of such properties or facilities, nor have we been furnished with any such evaluations or appraisals.

  In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following:
(i) the historical and current financial position and results of operations of the Company and Danaher; (ii) the business prospects of the Company and Danaher; (iii) the historical and current market for the Company Common Stock, the Danaher Common Stock and for the equity securities of certain other companies that we believe to be comparable to the Company or Danaher; and (iv) the nature and terms of certain other acquisition transactions that we believe to be relevant. We have also taken into account our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuation generally. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof. Our opinion is, in any event, limited to the fairness, from a financial point of view, of the consideration to be received by the holders of Shares in the Proposed Merger and does not address the Company's underlying business decision to effect the Proposed Merger or constitute a recommendation to any holder of Shares as to how such holder should vote with respect to the Proposed Merger. Nor does our opinion constitute an opinion or imply any conclusion as to the price at which Danaher Common Stock will trade upon the public announcement or the consummation of the Proposed Merger.

  This opinion is intended solely for the benefit and use of the Company (including its management and directors) in considering the transaction to which it relates and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without the prior written consent of Salomon Smith Barney, except that this opinion may be reproduced in full in, and references to the opinion and to Salomon Smith Barney and its relationship with the Company (in each case in such form as Salomon Smith Barney shall approve) may be included in, the proxy statement the Company distributes to holders of Company Common Stock in connection with the Proposed Merger.

  Based upon and subject to the foregoing, it is our opinion as investment bankers that as of the date hereof, the consideration to be received by the holders of Shares in the Proposed Merger is fair, from a financial point of view, to such holders.
                                          Very truly yours,

                                          /s/ Salomon Smith Barney

                                          Salomon Smith Barney

                                                                        ANNEX C

                                CHAPTER 23B.13

                              DISSENTERS' RIGHTS

  23B.13.010 DEFINITIONS.--As used in this chapter:

    (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

    (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

    (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

    (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

    (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

    (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

    (7) "Shareholder" means the record shareholder or the beneficial shareholder.

  23B.13.020 RIGHT TO DISSENT.--(1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

    (a) Consummation of a plan of merger to which the corporation is a party
  (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

    (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

    (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

    (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

    (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

  (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

  (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

    (a) The proposed corporate action is abandoned or rescinded;

    (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

    (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation.

  23B.13.030 DISSENT OF NOMINEES AND BENEFICIAL OWNERS.--(1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

  (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

    (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent no later than the time the beneficial shareholder asserts dissenters' rights; and

    (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

  23B.13.200 NOTICE OF DISSENTERS' RIGHTS.--(1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

  (2) If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220.

  23B.13.210 NOTICE OF INTENT TO DEMAND PAYMENT.--(1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

  (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter.

  23B.13.220 DISSENTERS' NOTICE.--(1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

  (2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:

    (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

    (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

    (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

    (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

    (e) Be accompanied by a copy of this chapter.

  23B.13.230 DUTY TO DEMAND PAYMENT.--(1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

  (2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

  (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

  23B.13.240 SHARE RESTRICTIONS.--(1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

  (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

  23B.13.250 PAYMENT.--(1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

  (2) The payment must be accompanied by:

    (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

    (b) An explanation of how the corporation estimated the fair value of the shares;

    (c) An explanation of how the interest was calculated;

    (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

    (e) A copy of this chapter.

  23B.13.260 FAILURE TO TAKE ACTION.--(1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

  (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.

  23B.13.270 AFTER-ACQUIRED SHARES.--(1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

  (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

  23B.13.280 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.--
(1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

    (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

    (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

    (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

  (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

  23B.13.300 COURT ACTION.--(1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

  (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state were the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

  (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

  (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

  (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

  (6) Each dissenter made a party to the proceeding is entitled to judgment
(a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

  23B.13.310 COURT COSTS AND COUNSEL FEES.--(1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

  (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

    (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280;

    (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Chapter 23B.13 RCW.

  (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                               FLUKE CORPORATION

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

            For the Special Meeting of Stockholders - July 7, 1998


       The undersigned hereby appoints WILLIAM G. PARZYBOK, JR. and DAVID E. KATRI and each of them with full power of substitution, proxies of the undersigned at the Special Meeting of Stockholders of Fluke Corporation ("Fluke"), to be held in the Auditorium at the corporate headquarters of Fluke, 6920 Seaway Boulevard, Everett, Washington, on Tuesday, July 7, 1998 at 1:00 p.m., and at all adjournments or postponements thereof, and hereby authorizes them to represent and to vote all of the shares of the undersigned as fully as the undersigned could do if personally present. Said proxies are herein specifically authorized to vote the shares of Fluke which the undersigned is entitled to vote upon a proposal to approve the Agreement and Plan of Merger, dated April 24, 1998, among Danaher Corporation ("Danaher"), Falcon Acquisition Corp. and Fluke (the "Merger Agreement") pursuant to which Fluke will become a wholly-owned subsidiary of Danaher and to vote said shares upon such other matters as may properly come before the Meeting and any adjournment or postponement thereof, as the above named proxies shall determine.

       The shares represented by this Proxy will be voted or not voted on the matters set forth in accordance with the specifications indicated therein.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE   SEE REVERSE
                                                                   SIDE

1. Approval of the Merger Agreement. To approve the Merger Agreement pursuant to which Fluke will become a wholly-owned subsidiary of Danaher and all outstanding shares of Fluke common stock, par value $.25 per share, will be converted into shares of Danaher common stock, par value $.01 per share.

            [_] FOR             [_] AGAINST            [_] ABSTAIN

2. Other Business. To transact such other business as may properly come before the meeting and all adjournments or postponements thereof.

If no specification is made with respect hereto, such shares will be voted FOR approval of the Merger Agreement and either for or against such other matters as may properly come before the meeting or any adjournment or postponement thereof, as the above named proxies may determine.



                    Signature: ________________________  Date: _________________

                    Signature: ________________________  Date: _________________
                    Sign exactly as the name appears on your stock certificate. When signing as attorney, executor, administrator, guardian or corporate official, please give your full title as such.




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